Filed pursuant to Rule 424(b)(3)

Registration No. 333-284613

PROSPECTUS

Up to 5,281,134 Shares of Class A Common Stock Issuable Upon
Conversion of certain December Unsecured Notes

Up to 9,003,158 Shares of Class A Common Stock Issuable Upon
Conversion of the March Unsecured Notes
Up to 482,691 Shares of Class A Common Stock Issuable Upon Exercise of the March PA
Warrants
Up to 1,167,702 Shares of Class A Common Stock Issued to Vendors

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of (i) 5,281,134 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFAI” and such Class A common stock, the “Class A Common Stock”), issuable upon the conversion of certain unsecured convertible promissory notes (the “December Unsecured Notes”) issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of December 21, 2024 (the “December SPA”); (ii) 9,003,158 shares of Class A Common Stock, issuable upon the conversion of certain unsecured convertible promissory notes (the “March Unsecured Notes”) issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of March 21, 2025 (the “March SPA”); (iii) 482,691 shares of Class A Common Stock issuable upon the exercise of placement agent warrants to purchase up to 482,691 shares of Class A Common Stock (such warrants, the “March PA Warrants” and such shares of Class A Common Stock underlying the March PA Warrants, the “March PA Shares”) issued pursuant to that certain placement agency agreement dated as of March 21, 2025, by and between FFAI and Univest Securities, LLC (the “Placement Agent” and such agreement, the “March PAA”); (iv) 774,183 shares of Class A Common Stock (the “HSL Settlement Shares”) issued to HSL s.r.l., an Italian limited liability company (“HSL”), in settlement of amounts owed to it; and (v) 393,519 shares of Class A Common Stock (the “Envisage Settlement Shares” and together with the HSL Settlement Shares, the “Settlement Shares”) issued to Envisage Group Developments, Inc. USA, (“Envisage”), in settlement of amounts owed to it. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders are set forth in this prospectus under “Information Related to Offered Securities” and “Description of Securities.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the (i) December SPA, (ii) March SPA, (iii) the March PAA and (iv) certain Settlement and Release Agreements, as applicable, among us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares underlying the December Unsecured Notes (the “December SPA Shares”), the March Unsecured Notes (the “March SPA Shares”), the March PA Shares or the Settlement and Release Agreements. The Selling Securityholders may offer, sell or distribute all or a portion of their December SPA Shares, March SPA Shares, March PA Shares and Settlement Shares, as applicable, in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the December SPA Shares, the March SPA Shares, the March PA Shares or the Settlement Shares pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell December SPA Shares, March SPA Shares, March PA Shares and Settlement Shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of common stock held by FFAI stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Class A Common Stock and our public warrants (“Public Warrants”) are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFAI” and “FFAIW,” respectively. On May 14, 2025, the closing price of our Class A Common Stock was $1.15 per share and the closing price of our Public Warrants was $0.0307 per Public Warrant.

The shares of Class A Common Stock being offered pursuant to this prospectus are shares of Faraday Future Intelligent Electric Inc. (“FFAI”), a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFAI conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in our Class A Common Stock should be aware that they are purchasing equity solely in FFAI, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in PRC, which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offerings or be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFAI’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors – Risks Related to FF’s Operations in China.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 17 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2025.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to “FFAI” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFAI and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part.  References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination (as defined herein).

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the SPA Shares offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the Company’s ability to continue as a going concern and improve its liquidity and financial position;

●	the Company’s ability to pay its outstanding obligations;

●	the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements;

●	the Company’s limited operating history and the significant barriers to growth it faces;

●	the Company’s history of losses and expectation of continued losses;

●	the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs;

●	the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles;

●	the Company’s ability to cover future warrant claims;

●	the success of other competing manufacturers;

●	the performance and security of the Company’s vehicles;

●	current and potential litigation involving the Company;

●	the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company;

●	the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code;

●	the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage;

●	general economic and market conditions impacting demand for the Company’s products;

●	potential negative impacts of a reverse stock split;

●	potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results;

●	circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest;

●	risks related to the Company’s operations in China;

●	the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer;

●	the Company’s ability to develop and protect its technologies;

●	the Company’s ability to protect against cybersecurity risks; and

●	the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

Faraday Future Intelligent Electric Inc. is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Gardena, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles, including both the FF Series and the FX Series. The Company manufactures vehicles at its production facility in Hanford, California, known as “FF ieFactory California”. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China. In addition, the Company is in the process of establishing a vehicle assembly facility in the United Arab Emirates (“UAE”) to support sales of FF and FX vehicles and to expand the Company’s market presence in the UAE market.

Since its founding, the Company has developed innovations in technology and products, and followed a business model focused on users. The Company believes these innovations will help it set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Background

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among FFAI, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of FFAI (the “Business Combination”). Upon the consummation of the Business Combination, the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered FFAI’s accounting acquirer.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected on July 21, 2021 through the merger of Merger Sub with and into Legacy FF, with Legacy FF surviving as the surviving company and a wholly-owned subsidiary of FFAI. Upon closing the Business Combination, FFAI received $229.6 million in gross proceeds, of which FFAI received $206.4 million in cash, after payment of PSAC’s transaction costs related to the Business Combination and redemptions of $0.2 million. At the closing of the Business Combination, the outstanding Legacy FF Class A ordinary shares, par value $0.00001 per share, Legacy FF Class B ordinary shares, par value $0.00001 per share, Legacy FF Class A-1 preferred shares, par value $0.00001 per share, Legacy FF Class A-2 preferred shares, par value $0.00001 per share, Legacy FF Class A-3 preferred shares, par value $0.00001 per share and Legacy FF redeemable preferred shares, par value $0.00001 per share were cancelled and converted into a right to receive a pro rata portion of the 127.9 million shares of Class A Common Stock (13,323 shares of Class A Common Stock after giving effect to subsequent reverse stock splits), and the outstanding Legacy FF converting debt and certain other outstanding liabilities of Legacy FF were canceled and converted into the right to receive pro rata portions of approximately 24.5 million shares of Class A Common Stock (2,553 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) and the outstanding Legacy FF Class B preferred shares, par value $0.00001 per share were canceled and converted into the right to receive pro rata portions of approximately 64.0 million shares of Class B common stock (6,667 shares of Class B common stock after giving effect to subsequent reverse stock splits), par value $0.0001 per share, of FFAI (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Additionally, Legacy FF options and Legacy FF warrants that were outstanding immediately prior to the closing of the Business Combination (and by their terms did not terminate upon the closing of the Business Combination) remained outstanding and converted into the right to purchase pro rata portions of approximately 44.9 million shares of Class A Common Stock (4,678 shares of Class A Common Stock after giving effect to subsequent reverse stock splits). Holders of the Legacy FF shares issued and outstanding as of immediately prior to the closing of the Business Combination also have the contingent right to receive up to 25.0 million shares of Class A Common Stock (2,605 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) in two tranches upon the occurrence of certain stock price-based triggering events as set forth in the Merger Agreement (“Earnout Shares”).

On July 21, 2021, a number of purchasers (each, a “Subscriber”) purchased from FFAI an aggregate of 76.1 million shares of Class A Common Stock (7,928 shares of Class A Common Stock after giving effect to subsequent reverse stock splits) (the “PIPE Shares”), for a purchase price of $10.00 per share ($96,000 per share after giving effect to subsequent reverse stock splits) and an aggregate purchase price of $761.4 million, out of which FFAI received $692.4 million after payment of FFAI’s transaction costs of $69.0 million), pursuant to separate subscription agreements entered into effective as of January 27, 2021 (each, a “Subscription Agreement” and such investment in the PIPE Shares by the Subscribers collectively, the “Private Placement”). Pursuant to the Subscription Agreements, FFAI gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination.

Our shares of Class A Common Stock and our Public Warrants are currently listed on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

The rights of holders of our Common Stock are governed by our third amended and restated certificate of incorporation, as amended (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”). The Pre-existing SPA Notes were issued pursuant to the Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “Pre-existing SPA”), between FFAI and an institutional investor (“Investor”), the Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”), dated as of September 25, 2022, by and among FFAI, Senyun International Ltd., the Investor and RAAJJ Trading LLC (“RAAJJ”), the Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”), dated as of October 24, 2022, by and among the parties thereto, the Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”), dated as of November 8, 2022, by and among the parties thereto, the Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”), dated as of December 28, 2022, by and among FFAI, the Investor, and Senyun, the Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”), dated as of January 25, 2023, by and among FFAI, Senyun, the Investor and other purchasers, the Amendment No. 6 to the Pre-existing SPA (the “Sixth Amendment”), dated as of February 6, 2023, by and among FFAI, Senyun, FF Top Holding Ltd (“FF Top”), the Investor, Acuitas Capital, LLC (“Acuitas”) and other purchasers, the Amendment No. 7 to the Pre-existing SPA (the “Seventh Amendment”), dated as of March 23, 2023, by and among FFAI, Senyun, other purchasers, and the Amendment No. 8 to the Pre-existing SPA (the “Eighth Amendment”), dated as of May 9, 2023, by and among FFAI, Senyun, other purchasers. In addition to the Pre-existing SPA Notes, certain warrants were issued pursuant to the Pre-existing SPA and Joinder (the “Pre-existing SPA Warrants”). For more information, see the section entitled “Description of Securities.”

In July 2021, the Company and Palantir entered into a Master Subscription Agreement (“MSA”) that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.8 million in cash, the Company agreed to issue Palantir $2.4 million of Class A Common Stock by August 9, 2024, and $2.4 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Class A Common Stock.

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Original Secured Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Original Secured Notes, the “Original Notes”) that were issued pursuant to that certain Securities Purchase Agreement, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note (the “Conversion Price”), the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such notice of conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the accrued and unpaid interest, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) shall be extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

On August 29, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with certain noteholders (the “Holders”) who beneficially owned and held certain promissory notes (the “Streeterville Notes”) of the Company which were initially issued on August 4, 2023 (the “Initial Issuance Date”) and acquired by the Holders on May 17, 2024. Pursuant to the Exchange Agreement, the Company agreed to issue certain senior convertible notes (the “Exchange Notes”), in exchange for the surrender of the outstanding Streeterville Notes held by the Holders.

On September 5, 2024, the Company entered into certain securities purchase agreement (the “SPA”) with certain institutional investors as purchasers (the “Investors”). Pursuant to the SPA, the Company agreed to sell, and the Investors agreed to purchase, for approximately $30 million (collectively, the “Purchase Price”), of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain Secured Notes, Warrants and Incremental Warrants in two closings. The initial closing occurred on September 12, 2024 and the second closing occurred on September 30, 2024. On October 21, 2024 and November 26, 2024, the Company entered into two waivers with the Investors party thereto in connection with an extension of the deadline to file a registration statement registration statement registering for resale by the Investors of the shares of Class A Common Stock underlying the securities issued in such financing and an extension of the deadline to hold a meeting of the Company’s stockholders’ for the purpose of approving such financing in accordance with Nasdaq’s rules and regulations, respectively. On January 28, 2025, the Company entered into a letter agreement (the “September Letter Agreement”) with the Investors party thereto to provide the Investors a right to receive True-Up Shares (as defined below). Pursuant to September Letter Agreement, the Company agreed to issue to the Investors who convert any Secured Notes (the “Pre-Approval Conversion Amount”) at the Initial Conversion Price of $5.24 prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, a number of shares of Class A Common Stock (the “True-Up Shares”) equal to (a) the quotient of (1) the True-Up Conversion Amount divided by (2) the True-Up Conversion Price (as defined below) then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares (the “True-Up Date”); minus (b) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable Conversion Price as in effect on the applicable True-Up Date, and (ii) the greater of (x) the Floor Price and (y) the lowest of the five (5) VWAPs of the Class A Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the True-Up Date.

On December 21, 2024, the Company entered into the December SPA with certain institutional investors as purchasers (the “December Investors”). Pursuant to the December SPA, the Company agreed to sell, and the December Investors agreed to purchase, approximately $30 million, consisting of approximately $22.5 million in cash and approximately $7.5 million converted from a previous loan to the Company, of unsecured convertible promissory notes (the “December Unsecured Notes”), common stock purchase warrants (the “December Warrants”) and incremental note purchase warrants (the “December Incremental Warrants”) in multiple closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. V W Investment Holding Limited, one of the December Investors involved in the December Financing, is an independent investment fund with investors including FF Global Partners (“FFGP”).

On January 17, 2025, Faraday Future entered into a Settlement and Release Agreement with HSL to resolve outstanding claims with HSL. As part of the Settlement and Release Agreement, Faraday agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock (the “Compensated Shares”) to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the company may issue extra shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

On March 21, 2025 (the “Signing Date”), the Company entered into the March SPA (such financing, the “March Financing”) with certain institutional investors (the “March Investors”, and, together with the September Investors (defined below), December Investors, and the Holders, the “Noteholders”). Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four Closings (defined below), for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain senior unsecured convertible notes in an aggregate original principal amount of $41 million (the “March Unsecured Notes”), (ii) common stock purchase warrants (the “March Common Warrants”) to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29, the initial conversion price under the March Unsecured Notes, (iii) a number of shares of the Company’s newly designated Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), equal to the lesser of (A) the number of shares of Common Stock into which the Unsecured Notes issued at a Closing are convertible (the “March Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) incremental note purchase warrants (the “March Incremental Warrants”), exercisable for (A) senior unsecured convertible notes in the principal amount of March Unsecured Notes issued at a Closing and substantially in the form of the March Unsecured Notes (the “March Incremental Notes”), (B) March Common Warrants and (C) shares of Series B Preferred Stock. The first closing (the “First Closing”) occurred on April 4, 2025, the tenth (10th) business day after the Signing Date and the second closing (the “Second Closing”) was scheduled to occur on the tenth (10th) business day following the First Closing, but was delayed pending satisfaction of certain closing conditions in accordance with the terms of the March SPA. The third closing (the “Third Closing”) is expected to occur on the tenth (10th) business day following the later of (i) the effective date of the registration statement of which this prospectus forms a part and (ii) the date the Company receives its stockholder’s approval of the March Financing. The fourth closing (the “Fourth Closing” and together with the First Closing, the Second Closing and the Third Closing, each a “Closing” and, collectively, the “Closings”) is expected to occur on the tenth (10th) business day following the Third Closing. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. We have agreed with the Noteholders to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

On May 15, 2025, the Company entered into certain waiver and amendment agreement (the “SPA Waiver”) with the March Investors, pursuant to which the March Investors waived certain portions of Section 4.12(d) with respect to registration for resale of the shares of Common Stock issuable upon conversion or exercise, as applicable, of the March Unsecured Notes and March Common Warrants (including March Incremental Notes and March Common Warrants issuable upon exercise of the March Incremental Warrants) and amended Section 2(b)(ii) of the March SPA with respect to the timing of certain Closings, specifically, pursuant to the SPA Waiver, the March Investors agreed that (a) regarding the registration rights, the Company (i) is permitted to only register for resale by the Investors on the initial registration statement (the “Initial Registration Statement”) shares of Common Stock issuable upon conversion of the March Unsecured Notes issued at the first Closing, and (ii) is not required to register on the Initial Registration Statement any shares of Common Stock underlying (a) the March Common Warrants or (b) any March Unsecured Notes, March Common Warrants and March Incremental Warrants to be issued at subsequent Closings, provided, however, the Company agrees to use commercially reasonable efforts to file a subsequent registration statement to register (x) the unregistered portion of the Common Stock issuable upon conversion and exercise of March Unsecured Notes, March Common Warrants, and March Incremental Warrants, as applicable, for resale by a March Investor within forty-five (45) calendar days after the later of (1) the date on which the Initial Registration Statement is declared effective and (2) the date that such Investor so requests and (y) the shares of Common Stock underlying March Unsecured Notes, March Common Warrants and March Incremental Warrants issued at a subsequent Closing within forty-five (45) calendar days after the later of (A) the date on which the Initial Registration Statement is declared effective and (B) the date of such applicable subsequent Closing; (b) in the event that the closing price of the Common Stock is below $1.00 during such twenty (20) business day period, the applicable subsequent Closing shall occur within twenty (20) business days following the first (1st) trading day on which the closing price of the Common Stock is equal to or greater than $1.00. Accordingly, the second Closing will not occur prior to Friday, May 15, 2025, as previously required by the SPA; (c) the Company has the right, at its sole discretion, to reduce a portion of an Investor’s purchase price to be funded at any individual Closing (provided that the Company will not reduce a March Investor’s aggregate commitment amount).

On March 28, 2025, the Company entered into a Settlement and Release Agreement (the “Envisage Settlement and Release Agreement”) with Envisage to resolve an outstanding arbitration award to Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between the Company and Envisage. As part of the Envisage Settlement and Release Agreement, Faraday agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares, as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Recent Developments

From January 1, 2025, through the filing date, the Company achieved key operational and financing milestones. Below is a summary of significant events by category.

Strategic Operations and Product Development

●	In January 2025, the Company unveiled the FX Super One concept, an AI-powered MPV, expanding our FX lineup, which also includes the FX 5 and FX 6 targeting $20,000–$50,000 segments. The Company is targeting initial production by year-end 2025, contingent on funding.

●	In March 2025, the Company plans to launch its first FX vehicle by year-end 2025 with refundable orders starting in Q2. The Company benchmarked our second FX vehicle against the Toyota RAV4 and shipped two FX 6 prototypes to the U.S. for testing.

●	In March 2025, the Company hosted FF Open AI Day and unveiled its Personalized AI and Bespoke AI systems. These innovations are part of our All-AI Mobility Ecosystem. Personalized AI is designed to learn and adapt to user preferences across vehicle controls, comfort, and interaction styles. Bespoke AI delivers co-created, premium user interfaces and intelligent services tailored for luxury users, acting as a digital concierge. Both systems are built on large-model AI architecture and are planned for integration into the FF 91 and FX series.

●	In March 2025, Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. was incorporated in the State of Delaware as a subsidiary of the Company. This subsidiary focuses on the design and development of AI hybrid extended-range electric powertrain systems.

●	In April 2025, the Company initiated a comprehensive company-wide organizational and governance overhaul aimed at enhancing execution efficiency and value creation. The initiative, publicly launched through a company-wide town hall, was designed to eliminate historical inefficiencies, increase strategic clarity, and improve performance across operations, amid ongoing external uncertainty and market pressure.

●	In April 2025, FX CEO and team drove the FF 91 to Washington, D.C., for policy meetings with White House officials and showcased the FX Super One.

Capital Raising & Financing Agreements

●	In January 2025, the Company received $30 million in previously committed financing to support FF 91 deliveries and FX program development.

●	In March 2025, the Company disclosed that its total capital raised since September 2024 exceeded $100 million, with positive net cash flow reported for Q3 and Q4 2024.

Stock Exchange Compliance & Stockholder and Corporate Actions

●	In January 2025, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware. The Series A Certificate of Designation designated one share of our Preferred Stock as Series A Preferred Stock, and established and designated the preferences, rights and limitations thereof. The Series A Preferred Stock is not convertible into any other series of stock, but votes at a rate of 3,000,000,000 votes per share.

●	In January 2025, the Company issued one share of Series A Preferred Stock to our Global Co-CEO, Matthias Aydt for the purchase price of $100.00.

●	In March 2025, the Company formally changed its Nasdaq ticker symbol to 'FFAI' to reflect our company’s rebranding around AI mobility. This symbol change reinforced its strategic emphasis on integrating artificial intelligence into its product and business ecosystem.

●	In April 2025, the Company confirmed that it will not pursue a reverse stock split unless required to maintain Nasdaq compliance.

Corporate Governance

●	In February 2025, the consolidated class action lawsuit filed in Delaware was dismissed with prejudice, resolving all litigation of this type.

●	In March 2025, Jerry Wang was promoted to President of the Company. At the time, he reported to the sole Global CEO. Following the April 2025 appointment of Yueting Jia as Global Co-CEO (see below), Mr. Wang now reports to both Global Co-CEOs as part of the Company’s current dual-CEO leadership structure. His role continues to focus on overseeing day-to-day business operations and driving alignment across global functions.

●	In April 2025, Yueting Jia, the Company’s founder, was promoted to Global Co-Chief Executive Officer (“Global Co-CEO”). Mr. Jia will co-lead the Company alongside Matthias Aydt, its other Global Co-CEO, with a focus on advancing user ecosystem development, supply chain management, EV R&D, finance, legal, and its China and Middle East operations. The appointment aligns with its broader strategic initiatives to enhance execution efficiency, strengthen its AI mobility leadership, and drive long-term shareholder value.

●	In April 2025, the Company confirmed that it will not pursue a reverse stock split unless required to maintain Nasdaq compliance.

PRC Subsidiaries

FFAI is a holding company incorporated in the State of Delaware. “FF U.S.”, FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries.” A complete list of our subsidiaries is set forth in Exhibit 21.1 to this Registration Statement on Form S-1. As of December 31, 2024, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC.

The organizational chart below shows FFAI’s operating subsidiaries* as of the date hereof:

Faraday Future Intelligent Electric Inc.
(US-DE)
FF Intelligent Mobility Global Holdings Ltd., f/k/a Smart King Ltd. (Cayman)
Smart Technology Holdings Ltd. (Cayman)
LeSEE Auto Technology (Beijing) Co., Ltd.
乐视汽车科技（北京）有限公司
FF Hong Kong Holding Limited
法法香港控股有限公司
FF Europe GmbH
(Germany)
FF Inc. (US-CA)
Faraday X aiEV Inc.
(US-DE)
0.67%
99.33%
FF Automotive (China) Co., Ltd.
法法汽车（中国）有限公司
Faraday & Future Netherlands B.V.
Faraday&Future Inc. (US-CA)
FF Manufacturing LLC
(US-DE)
Eagle Prop Holdco LLC
(US-DE)
FF Sales Americas, LLC (US-DE)
99.8%
LeSEE Automotive (Beijing) Co., Ltd.
乐视汽车（北京）有限公司
Ruiyu Automotive (Beijing) Co., Ltd.
睿驭汽车（北京）有限公司
Shanghai Faran Automotive Technology Co., Ltd.
上海法再汽车技术有限公司
Faraday SPE, LLC
(US-CA)
FF Equipment LLC
(US-DE)
FF ECO Sales Company, LLC
(US-DE)

* All ownership interests for the Operating Entities are 100% unless otherwise indicated.

Supply Chain Exposure and Tariff Risk

As of March 31, 2025, a significant portion of the Company’s direct material purchases were sourced from suppliers based in China. This concentration presents an ongoing risk given elevated U.S. import tariffs on electric vehicle components. While the Company’s cost of goods sold was not materially affected for the three months ended March 31, 2025, due to limited production volume and the use of existing inventory, continued reliance on China-based sourcing may result in higher input costs and materially impact the Company’s cost structure as production scales.

Regulatory Risks Related to Operations in the People’s Republic of China

The Company’s current operations and planned expansion in the People’s Republic of China (“PRC”) are subject to evolving regulatory and governmental oversight. In recent years, the Chinese government has introduced new policies and restrictions affecting business operations, securities offerings, cybersecurity, and anti-monopoly enforcement. These regulatory changes may limit its ability to expand in China, attract foreign investment, or maintain its listing on a U.S. stock exchange.

Additionally, the Chinese government retains broad authority to intervene in or influence the operations of the Company’s PRC Subsidiaries, which could result in material changes to the Company’s business, financial condition, or the value of its Class A Common Stock and warrants. For further details on these risks, see “Risk Factors – Risks Related to our Operations in China.”

How Cash is Transferred Through Our Corporate Organization

The PRC has currency and capital transfer regulations that require the Company to comply with certain requirements for the movement of capital in and out of the PRC. The Company is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing the Company’s capital investment in the PRC Subsidiaries). The Company may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manner:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. The Company notes Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loans to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2024 and 2023, FF U.S. extended loans in an aggregated amount of $8.0 million and $8.0 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. The Company will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of December 31, 2024, the Company’s only operating subsidiaries in China (including Hong Kong) were FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to any non-Chinese entity, including by way of dividends. The Company does not currently plan or anticipate transferring cash or other assets from its operations in China to any non-Chinese entity.

Capital contributions to PRC companies are governed by the revised Company Law of the PRC (effective July 1, 2024) and the Foreign Investment Law. The PRC imposes capital contribution timing requirements and dividend distribution restrictions on PRC Subsidiaries when remitting payments outside of China. Under PRC law, the Company’s PRC Subsidiaries may distribute dividends only from net profits, as determined under PRC Generally Accepted Accounting Principles (“PRC GAAP”), and only after statutory reserve allocations and prior-year loss recoveries. The Company’s operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFAI. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors–Risks Related to FF’s Operations in China–FFAI is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFAI may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFAI could restrict FFAI’s ability to satisfy its liquidity requirements and have a material adverse effect on FFAI’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As the Company’s operations in the PRC expand, its PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of December 31, 2024, its PRC Subsidiaries held all necessary business licenses and approvals, and no applications for required permits have been denied. However, PRC regulators continue to impose evolving licensing requirements, particularly in the electric vehicle sector, which may affect future compliance obligations. See “Risk Factors–Risks Related to our Operations in China–We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by the Company’s PRC Subsidiaries” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with our previous offerings or listing. We do not and immediately prior to the filing of this Registration Statement on Form S-1, possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of December 31, 2024, after consulting our PRC counsel, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities for our previous offering or listing, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings that are conducted overseas and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors–Risks Related to FF’s Operations in China–The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors–Risks Related to FF’s Operations in China–We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Additional Information

FF’s principal executive office is located at 18455 S. Figueroa Street, Gardena, CA 90248 (telephone number (424) 276-7616). The Company’s website is located at www.ff.com and its investor relations website is located at investors.ff.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by the Selling Securityholders	Up to (i) Up to 5,281,134 Shares of Class A Common Stock issuable upon conversion of certain December Unsecured Notes; (ii) 9,003,158 shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes; (iii) 482,691 shares of Class A Common Stock issuable upon exercise of the March PA Warrants; and (iv) 1,167,702 shares of Class A Common Stock issued to certain vendors.

Shares of Class A Common Stock outstanding prior to exercise of all outstanding warrants and options and conversion of all outstanding convertible notes	98,574,670 shares of Class A Common Stock (as of May 5, 2025).

Shares of Class A Common Stock outstanding assuming the issuance of shares to be registered under this registration statement	113,341,653 shares of Class A Common Stock (based on total shares outstanding as of May 5, 2025).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. However, we may receive proceeds from the cash exercise of the March PA Warrants, which, if exercised in cash at the current exercise price with respect to all March PA Warrants, would result in gross proceeds to us of approximately $747,206. The proceeds from such March PA Warrant exercises, if any, will be used for working capital and general corporate purposes.

Market for Class A Common Stock and Public Warrants	Our shares of Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

INFORMATION RELATED TO OFFERED SECURITIES

5,281,134 shares of Class A Common Stock underlying certain December Unsecured Notes at a conversion price of $1.16 per share, or, alternatively under certain conditions described therein, at the minimum floor price of $1.048 per share. 9,003,158 shares of Class A Common Stock underlying the March Unsecured Notes at a conversion price of $1.29 per share, or, alternatively under certain conditions described therein, at the minimum floor price of $1.048 per share. 482,691 shares of Class A Common Stock issuable upon exercise of March PA Warrants, at an exercise price of $1.548 per share, or alternatively under certain conditions described therein, at the minimum floor price of $1.048 per share. 1,167,702 shares of Class A Common Stock issued to the vendors in settlement of amounts owed to them, which, in aggregate, represents a total of 15,934,685 shares of Class A Common Stock of the Company.

The following table includes information relating to the shares of Class A Common Stock offered hereby, including the purchase price each Selling Securityholder paid for its securities and the potential profit relating to such securities (as of May 5, 2025).

Offered Shares	Number of Shares	Exercise Price/ Conversion Price, As Applicable ($)	Effective Purchase Price Per Share ($)	Potential Profit per Share ($)(8)	Total Potential Profit ($)(8)
Shares of Class A Common Stock issuable upon conversion of certain December Unsecured Notes (1)(4)	5,281,134	1.048	-	$0.072	$380,241.65
Shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes (2)(5)	9,003,158	1.048	-	$0.072	$648,227.38
Shares of Class A Common Stock issuable upon exercise of the march PA Warrants (3)(5)	482,691	1.048	-	$0.072	$34,753.75
Shares of Class A Common Stock issued to HSL(6)	774,183	1.53	-	$(0.41)	$(317,415.03)
Shares of Class A Common Stock issued to Envisage (7)	393,519	1.08	-	$0.04	$15,740.76

(1)	Includes 5,281,134 shares of Class A Common Stock issuable upon conversion of certain December Unsecured Notes.

(2)	Includes 9,003,158 shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes.

(3)	Includes 482,691 shares of Class A Common Stock issuable upon conversion of the March PA Warrants.

(4)	On December 21, 2024, the Company entered into the December SPA with the December Investors. Pursuant to the December SPA, the Company agreed to sell, and the December Investors agreed to purchase, for approximately $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from previous loans to the Company, certain December Unsecured Notes, December Warrants, December Incremental Warrants and unsecured convertible notes issuable upon exercise of the December Incremental Warrants (the “December Incremental Notes”) in one or more closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the December Unsecured Notes.

December Unsecured Notes

Maturity Date; Interest.

Pursuant to the December Unsecured Notes, interest commenced accruing on the issuance date thereof at the interest rate of 10% per annum and is computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and the Maturity Date being an “Interest Date”).

Interest is payable to noteholders on each Interest Date in shares of Class A Common Stock; provided, however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and Common Stock. Prior to the payment of Interest on an Interest Date, interest on the December Unsecured Notes accrues at the Interest Rate and is payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the December Unsecured Notes is automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the unpaid interest as calculated at such increased rate during the continuance of such default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date such default is cured.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the December Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion - Conversion at Option of Holder

Each noteholder may convert all, or any part, of the outstanding principal of the December Unsecured Notes, at any time at such holder’s option, into Class A Common Stock at a conversion price per share of $1.16 (the “Initial Conversion Price”), subject to adjustment under certain circumstances described in the December Unsecured Notes.

Adjustments

If on the day(s) on which (i) a registration statement registering for resale by the December Investors the Class A Common Stock issuable upon exercise of the December Warrants and conversion of the December Unsecured Notes and December Incremental Notes (the “Resale Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”) and (ii) the Company files with the Secretary of State of the State of Delaware an amendment to its Third Amended and Restated Certificate of Incorporation such that the Company has enough authorized and unissued Common Stock available for conversion in full of the December Unsecured Notes and December Incremental Notes at the Initial Conversion Price and the exercise in full of the December Warrants at the Initial Exercise Price (the “Authorized Share Adjustment Event” and, together with the Registration Adjustment Event, each an “Adjustment Event”, and the day on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price of the Common Stock on the Trading Day ended immediately prior to such Adjustment Date (each, an “Adjustment Price” and, collectively, the “Adjustment Prices”), on any such Adjustment Date, the Conversion Price shall automatically lower to the Adjustment Price.

Floor Price

The Floor Price of the December Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by the Nasdaq Capital Market (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the December Unsecured Notes, at any time at such noteholder’s option, into Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

○	the Floor Price; and

○	the lowest volume weighted average price of the Common Stock during the five consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of a December Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with the rules and regulations of the Nasdaq, a maximum of 3,260,603 shares of Common Stock (19.99% of the outstanding shares of Common Stock on August 29, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the December Unsecured Notes. On March 10, 2025, the Company obtained the approval of its stockholders in connection with the December Financing.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the December Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Class A Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Class A Common Stock underlying the December Unsecured Notes. The equity value of Class A Common Stock underlying the December Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company shall immediately redeem in cash all amounts due under the December Unsecured Notes at 25% premium unless the noteholder waives such right to receive such payment.

Registration Rights

The Company agreed to file a Resale Registration Statement with the Securities and Exchange Commission, or SEC, (i) with respect to the initial closing, within 45 calendar days of the date of the initial closing date or as soon as practicable thereafter and (ii) with respect to any subsequent closings, within 45 calendar days after the later of (A) the date on which the most recently filed Resale Registration Statement becomes effective and the prospectus contained therein is available for use and (B) the applicable closing date (each such date, a “Registration Trigger Date”), and, in each case, seek effectiveness within 90 days following the initial closing date or the applicable Registration Trigger Date, and keep such Resale Registration Statements effective at all times until no December Investors owns any December Unsecured Notes, December Warrants or December Incremental Warrants or shares of Class A Common Stock issuable upon exercise thereof.

(5)	On the Signing Date, the Company entered into the March SPA with the March Investors. Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four Closings, for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) March Unsecured Notes in an aggregate original principal amount of $41 million, (ii) March Common Warrants to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29, the initial conversion price under the March Unsecured Notes, (iii) a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of March Conversion Shares and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) March Incremental Warrants, exercisable for (A) the March Incremental Notes, (B) March Common Warrants and (C) shares of Series B Preferred Stock. The First Closing was completed on April 4, 2025 and the second closing was scheduled to occur on the tenth (10th) business day following the First Closing, but was delayed pending the satisfaction of certain closing conditions in accordance with the terms of the March SPA. The Third Closing is expected to occur on the tenth (10th) business day following the later of (i) the effective date of the registration statement of which this prospectus forms a part; and (ii) the approval of the Company’s stockholders of the March Financing. The Fourth Closing is expected to occur on the tenth (10th) business day following the Third Closing. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. The March Unsecured Notes, the March Common Warrants, the March Incremental Warrants, the March Incremental Notes, the shares of Class A Common Stock issuable upon exercise of the March Common Warrants, the shares of Class A Common Stock issuable pursuant to the terms of the March Unsecured Notes and the March Incremental Notes and shares of Series B Preferred Stock are collectively referred to as the “Securities”. We have agreed with the Noteholders to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

Placement Agency Agreement and Placement Agent Warrants

Univest Securities, LLC acted as the sole placement agent in connection with the transaction (the “Placement Agent”). Pursuant to the March PAA, the Company has agreed to pay the Placement Agent a Cash Fee equal to 8% (the “Cash Fee”) of the gross proceeds received by the Company from the sale of the Securities at each Closing and upon each closing upon the exercise of any March Incremental Warrants, to March Investors introduced to the Company by the Placement Agent (the “PA Investors”) or 4% of the gross proceeds received by the Company from the sale of the Securities to all other March Investors. At each Closing or each closing upon the exercise of any March Incremental Warrants, the Company has agreed to issue to the Placement Agent March PA Warrants exercisable for a number of shares of Common Stock equal to 7% of the aggregate number of shares of Common Stock issuable upon conversion of the March Unsecured Notes or the March Incremental Notes, respectively, issued by the Company to March Investors at the applicable closing.

The March PA Warrants have a term of five (5) years from the issuance date. The March PA Warrants are substantially similar to the March Common Warrants. The March PA Warrants issued at each Closing have an exercise price equal to $1.548 per share and the March PA Warrants issued upon the closing of the exercise of March Incremental Warrants by the PA Investors will have an exercise price equal to 120% of the closing price of the Class A Common Stock on the trading day prior to the date of such closing, subject to adjustment under certain circumstances described in the March PA Warrants.

March Unsecured Notes

Maturity Date; Interest.

Pursuant to the March Unsecured Notes, interest commences accruing on the Issuance Date at the interest rate of 10% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the March Unsecured Notes) with respect to the Conversion Amount (as defined in the March Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest is payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the March Unsecured Notes; provided, however, that the Company may, at its option following notice to the noteholders, pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the March Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the March Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the March Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the March Unsecured Notes, at any time at such noteholder’s option, into shares of Common Stock, at an initial conversion price per share of $1.29 (the “Conversion Price”), subject to adjustment as provided in the March Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the March Unsecured Note and (iv) other amounts outstanding under the March Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) a registration statement registering for resale by the March Investors of the Class A Common Stock issuable upon exercise and conversion, as applicable, of the March Unsecured Notes, the March Common Warrants, the March Incremental Warrants and the March Incremental Notes (the “Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”); (ii) the Fourth Closing occurs (the “Fourth Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the March SPA (the “Stockholder Approval Event” and, together with the Registration Adjustment Event and the Fourth Closing Event, the “Adjustment Events”, and the date on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the March Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

○	the Floor Price; and

○	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable March Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Class A Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes or the Incremental Warrants, as applicable.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the March Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Class A Common Stock then outstanding under the March Unsecured Notes and (ii) the equity value of Class A Common Stock underlying the March Unsecured Notes. The equity value of Class A Common Stock underlying the March Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the March Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

March Common Warrants

The March Common Warrants are exercisable immediately upon issuance, and have a term of five years from such date and an initial exercise price of $1.548 (the “Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price (as defined in the March Common Warrants) of the Class A Common Stock on the trading day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the March Common Warrants.

Limitations on Exercise. A March Common Warrant holder does not have the right to exercise any portion of the March Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the March Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each March Investor was issued at the First Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of March Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the March SPA) multiplied by (y) 9,000,000 (the “Series B Preferred Cap”). In each of the Third Closing and the Fourth Closing, each noteholder will be issued a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of March Conversion Shares into which such noteholder’s March Unsecured Note issued in such Closing is convertible and (ii) the product of (x) such noteholder’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the aggregate number of shares of Series B Preferred Stock held by such noteholder.

In the event that an adjustment of the Conversion Price pursuant to the terms of the March Unsecured Notes results in an increase in the number of March Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional March Conversion Shares, to the extent such additional March Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the Purchase Agreement, subject to approval of the Company’s stockholders.

Certificate of Designation

The Company has filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”) to designate 9,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series B Preferred Stock as summarized below.

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holder of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such Investor’s Unsecured Notes minus (ii) the amount received by such Investor from the Company pursuant to such Investor’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such Investor at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock cannot be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of a March Unsecured Note or a March Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note shall automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares shall no longer be deemed to be outstanding.

March Incremental Warrants

The March Incremental Warrants are exercisable immediately upon issuance and have a term of five (5) years from the Signing Date. The March Investors may exercise the March Incremental Warrants, in whole or in part, for (i) March Incremental Notes, (ii) March Common Warrants to purchase a number of shares of the Class A Common Stock equal to the quotient of the Note Commitment Amount of such March Investor’s March Incremental Note divided by the Conversion Price thereof, and (iii) a number of shares of Series B Preferred Stock equal to the lesser of (1) the number of Conversion Shares into which such March Investor’s March Incremental Note is convertible and (2) the product of (x) such Investor’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the number of shares of Series B Preferred Stock then owned by such March Investor.

March Incremental Notes

The Company may issue March Incremental Notes in an aggregate original principal amount equal to the principal amount of March Unsecured Notes issued in the Closings to the March Investors assuming all Closings occur and full exercise of the March Incremental Warrants. The March Incremental Notes will be substantially in the form of the March Unsecured Note and each March Incremental Note will mature five (5) years from its issuance date.

(6)	On January 17, 2025, Faraday Future entered into a Settlement and Release Agreement (the “HSL Settlement and Release Agreement”) with HSL to resolve outstanding claims with HSL. As part of the HSL Settlement and Release Agreement, Faraday agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock to HSL, with the number of shares based on a per share price of $1.53 (such shares to be issued, the “Compensated Shares”), which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the HSL Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the Company may issue additional shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

(7)	On March 28, 2025, Faraday Future entered into the Envisage Settlement and Release Agreement with Envisage to resolve an outstanding arbitration award with Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between Faraday Future and Envisage. As part of the Envisage Settlement and Release Agreement, Faraday agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection herewith.

(8)	Potential profit is calculated based on the closing price of the Company’s Class A Common Stock on May 5, 2025, which has a per share price of $1.12.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein and under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to the Financing

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on the December Investors and the March Investors as a source of funding will depend on a number of factors, including the prevailing market price of our Class A Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from December Investors and March Investors were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Class A Common Stock could be reduced. A financing could involve one or more types of securities including Class A Common Stock, convertible debt or warrants to acquire Class A Common Stock. These securities could be issued at or below the then prevailing market price for our Class A Common Stock.

Our management will have broad discretion over the use of the net proceeds from the December Financing and the March Financing, including the exercise of December Warrants by the December Investors and March Common Warrants by the March Investors, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from December Financing and the March Financing, including upon the exercise of December Warrants by the December Investors and March Common Warrants by the March Investors, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

The conversion of December Unsecured Notes and March Unsecured Notes into Class A Common Stock of the Company, the issuance of March PA Shares upon the exercise of March PA Warrants and the issuance of the Settlement Shares will cause significant dilution to the then holders of our common stock.

If sales of shares of Class A Common Stock issuable upon conversion of our outstanding December Unsecured Notes and March Unsecured Notes and exercise of the outstanding March PA Warrants and sales of the Settlement shares take place, the price of our Class A Common Stock may decline. If the share volume of our Class A Common Stock cannot absorb such shares, then the value of our Class A Common Stock will likely decrease.

Risks Related to Doing Business Between China and the United States

Impact of Rising International Political Tensions and Disruptions in Financial Markets on Our Business

Rising international political tensions and disruptions in the financial markets and global economic conditions may adversely affect our business, operating results, and the value of our securities.

Political tensions between the United States and China have escalated in recent years due to, among other factors, the trade war between the two countries that began in 2018, the imposition of U.S. sanctions on certain Chinese officials from China’s central government and the Hong Kong Special Administrative Region, the inclusion of Chinese entities and individuals on sanctions and other restrictive lists, the recently announced investment restrictions by the U.S. government, and the imposition of sanctions, export, and import restrictions by the Chinese government on certain U.S. persons.

The U.S. government has made statements and taken actions that may lead to potential changes to U.S. and international trade policies towards China. Unfavorable government policies on international trade, such as capital controls or tariffs, could affect the demand for our products and services, impact the competitive position of our products, or prevent us from selling products in certain countries. Furthermore, the application of tariffs or other trade barriers may significantly impact our ability to conduct business internationally, particularly with regard to the sale of electric vehicles (EVs), including battery electric vehicles (BEVs), in regions such as the U.S. and the European Union, where incentives and tax credits for BEVs may also be impacted by trade policy changes. On May 14, 2024, the U.S. government announced higher tariffs on steel and aluminum, semiconductors, electric vehicles, batteries, critical minerals, solar cells, ship-to-shore cranes and medical products. These higher tariffs were based on claims that China has engaged in unfair trade practices. The highest of these tariffs are applicable to electric vehicles, which will be subject to a tariff rate of 100% from August 1, 2024, an increase from the earlier rate of 25%. Recently, the Trump administration has announced that it will impose tariff of 20% on all goods imported from China, in addition to existing tariffs.

Additionally, many recent policy updates in the United States, including the Clean Network project initiated by the U.S. Department of State in August 2020, the Entity List regime maintained by the Bureau of Industry and Security (BIS), and the outbound investment restrictions announced by the U.S. government, may have unforeseen implications for our business. These regulatory developments, particularly those targeting Chinese technology and automotive companies, could present challenges for us in maintaining or expanding our presence in international markets.

On January 16, 2025, the BIS issued a final rule entitled “Securing the Information and Communications Technology and Services Supply Chain: Connected Vehicles” (“Final Rule”), prohibiting certain transactions involving the sale or import of connected vehicles integrating specific hardware and software, or those components sold separately, with a sufficient nexus to China or Russia. Any new tariffs, import, export, or investment restrictions, or changes in existing trade agreements, particularly if the U.S. government escalates trade tensions or takes retaliatory measures, could negatively affect our business, financial condition, and results of operations.

Additionally, the global economic environment has faced significant volatility in recent years, exacerbated by financial crises and various other economic challenges. Economic downturns, particularly the severe downturns in global credit markets and financial instability, can have a dramatic impact on our business. Governments around the world have taken unprecedented actions to stabilize financial markets, but if these actions are not successful, a return to adverse economic conditions could have a significant impact on our ability to raise capital, if needed, on a timely basis, on acceptable terms, or at all.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales. However, we may receive proceeds from the cash exercise of the March PA Warrants, which, if exercised in cash at the current exercise price with respect to all March PA Warrants, would result in gross proceeds to us of approximately $747,206. The proceeds from such March PA Warrant exercises, if any, will be used for working capital and general corporate purposes.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by FFAI and certain stockholders of FFAI, FFAI will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of the Class A Common Stock underlying the December Unsecured Notes, March Unsecured Notes and March PA Warrants offered hereby is determined by reference to the conversion and exercise prices of the December Unsecured Notes, March Unsecured Notes and March PA Warrants, respectively, as applicable.

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our shares of Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Public Warrants were listed on Nasdaq under the symbols “PSAC” and “PSACW,” respectively. As of May 14, 2025, there were 443 holders of record of our Class A Common Stock, one holder of our Class B Common Stock, three holder of record of our Public Warrants, and one holder of warrants included in the private units purchased in connection with the initial public offering of PSAC (“Private Warrants”).

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock or the warrants to date. Our Board may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate our Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Incentive Plan

2021 Stock Incentive Plan (“2021 SI Plan”)

In July 2021, the Company adopted the 2021 SI Plan. The 2021 SI Plan allows the Board to grant incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units, and other stock-based awards for Class A Common Stock to employees, directors, and non-employees. At the special meeting held on August 16, 2023, the Company’s stockholders approved (among other proposals) an amendment to the 2021 SI Plan to increase the number of shares of Class A Common Stock available for issuance under the 2021 SI Plan by an additional 861,608 shares.

As a result of the February 2024 Reverse Stock Split on February 29, 2024, the number of shares of Class A Common Stock reserved for issuance under the 2021 SI Plan, the Company’s Equity Incentive Plan, and the Company’s Special Talent Incentive Plan (the “Plans”), as well as the number of shares subject to the then-outstanding awards under each of the Plans, were proportionately adjusted, using the 1-for-3 ratio, rounded down to the nearest whole share. In addition, the exercise price of the then-outstanding stock options under each of the Plans was proportionately adjusted, using the 1-for-3 ratio, rounded up to the nearest whole cent.

At the annual meeting of stockholders held on July 31, 2024, the Company’s stockholders approved (among other proposals) an amendment to the 2021 SI Plan to increase the number of shares of Class A Common Stock available for issuance under the 2021 SI Plan by an additional 2,206,324 shares, subject to proportionate adjustment for stock splits and similar events as provided in the 2021 SI Plan.

As a result of the August 2024 Reverse Stock Split on August 16, 2024, the number of shares of Class A Common Stock reserved for issuance under the 2021 SI Plan, as well as the number of shares subject to the then-outstanding awards under each of the Plans, were proportionately adjusted using the 1-for-40 ratio, rounded down to the nearest whole share. In addition, the exercise price of the then-outstanding stock options under each of the Plans was proportionately adjusted, using the 1-for-40 ratio, rounded up to the nearest whole cent.

During the nine months ended September 30, 2024, under the 2021 SI Plan, the Company granted 1,543,977 RSUs, including 1,195,564 RSUs issued under the SOD/SOP Incentive Plan mentioned below. These RSUs had a weighted-average grant date fair value of $4.10 per share. As of September 30, 2024, the total remaining stock-based compensation expense for unvested RSUs is $4.9 million, which is expected to be recognized over a weighted-average period of 0.22 years.

In addition to the above, the Company granted 253,134 RSUs during the three months ended December 31, 2024, with a weighted average grant date fair value of $2.12.

During the year ended December 31, 2024, 1,479,401 RSUs have been vested, and 37,207 RSUs have been canceled. As of December 31, 2024, there were 440,407 RSUs outstanding.

As of March 31, 2025, the total unrecognized stock-based compensation expense for stock options granted under the 2021 Plan was less than $0.1 million, which is expected to be recognized over a weighted average period of 2.62 years.

As of March 31, 2025, the Company had 535,027 shares of Class A Common Stock available for future issuance under the 2021 SI Plan.

There were no options granted under the 2021 Plan during the three months ended March 31, 2025.

SOP/SOD Incentive Plan

On February 23, 2023, the Board approved the Company’s SOP/SOD Incentive Plan (“Incentive Plan”) granting: (i) cash bonuses to all active employees of the Company that began employment at the Company prior to December 31, 2022 upon the commencement of the start of production of the Company’s FF 91 Futurist on or prior to March 31, 2023 and (ii) cash bonuses and equity incentive awards to all active employees of the Company that began employment at the Company prior to December 31, 2022 upon the commencement of the start of delivery of the Company’s FF 91 Futurist on or prior to April 30, 2023 (“Delivery Condition”).

On August 17, 2023, the Board approved an amendment to the Incentive Plan (“Incentive Plan Amendment”) to reflect the updated timing of the previously announced FF 91 2.0 Futurist Alliance phase two of its Delivery Plan from the end of April 2023 to the end of the second quarter 2023 and subsequently to August 2023. The Incentive Plan Amendment is available to all active employees of the Company that began employment at the Company prior to July 1, 2023 and reduced the cash bonuses and milestone based restricted stock units (“RSUs”) by 10% for the internal Company sign-off on requirements to commence phase two of the Company’s Delivery Plan on or prior to July 31, 2023 (“New Delivery Condition”). Pursuant to the Incentive Plan Amendment, RSU awards will be granted after the Company has sufficient additional shares available for such issuance (“Share Issuance Condition”) and cash bonuses will be paid once the Company has received an additional $15.0 million in financings. The Share Issuance Condition was met on July 31, 2024, when the Company’s stockholders approved an increase in the number of shares available for issuance under the 2021 SI Plan.

The Incentive Plan Amendment includes the grant of RSUs to certain executive officers of the Company upon the Company’s satisfaction of the New Delivery Condition and the Share Issuance Condition with a grant date fair market value of approximately $8.0 million, subject to vesting in three annual installments on the first three anniversaries of the grant date, generally subject to the applicable executive’s continuous employment through each applicable vesting date. In addition, subject to the Share Issuance Condition, upon the satisfaction of the New Delivery Condition and continuing for an eight-year period, certain executive officers will annually receive a grant of fully-vested RSUs with a grant date fair market value of $0.8 million, subject to their continued employment through each grant date of the award.

As of December 31, 2024, the Company accrued $1.03 million for cash bonuses to be paid out under the SOD/SOP Incentive Plan, which is included in the Consolidated Balance Sheets. On July 31, 2024, a specific share issuance condition under the SOD/SOP Incentive Plan was met, resulting in the issuance of 1,195,564 RSUs to employees during the three months ended September 30, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management’s discussions and analysis incorporated by reference herein from Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from Item 2 under Part I of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 are intended to help the reader understand FF’s results of operations and financial condition. Such discussions and analysis are provided as a supplement to, and should be read in conjunction with, FF’s audited consolidated financial statements and accompanying notes, and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in, or incorporated by reference into, this prospectus. Some of the information contained in these discussions and analysis or set forth elsewhere in, or incorporated by reference into, this prospectus, including information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. FF’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The objective of this section is to provide investors an understanding of the financial drivers and levers in FF’s business and describe the financial performance of the business.

BUSINESS

Unless the context indicates otherwise, references in this prospectus to “FFAI” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFAI and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to this prospectus. As of March 31, 2025, our only operating subsidiaries in mainland China and in Hong Kong are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The discussion of FF’s business and the electric vehicle industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to FF’s business and industry detailed elsewhere in this prospectus.

Company Overview

Our Business Operations at a Glance

Faraday Future Intelligent Electric Inc. is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Gardena, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles, including both the FF Series and the FX Series. The Company manufactures vehicles at its production facility in Hanford, California, known as “FF ieFactory California”. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China. In addition, the Company is in the process of establishing a vehicle assembly facility in the United Arab Emirates (“UAE”) to support sales of FF and FX vehicles and to expand the Company’s market presence in the UAE market.

Since the Company’s founding, the Company has developed innovations in technology and products, and followed a business model focused on users. The Company believes these innovations will help it set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Corporate Structure, Capital Markets, and Global Strategy

Faraday Future Intelligent Electric Inc. is a holding company incorporated in Delaware that conducts its operations through its wholly-owned subsidiaries. As a holding company with no material operations of its own, the Company relies on these subsidiaries to carry out its business activities. Investors in the Company’s Class A Common Stock are investors solely in Faraday Future Intelligent Electric Inc., the Delaware entity.

The Company’s Class A Common Stock is listed on the Nasdaq Stock Market under the ticker symbol “FFAI,” formerly “FFIE”. The Company’s capital structure includes Class B Common Stock, which grants enhanced voting rights to certain stakeholders, aligning long-term decision-making with the Company’s strategic vision.

The Company operates under a dual-home market strategy, leveraging the strengths of both the U.S. and Chinese automotive industries. This approach combines U.S.-based technological innovation and vehicle development with China’s supply chain and production capabilities to support long-term growth in both markets.

The Company is in the process of establishing a vehicle assembly facility and a sales office in the UAE. While not yet fully operational, these planned facilities align with the Company’s global expansion strategy and are expected to strengthen its footprint in the UAE market.

This global structure allows the Company to compete effectively across multiple markets, tailoring the Company’s vehicle lineup and business approach to the specific needs of each region while integrating expertise and resources from the dual-home strategy.

Distribution Model

The Company launched its first passenger vehicles in the U.S. in 2023. Additional markets may be added thereafter. The Company plans to utilize a direct sales model integrating online and offline sales channels to drive sales and user (including customers, drivers, and passengers of FF series vehicles) operations to continuously create value. The Company’s offline sales are planned through the Company’s self-owned stores as well as the Company’s partner-owned stores and showrooms. The self-owned stores are expected to help establish the FF and FX brands and provide seamless vehicle purchase experience, while the partner-owned stores and showrooms will enable expansion of the sales and distribution network without substantial capital investment.

Competitive Strengths

The Company’s products, technology, team, and business model provide strong competitive differentiation. The Company’s competitive strengths are driven by several key factors:

●	VPA Platform: A flexible EV platform that enables efficient vehicle development and reduces costs and time to market.

●	Propulsion System: Advanced inverter technology and integrated drive units delivering high efficiency, torque accuracy, and top-tier performance.

●	I.A.I. Technology: High-performance computing, autonomous driving capabilities, and seamless cloud connectivity for an enhanced user experience.

●	Intellectual Property Portfolio: Proprietary innovations in battery technology, powertrain, software, and user interface design.

●	Experienced Leadership: A management team with extensive expertise in automotive, technology, and internet sectors.

●	Marketing and Co-Creation Model: A user-driven approach that fosters engagement, brand loyalty, and product evolution based on real-world input.

Proprietary VPA

The Company’s proprietary VPA is a skateboard-like platform that incorporates the critical components of an electric vehicle and can be sized to accommodate various motor and powertrain configurations. This flexible modular design supports a range of consumer and commercial vehicles and facilitates rapid development of multiple vehicle programs to reduce cost and time to market.

Product performance with propulsion technology

The Company’s propulsion system includes an industry-leading inverter design and proprietary drive propulsion system. The proprietary FF Echelon Inverter has the technological advantage of driving a large amount of current in a small space using proprietary parallel Insulated Gate Bipolar Transistors (“IGBTs”), achieving low inverter losses and high efficiency. The propulsion system has high torque accuracy with fast transient response. The electric motor drive units are fully integrated with the inverter, transmission and control unit to create industry-leading volume and design efficiency. Propelled by an integrated Company-designed powertrain, its vehicles can achieve leading horsepower, efficiency, and acceleration performance as recently attested by the U.S. Environmental Protection Agency (“EPA”) and California’s Air Resources Board (“CARB”) by confirming a range of 381 miles on a single charge and internally measured acceleration of 2.27 seconds from 0 to 60 mph for the FF 91.

Internet, Autonomous Driving, and Intelligence (“I.A.I”) Technology

The Company’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, OTA updates, an open ecosystem for third party application integration, and an advanced autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build an advanced highly personalized user experience. The FF 91 series will feature a high-performance dual systems-on-a-chip (“SoC”) computing platform for in-vehicle infotainment, a NVIDIA based autonomous driving hardware platform, and a high-speed connectivity system that will be capable of up to three simultaneous 5G connections. Together, these systems will deliver a highly intelligent voice-first user experience, and seamless cloud connectivity and a vehicle that is Level 3 highway autonomous driving ready.

The I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform.

The Company’s vehicles use its proprietary FFID unique identifier to deliver personalized content, apps and experiences. FFID provides a unique user profile that ensures consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another.

Intellectual property portfolio

The Company has significant capabilities in the areas of vehicle engineering, vehicle design and development, as well as software, internet, and AI. The Company has also developed a number of proprietary processes, systems and technologies across these areas. The Company’s research and development efforts have resulted in a strong intellectual property portfolio across battery, powertrain, software, user interface design and user experience design (“UI/UX”), and advanced driver-assistance systems, among other areas. The proprietary inverter design provides high current and is integrated into the electric drive unit, creating a high power-to-weight ratio. The patented keyless entry technology recognizes the user from a distance, opens (rather than simply unlocking) doors and customizes the user’s seating area using facial-recognition-prompted download of FFID data. The eyes-free on-screen gestures controls enable users to open or close doors with one swipe, adjust temperature or volume with three fingers anywhere on the Center Display. Patented autonomous driving technology will allow users to find empty space in a parking lot and autonomously park using cameras, radars, LIDARs (“Light Detection and Ranging”), ultrasound and an inertial measurement unit (“IMU”) (available after production and delivery via a software upgrade). The Company believes its strong intellectual property portfolio will allow continued differentiation from the Company’s competitors and shorten time to market for future products.

Experienced management with a strong record of success

The Company is led by a management team with a unique combination of automotive, communication, and internet experience. The Global CEO, Matthias Aydt has been at the Company for over eight years. Before being appointed the Global CEO, he previously served successively as head of Product Execution, head of Vehicle R&D and Vehicle engineering, Head of Product Definition & Mobility Ecosystems, as well as head of Business Development. Mr. Aydt has over 40 years of experience in luxury OEMs across technology, operations, and general management, including developing and growing multinational organizations, establishing cross-functional work environments, designing and developing processes, project management processes, and simultaneous engineering processes. Mr. Aydt has also received over 15 registered patents during his career and is deeply committed to the Company, its employees, users, and investors in fulfilling the vision for a sustainable transportation future.

The founder and Chief Product and User Ecosystem Officer, Mr. Yueting Jia, focuses on product and mobility ecosystem; internet and AI; and advanced R&D technology. Mr. Jia founded Leshi Information Technology Co., Ltd., a video streaming website in 2004. He also founded Le Holdings Co. Ltd. (“LeEco”), an internet ecosystem and technology company with businesses including smart phones, smart TVs, smart cars, internet sports, video content, internet finance and cloud computing. The Company’s other management team members have significant product, industry and leadership experience in areas such as vehicle engineering, battery, powertrain, software, internet, AI, and consumer electronics.

Marketing and Sales Approach Through User Co-Creation

As the Company looks forward, its focus is set on continued ramp of vehicle production and building the Company’s brands through user co-creation (“Co-Creation”). These initiatives do more than just elevate the brands’ presence; they cultivate a deep connection between the Company and its community, offering an enriched brand journey.

At the core, Co-Creation transcends mere collaboration; it is the manifestation of the Company’s commitment to centering its users in all the Company’s endeavors. Through collaborative partnerships with Co-Creators, the Company believes that substantial value can be accessed across various aspects such as product development, technological development, brand amplification, trust and loyalty, pricing power, strategic positioning, and brand marketing. This paradigm sets the Company apart in the dynamic EV landscape, ensuring its offerings are not merely technologically superior but also resonate with the ever-evolving expectations and aspirations of the Company’s clientele.

Electric Vehicle Industry Overview and Market Opportunity

McKinsey & Company’s latest insights into the global EV market highlight significant growth, particularly in the luxury and premium segments. The firm projects that global EV demand will increase sixfold between 2021 and 2030, with annual sales rising from 6.5 million to approximately 40 million vehicles during this period. The luxury EV market remains a strong driver of this growth, with demand expanding across multiple price tiers. While McKinsey’s 2022 report segmented the luxury-car market into four MSRP tiers ($80,000–$149,000, $150,000–$299,000, $300,000–$500,000, and above $500,000), the firm’s latest forecasts indicate that premium and high-end EVs will continue to grow at a compound annual growth rate (“CAGR”) of 8–14% through 2031. Conversely, McKinsey previously projected that mass-market EVs priced below $80,000 would experience slower growth. However, with new pricing strategies, federal incentives, and battery cost reductions, the under $80,000 EV segment is now projected to see moderate growth rather than remaining flat.

According to BloombergNEF’s 2024 Electric Vehicle Outlook, passenger EV sales are expected to exceed 30 million units annually by 2027, with projections reaching 73 million by 2040, accounting for over 75% of all new vehicle sales globally. China and Europe continue to lead the EV transition, with EV sales in these regions projected to make up over 65% of all passenger vehicle sales by 2030. The U.S. market remains a key growth area, particularly due to widespread home-charging infrastructure, making it an ideal market for higher-end electric vehicles.

The commercial EV sector is also undergoing rapid expansion. BloombergNEF projects that demand for electric small vans and trucks will rise faster than the overall market, with the U.S., Europe, and China driving this growth. Among commercial EVs, light-duty vehicles are expected to see the most significant increase in electric adoption, largely due to corporate fleet electrification and emissions regulations.

The Company believes that its U.S. and China dual-home market strategy, along with its proprietary technology, strong IP portfolio, and focus on design, driving experience, and personalized user experience, will position it well within the luxury and premium passenger EV segments. By leveraging the scalable design and modularity of the Company’s Variable Platform Architecture (VPA), the Company is also well-positioned to capitalize on the growing demand for light commercial EVs. Additionally, the Company’s vehicle engineering expertise and broad technology portfolio create significant licensing and strategic partnership opportunities in the evolving global EV market.

Key Drivers for Electric Vehicle Market Growth

Several important factors are contributing to the popularity of electric vehicles in both passenger electric vehicle and light-duty commercial vehicle segments~~.~~ The Company believes the following factors will continue to drive growth in the EV market:

Increasing Environmental Awareness and Tightening Emission Regulations

Environmental concerns have resulted in tightening emission regulations globally, and there is a broad consensus that further emission reductions will require increased electrification in the automotive industry. The cost of regulatory compliance for internal combustion engine (“ICE”) powertrains is rising sharply due to the natural limitations of traditional ICE technologies. In response, global original equipment manufacturers (“OEMs”) are aggressively shifting their strategies toward electric vehicles. At the same time, consumers are more concerned about the impact of goods they purchase, both on their personal health and the environment. As consumer awareness increases, zero emission transportation has become a popular and widely advocated urban lifestyle which has accelerated further development of the electric vehicle market. Consumer pressure can also be seen in the commercial electric vehicle market. Being encouraged by their customers to reduce their carbon footprints, retailers, logistics companies, and other corporations are highly incentivized to transition their existing fleets or new vehicle purchases toward electric vehicles.

Decreasing Battery and Electric Vehicle Ownership Costs

Battery and battery-related costs generally represent the most expensive components of an electric vehicle. The falling price of lithium-ion batteries is expected to be among the most important factors affecting electric vehicle penetration in the future. Additionally, the average battery energy density is expected to increase with continuous improvements in battery chemistries, improved materials, advanced engineering, and manufacturing efficiencies. With improvements in battery technology and economies of scale, battery production costs (translated to electric vehicle ownership costs) should continue to decrease. The BNEF Report stated that the average lithium-ion battery price had fallen by 89% from 2010 to 2021 to $131/kWh. In 2024, the price had its largest drop since 2017, falling to $115/kWh. It is projected that it will continue to decline as advancements in manufacturing and technology continue. According to the BNEF Report, price parity between electric vehicles and ICE is expected to be reached by the mid-2020s in most vehicle segments, subject to variation between geographies.

Strong Regulatory Push

An increasing number of countries are encouraging the adoption of electric vehicles or a shift away from fossil-fuel-powered vehicles. For example, in the U.S., states and municipalities have begun to roll out legislation banning combustion engines, with California mandating that every new passenger car and truck sold to be zero-emission by 2035, and every new medium and heavy-duty truck sold be zero-emission by 2045. Fifteen additional states and Washington, D.C. have announced they intend to follow California’s lead in transitioning all sales of heavy-duty trucks, vans and buses to zero-emission, with potentially more to follow in coming years. In China, the focused regulatory push has been one of the strongest drivers of new energy vehicle (“NEV”) penetration. In recent years, the Chinese government implemented a series of favorable policies encouraging the purchase of electric vehicles and construction of electric vehicle charging infrastructure. Since 2015, the Chinese regulatory authorities have provided subsidies to purchasers of electric vehicles. Although previous purchase subsidies were reduced in China by approximately half in 2019, the Chinese government has continued to provide subsidies for charging infrastructure construction. Since 2016, the Chinese central finance department has been incentivizing certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Countries in the EU, UK, and Iceland have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs toward electrification, creating a strong need for a modular, flexible, and cost-efficient electric vehicle solution, which will increase competition in the alternative energy vehicle industry.

Growth of Electric “Shared Mobility”

According to the BNEF Report, the global shared mobility fleet (i.e., ride-hailing and car-sharing) is expected to represent more than 15% of the total kilometers traveled by passenger vehicles by 2040, up from less than 5% in 2019. Bloomberg data also predicted that due to electric vehicles’ lower operating costs, they are anticipated to account for over 75% of shared mobility vehicles by 2040, representing a dramatic increase from current low single digit penetration. At the same time, as vehicle consumers move to rely upon shared mobility fleets, and view ride-hailing and car-sharing as a service, such trends may partially offset passenger vehicle demand growth.

Corporate History and Milestones

Faraday Future Intelligent Electric Inc. is a holding company incorporated in the State of Delaware, conducting its operations through its wholly-owned subsidiaries. The Company has no material operations of its own and relies on its subsidiaries to execute its business strategy and operations.

The Company’s capital structure includes Class A Common Stock, which is listed on the Nasdaq Stock Market under the ticker symbol “FFAI”, and Class B Common Stock, which grants enhanced voting rights to certain stakeholders, aligning long-term decision-making with the Company’s strategic vision.

U.S. Operations

The Company’s primary U.S. operating subsidiary, FF U.S., was incorporated in the State of California in May 2014. Since its founding, the Company has focused on designing and engineering next-generation intelligent, connected, and electric vehicles, including the FF Series and the FX Series.

To further develop its business and facilitate international investments, the Company established a Cayman Islands holding company structure. Smart Technology Holdings Ltd. (formerly known as FFIE Global Holdings Ltd.) was incorporated on May 23, 2014, in the Cayman Islands, and directly or indirectly controlled 100% of the shareholding of all operating subsidiaries within the corporate group.

As part of an effort to facilitate third-party investment, the Company incorporated a top-level holding company, FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Ltd.), in the Cayman Islands in November 2017, which became the parent entity of Smart Technology Holdings Ltd.

In September 2024, Faraday X aiEV Inc. was incorporated in the State of Delaware to serve as the primary U.S. operating company for the launch of the Company’s new FX brand, which is positioned at an accessible price point while integrating the Company’s proprietary AI and vehicle software technology.

In March 2025, Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. was incorporated in the State of Delaware as a subsidiary of the Company. This subsidiary focuses on the design and development of AI hybrid extended-range electric powertrain systems. Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. is indirectly 100% owned by the Company. It is anticipated that this subsidiary will primarily focus on designing and developing two products: (1) an AI hybrid extended-range (“AIHER”) system; and (2) an AI extended-range system, along with comprehensive powertrain solutions to support each. An AIHER system is envisioned as a fusion of hybrid and range-extender technologies, primarily serving as a range extender, with hybrid drive functionality playing a secondary role.

China Operations and PRC Subsidiaries

The Company operates under a dual-home market strategy, leveraging both the U.S. and Chinese automotive industries. The Company integrates U.S.-based technological innovation and vehicle development with China’s supply chain and production capabilities to support long-term growth in both markets. The Company is also evaluating opportunities to expand its manufacturing capabilities in China, including potential joint ventures or other strategic partnerships with local OEMs and suppliers.

To facilitate its China operations, the Company conducts business in the region through a holding company structure, with FF Hong Kong Holding Limited serving as the primary holding company for the PRC Subsidiaries. As part of this structure, FF Automotive (China) Co., Ltd. was established as a wholly foreign-owned entity (“WFOE”) in March 2017. As of December 31, 2024, LeSee Automotive (Beijing) Co., Ltd. (“LeSee Beijing”) is 99% owned by the WFOE. Historically, the Company conducted its China-based operations through LeSee Beijing, which was incorporated in July 2014 and previously served as the Company’s primary Chinese operating entity.

The Company refers to all of its subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries”. As of December 31, 2024, the Company’s only operating subsidiaries in China were:

●	FF Automotive (China) Co., Ltd.

●	Ruiyu Automotive (Beijing) Co., Ltd.; and

●	Shanghai Faran Automotive Technology Co., Ltd.

For a hierarchical overview of the Company’s corporate structure, refer to the Organizational Chart subsection below. A complete list of the Company’s subsidiaries is provided in Exhibit 21.1 to this Registration Statement on Form S-1.

Third Pole Strategy

In addition to the Company’s U.S. and China operations, the Company has implemented a “third pole” strategy, complementing the dual-home markets. The Company is in the process of establishing a facility in the UAE. While not yet fully operational, it aligns with the Company’s global expansion strategy and is expected to strengthen the Company’s footprint in the UAE market.

Organizational Chart

The organizational chart below shows the Company’s significant subsidiaries as of the date hereof:

Milestones

Significant milestones in the Company’s historical development and commercialization of the Company’s electric vehicles include the following:

●	In 2015, the Company completed its first test mule, an early-stage development vehicle used to evaluate core systems and components, followed by a fully developed Beta prototype electric vehicle in August 2016.

●	In January 2016, the Company debuted the FF Zero 1 at the 2016 Consumer Electronics Show (“CES”) and obtained a U.S. patent for the proprietary power inverter, the “FF Echelon Inverter.” In November 2016, the Company obtained an autonomous vehicle testing permit issued by the State of California, which allowed the Company to test self-driving vehicles on public roads with the presence of a safety driver.

●	In January 2017, the Company revealed FF 91, the luxury electric crossover vehicle, at CES 2017. FF 91’s beta prototype set the fastest production-electric vehicle record at the Pikes Peak International Hill Climb in 2017, with a time of 11 minutes and 25.083 seconds.

●	In August 2018, the Company completed its first pre-production build of FF 91 at the FF ieFactory California manufacturing facility in Hanford, California.

●	In January 2021, Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”) pursuant to which Geely Holding agreed to explore the possibility of joint investment in the technology licensing, contract manufacturing and joint venture with the Company and the city, as well as to pursue the possibility of further business cooperation with the joint venture. The joint venture and contract manufacturing projects with Geely Holding are on hold.

●	In January 2021, the Company entered into a definitive agreement for a business combination with PSAC.

●	In July 2021, the Company completed its merger with PSAC, renaming the combined company Faraday Future Intelligent Electric Inc. The Company’s Class A Common Stock and Public Warrants began trading on The Nasdaq Stock Market on July 22, 2021, under the symbols “FFAI” and “FFAIW,” respectively. Effective March 10, 2025, the Company’s Class A Common Stock and Public Warrants currently trade under the new ticker symbols “FFAI” and “FFAIW” on The Nasdaq Stock Market.

●	In September 2021, the Company completed the installation of pilot equipment in the pre-production build area of its ieFactory California manufacturing facility in Hanford, California.

●	In October 2021, the Company received its final Certificate of Occupancy (“CO”) for a dedicated area for pre-production manufacturing at FF ieFactory California manufacturing facility in Hanford, California.

●	In December 2021, the Company started foundation construction for all remaining production areas in FF’s ieFactory California manufacturing facility in Hanford California, including body, propulsion, warehouse and vehicle assembly. Interior foundation work in the production area is complete, major mechanical systems, including electrical and plumbing, have been installed and equipment installation is underway.

●	In February 2022, the Company unveiled the first production-intent FF 91 EV manufactured at its Hanford, California plant.

●	In September 2022, the Company confirmed that the FF 91 Futurist, was officially certified to have a robust rating of 381 miles of EV range from the U.S. Environmental Protection Agency.

●	In November, 2022, the Company received certification from the California Air Resource Board (“CARB”) designating the FF 91 Futurist as a zero-emissions vehicle (“ZEV”). The ZEV program is part of CARB’s Advanced Clean Cars package, which regulates smog-causing pollutants and greenhouse gas emissions for passenger vehicles in California.

●	In March 2023, the Company successfully started the production of the flagship FF 91 vehicle.

●	In April 2023, the first production FF 91 vehicle rolled off the line at the FF ieFactory California.

●	In May 2023, the Company reported that the FF 91 successfully passed U.S. Federal Motor Vehicle Safety Standards (“FMVSS”) crash test requirements, and the first phase of the delivery plan began on May 31, 2023.

●	In May 2023, the Company launched FF 91 2.0 Futurist Alliance as well as the eco product aiHypercar+, open for reservations in both the United States and China.

●	In August 2023, the Company delivered the first FF 91 2.0 Futurist Alliance to its first industry expert Developer Co-Creation Officer.

●	In November 2023,the Company entered the Middle East market, signing strategic cooperation agreements with Master Investment Group and Siraj Holding LLC, and introduced the FF 91 2.0 Futurist aiFalcon Limited Edition for the region.

●	In July 2024, the Company introduced its Bridge Strategy, a two-brand approach with Faraday Future brand (“FF brand”) focusing on the luxury EV market, and Faraday X brand (“FX brand”) targeting the affordable EV segment, leveraging the Company’s existing technology and platform to expand its product lineup and market reach.

●	In September 2024, the Company launched its FX brand, along with plans for two new models expected to be priced between $20,000 and $50,000, incorporating public input.

●	In November 2024, the Company’s wholly owned subsidiary, Faraday X aiEV Inc. (FX), finalized definitive agreements with leading Asian OEMs to support the development, testing, regulatory compliance, supply chain management, and production planning of the new FX models.

●	In March 2025, Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc. was incorporated in the State of Delaware as a subsidiary of the Company. This subsidiary focuses on the design and development of AI hybrid extended-range electric powertrain systems.

Technology

The Company develops technology for its electric vehicles, focusing on vehicle architecture, powertrain systems, autonomous driving, and user experience. The Company designs allows for flexible vehicle configurations, efficient energy use, and software updates to improve performance over time. The following sections describe the key technologies used in the Company’s vehicles.

FF aiHyper 6x4 Architecture 2.0

The FF aiHyper 6x4 Architecture 2.0 is the Company’s advanced technology framework that integrates six technology platforms with four technology systems. This architecture is central to the design and functionality of the FF 91 2.0 series vehicles.

Six Technology Platforms:

●	FF OpenApp: An open application platform that allows for the integration of various apps and services, enhancing user experience.

●	FF aiOS 2: The second generation of the Company’s operating system, designed to manage vehicle functions and user interactions efficiently.

●	FF aiHW 2.0: Advanced hardware components that support the vehicle’s AI capabilities and overall performance.

●	FF Mechanical: The mechanical systems that form the physical foundation of the vehicle, ensuring structural integrity and performance.

●	FF Cloud: A cloud-based platform that enables data storage, processing, and connectivity features for the vehicle.

●	FF AI: Artificial intelligence systems that learn user habits, enabling continuous improvement and personalized experiences.

Four Technology Systems:

●	Magic All-In-One: A system that combines various vehicle control functions to provide a seamless driving experience.

●	Hyper Multi-Vectoring: An integrated system that manages propulsion, steering, and braking to enhance vehicle agility and control.

●	3rd aiSpace: An intelligent space within the vehicle that offers personalized services and entertainment options.

●	FF aiDriving: An AI-driven system that supports advanced driver-assistance features, contributing to safer and more intuitive driving.

By combining these platforms and systems, the FF aiHyper 6x4 Architecture 2.0 aims to deliver a vehicle that is intelligent, adaptable, and user-centric, setting a new standard in the automotive industry.

Variable Platform Architecture

The Company believes one of its core technology competencies is the proprietary VPA. The VPA is a flexible and adaptable skateboard-like platform featuring a monocoque vehicle structure with integrated chassis and body. The platform directly houses the critical components of an electric vehicle, including all-wheel steering, suspension system, brakes, wheels, electric propulsion system, electronic control units and high voltage battery, among others. Each of these component systems has been engineered in-house or in collaboration with suppliers and has been integrated into the Company vehicle design with a view to strive for optimizing performance, efficient packaging, and functional integration.

As an integrated structure, the skateboard-like platform can be shortened or lengthened to allow various wheelbases and battery pack sizes along with other options to fit into the platform. It is designed to accommodate up to three motors and support single or dual rear motors and a single front motor. The VPA can be configured in front-wheel-drive (“FWD”), rear-wheel-drive (“RWD”) or all-wheel-drive (“AWD”) configurations. The platform enables scalable vehicle design and improves manufacturing flexibility as well as capital efficiency and allows continuous improvement across product generations. It is also designed to reduce development time for future models leveraging the platform, as most of research and development and a significant portion of the crash structure is integrated into the platform and enables five star and equivalent safety performance. The modular design of the VPA is adaptable to support a wide range of Company vehicles for both consumer and commercial vehicle markets.

Propulsion Technology

The Company has designed an integrated set of powertrain systems ideally suited for the Company’s modular VPA, which has been upgraded to PT Gen 2.0 to further enhance performance. The Company believes its proprietary and patented designed electric powertrain provides a competitive edge in horsepower, efficiency, and acceleration performance.

FF Echelon Inverter

The inverter in the Company’s electric vehicle powertrain governs the flow of high-voltage electrical current throughout the vehicle and serves to power the electric motor, generating torque while driving and delivering energy into the battery pack while braking. The inverter converts direct current from the battery pack into alternating current to drive the permanent magnet motors and provides “regenerative braking” functionality, which captures energy from braking to charge the battery pack. The primary technological advantages of the Company’s designs include the ability to drive large amounts of current in a small, physical package with high efficiency and low cost (low inverter losses to provide 98% of inverter efficiency) utilizing patented parallel IGBT technology and can achieve high torque accuracy with fast transient response. The inverter can achieve high reliability due to tab bonds in the high current path. The monitoring system is integrated into the inverter to provide enhanced safety. The patented FF Echelon Inverter is designed to have high power in a compact light weight package with high reliability and durability and can support multiple motor configurations.

Integrated Electric Motor Drive Units

The Company designs its own electric motor drive units (including gearbox). The electric drive units are fully integrated with the inverter, transmission, and control unit to create a compact and efficient design. The Company designed drive units have low noise and vibration that can greatly improve driving experience. Depending on the power requirements of each model, the motors can be utilized individually or in two or three motor configurations. The FF 91 Futurist, equipped with three integrated electric drive units (each is designed to deliver up to 350 horsepower), is expected to deliver 1,050 horsepower and 12,510 Newton meters (“Nm”) of torque. The Company believes its electric drive unit design is ahead of many of its competitors in terms of performance because of its proprietary, advanced packaging, stator-rotor design, and unique inverter layout.

I.A.I. Technology

The Company utilizes an industry-leading automotive grade dual-chip computing system running the Android Automotive operating system. The Company’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform. The Company’s vehicles are designed with software OTA capabilities, which allow software and applications in the vehicle to be updated and upgraded wirelessly to deliver continuous enhancements. The vehicles are designed to be connected to the Company’s information cloud at all times. When there is a firmware or software update available, the Company’s cloud will push an update message to the vehicle to notify the driver to schedule an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and enabled, including updates for firmware, operating systems, middleware, and applications. The Company’s patented Future OS operating system allows multiple users to login through FF 91, preparing user’s preferences per their cloud based FFID profiles.

For autonomous driving, the Company’s advanced autonomous driving-ready system (“ADAS”) will deliver multiple ADAS features through a combination of its own as well as industry partners’ applications. The Company plans to devote resources to autonomous driving research and development and to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

The Company’s Artificial Intelligence system can actively learn preferences, habits, entertainment, and navigation routines of a user, and associates them with the user’s unique FFID (the Company’s proprietary user ID). FFID provides a unique user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another. The seamless design and interface of the in-vehicle infotainment system planned in FF series vehicles will offer multiple human-machine interface (“HMI”) options and facilitate a personalized user experience for each seat in the vehicle. The enhanced user experience platform powered by Android enables seamless access to third party applications. The Company’s patented Intelligent Aggregation Engine can pull content from multiple video applications and displays content in a single area, removing the need to access multiple applications. The Intelligent Recommendation Engine that may be integrated in certain FF and FX series learns each passenger or driver’s digital media preferences across multiple video applications and provide personalized recommendations. The User Recognition function is embedded in each seat through facial or voice recognition, to deliver a suite of personalized content and preferences.

Electrical/ Electronic (“E/E”) Architecture

The Company has designed the first generation of FF vehicle series (“FF 91”) with a domain-centralized E/E architecture, which enables architecture flexibility and maximizes performance efficiency while meaningfully reducing the overall system complexity and weight. The domain-centralized E/E architecture will consolidate the domain functions across five core high-performance domain control units (“DCU”) that manage, compute, and process controls for propulsion, chassis, self-driving, body, and Internet of Vehicle-connected infotainment system (“IoV”). The E/E architecture of the Company’s variable platform architecture is designed with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomous systems as they evolve. All of the Company’s DCUs will support OTA updates and data collection.

Intellectual Property

As described above, the Company has developed a suite of advanced technologies that underpin its electric vehicle architecture, propulsion systems, autonomous driving capabilities, and user experience innovations. Many of these proprietary advancements are protected by patents, ensuring a competitive edge in performance, efficiency, and design. The Company’s commitment to technological innovation is reflected in its growing intellectual property portfolio, which includes patents covering key areas such as UI/UX, powertrain, ADAS, vehicle body, and software-hardware integration.

The Company has significant capabilities in vehicle engineering, development, and design, with a strong portfolio of proprietary systems and technologies. As of December 31, 2024, the Company had been granted approximately 660 patents, covering a broad range of innovations. Of these, approximately one-third were issued in the U.S., nearly two-thirds in China, and the remainder in other jurisdictions. These patents are held across multiple Company entities, including FFAI (currently referred to as FFIA), FF U.S., FF Automotive (China) Co., Ltd., Leka Automotive Intelligent Technology (Beijing) Co., Ltd., and LeEco Eco-Car (Zhejiang) Co., Ltd.

The Company’s patented technology spans UI/UX, powertrain, advanced driver-assistance systems (“ADAS”), vehicle body, hardware/software platforms, and chassis. Key patents include the inverter assembly, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor, and seamless vehicle access system. These patents provide a technological edge in powertrain efficiency, user experience, and autonomous driving capabilities. The Company plans to continue filing new patent applications to expand and protect the intellectual property portfolio.

The Company’s core patents will remain in effect until 2035 or 2036, reinforcing its long-term competitive advantage in EV innovation.

Products

The Company has developed an extensive portfolio of proprietary technologies that will be embedded and integrated in its vehicles. The Company’s vehicle pipeline includes FF 91 series, FX 5 series, FX 6 series, and FX Super One series. The FF 91 is the current production flagship model, and future pipeline models are contingent upon funding availability.

FF Brand Products

The flagship FF 91 series will define the FF brand DNA. At the top end, the Futurist configurations of each of these series will be designed to push the core brand values to the maximum. With this brand DNA, the Company believes its products will be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

FF 91

With a wheelbase of 3,200 mm (126 inches), FF 91, the Company’s flagship vehicle, is designed to be a high-performance luxury electric vehicle in the E-segment/Executive/Full-Size or F-segment/Full-size luxury vehicle segment.

The Company believes that FF 91 represents a “new species” of electric mobility that combines high performance, precise handling, the comfort of a luxury passenger vehicle, and an intelligent, connected user interface which provides a unique mobility experience to both driver and passenger. It leverages the Company’s proprietary VPA. This integrated platform provides measurable improvements in overall vehicle structural performance, safety, and handling. FF 91 features a multi-motor configuration and an all-wheel drive system. With three electric motors (one in the front and two in the rear), the top configuration (the FF 91 Futurist) is designed to produce 1,050 horsepower and 12,510 Nm of torque to all four wheels. This enables the FF 91 Futurist to have torque vectoring in the rear for enhanced vehicle dynamics and stability. Its all-wheel drive system offers greater traction control as well as precise power distribution. This technology is designed to deliver safety and superior acceleration of 2.27 seconds from 0 to 60 mph.

The variable platform architecture for FF 91 series houses floor-mounted batteries, as well as the Company’s proprietary inverter, the FF Echelon Inverter, and integrated electric motor drive units. All three elements, battery, inverter and drive units, support an achieved 381 miles of range. FF 91 is expected to charge at up to a 200kW rate. The Company plans to provide charging solutions available through the Company’s self-owned stores and partner-owned stores and showrooms.

The FF 91 aims to deliver a top-quality experience that emphasizes personalization and comfort for all users of the vehicle, including both driver and passengers. In terms of driver comfort, there are six driver-specific screens including an ultra-large heads-up display and slim instrument cluster. The center information display supports on-screen gesturing with the swipe of a user’s fingers. The reconfigurable 3D touch steering wheel can allow further user configurability. The FF 91 is a connected device that has a voice-first user interface as well as an open ecosystem for third-party applications and offers an immersive audio, video, and media experience. There are over 100 inches of high-resolution viewing area across 11 displays embedded in the vehicle. These include the industry’s first 17-inch front passenger screen and a large 27-inch rear passenger display, allowing passengers to stream their favorite movies, TV shows and live sports while the FF 91 is in motion without driver distraction. The voice-first foundation enables multiple natural commands at once, facilitating the areas of comfort (including air conditioning, seat positions, and doors), productivity (including text, email, and phone calls), entertainment (including media playlists and content search) and destination reaching (including refined search and navigation). The connectivity is powered by “Super Mobile AP”, which consists of up to three 5G modems to realize aggregated high internet speed and great coverage by multiple carriers for high-throughput and continuous coverage. The Artificial Intelligence system and use of FFID (automatically loaded through facial recognition in each seat) carry the personalized user experience from seat-to-seat and vehicle-to-vehicle. The front and rear passengers will have (post production and delivery) individual sound zones, which allow passengers in the front and passengers in the rear to listen to their separate audio content with minimal sound interference. The luxury interior design of the FF 91 Futurist also features “zero gravity” seats in the rear row (with industry leading 48.9 inches rear leg room and 60-degree recline). The vehicle will also offer a spa mode with personalized seat position, ventilation, massage settings, light animations, and ambient sound.

For autonomous driving, FF 91 is expected to have an array of cameras, sensors and LIDARs. Once an autonomous driving software solution is validated and released, the Company anticipates that its autonomous driving system will deliver several highway autonomy and parking features, and through continuous learning over time, will enable AVP - where the vehicle can autonomously navigate a parking lot, find a parking space and park itself. Eventually, the adaptive learning could allow the driver to use an application to park and summon the vehicle after the driver has exited the vehicle.

FF 91 will feature an advanced autonomous driving system that will deliver multiple ADAS features through a combination of the Company’s own as well as partners’ applications. The Company plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

As limited edition, FF 91 2.0 Futurist Alliance currently has a list price, or MSRP, of $309,000.

FX Brand Products

The FX Brand includes three planned models—FX 5, FX 6, and FX Super One—each designed to cater to specific consumer segments and compete with other mass-market electric vehicles.

FX 5

The FX 5 series is designed for young professionals and first-time EV buyers, with a price range of $20,000 and $30,000. It is positioned to compete with top-selling EVs and gas-powered vehicles, including the Tesla Model 3, Hyundai Kona Electric, Chevrolet Bolt EV, and Nissan Leaf.

FX 6

The FX 6 series is a family-friendly AIEV with a luxury design, premium safety features, smart cabin technology, and smart AI technology, priced between $30,000 and $50,000. It is positioned to compete with the Toyota bZ4X, Hyundai Ioniq 5, Kia EV6, and Ford Mustang Mach-E.

FX Super One

The FX Super One series is a premium AI Multi-Purpose Vehicle (“MPV”) designed for high-profile individuals and professionals. Combining luxury, versatility, and advanced AI integration, it is engineered to support diverse mobility, business, and lifestyle needs, with features tailored for executive travel, family comfort, and leisure. It is positioned to compete with Mercedes EQV, Chrysler Pacifica Hybrid, Rivian R1S, and Volkswagen ID. Buzz.

Manufacturing Strategy

The Company builds its FF 91 series vehicles at FF ieFactory California, its manufacturing facility in Hanford, California, which has an estimated annual capacity of 10,000 vehicles. The facility supports key manufacturing operations, including body assembly, paint operations, final vehicle assembly, and end-of-line testing for the FF 91. The Company intends for its vehicle engineering and manufacturing teams to work closely together to streamline the feedback loop, enabling rapid product enhancements and quality improvements. Additionally, the Company will extensively utilize virtual manufacturing simulation methods to validate operations and optimize manufacturing processes.

The Company also plans to manufacture the FX 5 series, FX 6 series, and FX Super One series at FF ieFactory California, leveraging its existing infrastructure to support production. These models will be integrated into the facility’s flexible manufacturing system, allowing for efficient scaling of production as demand grows.

Suppliers

The Company has built a strong global supply chain, partnering with reputable suppliers across North America, Europe, and Asia to source systems, components, raw materials, parts, manufacturing equipment, and essential services. The Company has successfully onboarded suppliers for all FF 91 components, ensuring a streamlined production process.

In November 2024, the Company entered into definitive agreements, through its subsidiary Faraday X, with leading OEMs in Asia to support development, testing, regulatory compliance, supply chain management, and production planning of the new FX models. For other key agreements, refer to the Key Agreements and Partnerships  subsection below.

To strengthen supplier relationships, the Company launched the Vendor Trust Program, offering enhanced collateral and repayment protections to key suppliers in exchange for their commitment to supporting the Company’s production goals. These strategic partnerships and initiatives reinforce the Company’s mission to deliver high-quality electric vehicles to the market.

Sales, Delivery, and Servicing of Vehicle

The Company initiated delivery of the first FF 91s in 2023. The Company is adopting a direct sales model that integrates online and offline sales channels to drive sales. The Company’s offline sales network will consist of the self-operated experience centers and partner-owned experience centers. The self-operated experience centers are expected to establish brand awareness and provide a seamless vehicle purchase experience, while the partner-owned experience centers (established dealerships) are expected to expand the sales and distribution network without substantial capital investment by the Company.

The Company may consider other Company-operated experience centers in the U.S., China and the Middle East. These locations would operate as experiential showrooms for the Company’s electric vehicle models, offering sales, after-sales, and charging services. Additionally, Company partner-owned stores and showrooms would support its online-to-offline sales model, vehicle delivery, charging service and other user operations.

All purchase transactions will be processed online through the Company’s website or mobile apps, while Company partners will support the process (including demonstration drives and providing vehicle information) and receive compensation based on a revenue sharing model and territory and/or services performed. Users accessing FF.com can directly purchase the vehicle online and can choose their closest self-operated experience centers or partner-owned experience centers and showroom for support. Customers going to a partner-owned experience center will be supported by staff and directed to FF.com for purchasing. The Company believes that once the reputation of Company vehicles has been established and users are familiar with Company vehicles, an increasing share of the vehicle sales process is likely to be completed fully online. This will further free up offline capacity and potentially increase productivity for the Company’s partner-operated experience centers. As the Company will oversee delivery of the vehicles, both Company stores and partner-owned experience centers and showrooms will be able to run their operations in an asset-light fashion.

The partner-owned experience centers and showrooms will be the prioritized network for servicing the Company’s vehicles, which may include repair, maintenance, and bodywork services. The Company will also contract with select third-party service centers to ensure coverage and will deploy mobile service vans based on user demand. To ramp up its service capabilities, FF Eco Sales Company, LLC, the Company’s sales subsidiary, has engaged Somit Solutions (“KPIT”) to support the Company’s Aftersales with the development of the underlying systems required to support all after-sales elements, such as repair order, warranty, parts catalog, repair manuals to support the expansion of its Service Network. Additionally, the Company plans to engage with a national automotive services provider to support the Company’s Aftersales operations, such as shipping logistics, as well as leveraging a service center network. The Company’s users will benefit from its connected remote service platform. For other key agreements refer to the Key Agreements and Partnerships subsection below.

Co-Creation Program

Rather than the traditional one-way sales and marketing approach common in the automotive industry, the Company aims to establish a direct and reciprocal relationship with its user base to strengthen brand awareness. On August 12, 2023, the Company delivered the first FF 91 2.0 Futurist Alliance to its inaugural industry expert Developer Co-Creator. Since then, the program has promoted its brands, while creative insights and feedback from its Co-Creators continue to refine the features and functionality of its vehicles.

Other Sales and Service Capabilities

To complement the Company’s brand-building efforts, its sales team has been building out its sales and services capabilities. Below is an overview of the Company’s recent advancements:

●	Leasing Program Launch: In collaboration with Luxury Lease Partners, the Company has initiated a leasing program for its FF 91 2.0 Futurist Alliance owners. With competitive pricing, customers can acquire its flagship model with just a few electronic clicks, in line with its vision of an intelligent electric future.

●	Bureau of Automotive Repair License: Holding a license from the California Bureau of Automotive Repair is a testament to its commitment to uphold the highest compliance standards in vehicle maintenance, warranty repairs, and service.

●	Home Charging Installation Program Activation: In alliance with Qmerit Electrification, the Company has launched its home charging installation program. The Company’s Home Charger, which supports up to 19.2 kW, is a Wi-Fi-connected smart charger compatible with most EVs.

●	Public Charging Program: Ensuring uninterrupted travel for its vehicle owners, we’ve rolled out a public charging program. Every FF 91 2.0 Futurist Alliance owner is entitled to $1,000 charging credits, applicable across major U.S. EV charging networks.

Properties

FF leases all of its facilities. The following table sets forth the location, approximate size, primary use and lease term of FF’s major facilities as of December 31, 2024:

Location	Approximate Size (Building) in Square Feet	Primary Use	Lease Expiration Date
Gardena, California	82,586	Global headquarters, research and development, office	September 30, 2025
Gardena, California	12,650	Office	September 30, 2025
Hanford, California	1,070,000	Manufacturing	October 19, 2028
San Jose, California	30,260	Office	March 31, 2025
Beijing, China	2,942	Administrative services, research and development, strategic planning	December 14, 2025
Zhuhai, China	895	Administrative services, research and development, strategic planning	July 11, 2025

The Company is finalizing the refurbishment of the FF ieFactory California manufacturing facility, located in Hanford California. The facility is finishing the main components which includes a body shop, a paint shop, component manufacturing and an assembly line. The FF ieFactory California manufacturing facility is approximately 1.1 million square feet and, once it is built out, is expected to have the capacity to support a production of 10,000 vehicles per year.

Legal Proceedings

From time to time, FF may become involved in legal proceedings arising in the ordinary course of business. We are currently a party to various legal or governmental proceedings, the outcome of which, although currently uncertain, if determined adversely to us, could individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations. See the section titled “Legal Proceedings” in Note 11, Commitments and Contingencies included in the notes to the Company’s audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s unaudited consolidated financial statements, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which are incorporated by reference herein, for further discussion of its legal proceedings.

Key Agreements and Partnerships

The Company has formed strategic agreements to support its manufacturing, technology, and market expansion. The Company also engaged KPIT and SalesForce to develop after-sales service infrastructure.

FX Vehicle Co-Development Agreements

In November 2024, the Company entered into definitive agreements, through its subsidiary Faraday X, with leading OEMs in Asia for the joint development of new FX vehicle models. These agreements outline plans for collaboration on the development, testing, regulatory compliance, supply chain management and more. FX’s first vehicle model is planned to roll off the production line by the end of 2025.

After-Sales and Service

The Company has engaged KPIT to support the development of the underlying after-sales Service Systems (U.S. and China), plans to further engage a U.S. based national automotive services provider to support aftersales operations (U.S. only), and has engaged SalesForce (U.S. only) to deliver and service in compliance with governmental agencies and to support critical path alignment with the Company’s user journeys.

Human Capital Management and Resources

Workforce Overview

As of December 31, 2024, the Company employed approximately 249 people globally, with 202 employees in the U.S., one in the UAE, and 43 in the PRC. The Company has developed employee-focused programs to attract, support, and retain talent, ensuring competitiveness in the market while prioritizing employee well-being and professional development. Below is a summary of the employee count by country and functional job areas.

Job Function	Total	UAE	U.S.	PRC
Administration	72	1	44	27
Research and Development	86		75	11
Manufacturing	52		50	2
Sales & Marketing	39		33	6
	249	1	202	46

The Company’s recruitment, development, compensation, and benefits programs align with its core values and long-term growth strategy. Management remains focused on implementing initiatives that foster a growth mindset, strengthen employee engagement within the broader the Company ecosystem, and create a supportive and dynamic work environment. Given the critical role of employees in the Company’s success, since 2023, the Compensation Committee of the Board of Directors has overseen the Company’s human capital management strategy and practices, including talent recruitment, development, and retention, employee engagement, and succession planning.

The Company actively supports the physical, financial, and mental well-being of employees and their families through comprehensive benefits programs. As part of this commitment, The Company fully covers employee-only healthcare premiums and continually explores opportunities to enhance support and improve the effectiveness of its benefit offerings.

Workforce Strategy and Practices

A majority of the Company’s employees are engaged in research and development, engineering, manufacturing, and supply chain functions. To preserve its current cash position, the Company may implement additional headcount reductions based on the Company’s financial condition and market conditions. However, as the Company scales production and delivery, the Company may expand hiring efforts to support targeted vehicle production.

The Company’s hiring strategy focuses on attracting highly skilled professionals with experience from leading OEMs, software, internet, consumer electronics, artificial intelligence companies, tier-one automotive suppliers, and engineering firms. The Company has not experienced any work stoppages and considers its relationship with employees to be strong. None of the Company’s employees are subject to collective bargaining agreements or represented by a labor union.

The Company’s team is composed of talent from diverse industry backgrounds and nationalities, all working toward the shared goal of creating highly innovative and unique products. The Company’s human capital objectives include identifying, recruiting, retaining, and integrating top talent while fostering a workplace culture that prioritizes employee engagement, growth, and well-being.

Professional Development

The Company is committed to ethics, integrity, and professional growth. Through ongoing compliance training and leadership development programs, the Company fosters a culture of transparency, accountability, and ethical behavior. The Company’s Academy provides employees with opportunities to build new skills, advance their careers, and align with the Company’s Mission, Vision, Values, and Culture.

The Company continually enhances learning and development initiatives to ensure employees receive the resources needed for success. The Company regularly reinforces the importance of honesty, authenticity, and ethical decision-making through compliance training and leadership development programs.

Partnership Program

Acting through FF Global Partners LLC (“FF Global”), a shareholder of the Company, in July 2019, certain current and former executives of the Company established a program which they refer to as the “Partnership Program.” As described below, the Partnership Program provides financial benefits to certain Company directors, management and employees, which they are required to report to the Company pursuant to the Company’s Investment Reporting Policy. The Partnership Program is administered by FF Global and is not under the Company’s supervision.

Purpose of Partnership Program

The purpose of the Partnership Program is to help the Company and FF Global succeed, including by helping key Company employees remain aligned with the Company’s mission, interests and economic success, by awarding units representing membership interests in FF Global to such individuals. The Company has been advised by FF Global that the VP of Human Resources of the Company, who is also a member of FF Global, provides recommendations to the FF Global Board of Managers regarding proposed awards based on, among other things:

●	the individual’s position in the Company,

●	the importance of the individual’s role in the Company and/or FF Global,

●	the individual’s historical contributions to the Company and/or FF Global,

●	the importance of the individual to the achievement of the Company’s and FF Global’s strategic objectives,

●	the individual’s awards under the Company’s employee stock option plan, and

●	the individual’s existing holdings of FF Global units.

The awards under the Partnership Program have in the past been granted exclusively to current or former employees of the Company or its affiliates, FF Global, may in the future determine to grant awards to individuals who are not affiliated with the Company.

Pursuant to the Company’s Investment Reporting Policy, members of its management and other employees are required to report information relating to their investments, including their interests in FF Global. However, since the Company’s board of directors (the “Board”) does not have oversight over the Partnership Program, the Company is not able to assess whether awards made by FF Global under the Partnership Program incentivize management and employee behavior and activities that the Company intends to incentivize, or indeed, whether the Partnership Program effectively works against efforts by the Company to manage its workforce. For example, as part of the special committee of independent directors established by the Board to investigate allegations of inaccurate Company disclosures (“Special Committee”), as further discussed below, it was determined that a Company employee who is also a beneficiary under the Partnership Program deliberately interfered with the Special Committee’s investigation. Although the Company disciplined this employee, the effectiveness of the Company’s disciplinary efforts may have been counteracted by awards this employee has received or expects to receive under the Partnership Program.

Terms of Awards

FF Global units awarded under the Partnership Program are purchased by the recipient from FF Global. The recipient pays the purchase price for their common units in 10 annual installments. The units entitle the recipient to receive distributions from FF Global when and if declared by the FF Global Board of Managers on a pro rata basis based on their paid-in capital (after their contributions are all returned). FF Global units are subject to redemption in certain cases, including upon termination of employment with FF Global or the Company or any of their affiliates, at a redemption price that generally is no lower than the unreturned capital contributions.

Scope of Partnership Program

FF Global has informed the Company that to date a total of 34 individuals have received awards under the Partnership Program, that less than 16 individuals continue to hold such awards, and that all recipients of such awards are current or former directors or employees of the Company or its affiliates. Some of these individuals are or were members of the FF Global Board of Managers. Certain members of Company management and other Company employees are equity owners of FF Global, which beneficially owned less than 1% of the voting power of the Company’s fully diluted Common Stock as of December 31, 2024.

Governmental Regulations, Programs and Incentives

The Company operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which the Company is subject govern, among others, vehicle emissions, battery safety, energy efficiency, data security, and the storage, handling, treatment, transportation, and disposal of hazardous materials. Additionally, the Company must comply with regulations related to the remediation of environmental contamination and sustainable vehicle production practices. Compliance with such laws and regulations at an international, regional, national, provincial, and local level is critical to its ability to continue operations.

Environmental standards applicable to the Company are established by the laws and regulations of the countries in which the Company operates, as well as standards adopted by regulatory agencies and the permits and licenses issued to the Company. Each of these regulatory sources is subject to periodic modifications, and the Company anticipates that compliance requirements will continue to become more stringent over time. Violations of these laws, regulations, or permit conditions may result in substantial administrative, civil, or criminal fines, operational penalties, or orders to cease operations or to conduct or pay for corrective work. In some instances, non-compliance may lead to the suspension or revocation of permits or business licenses, affecting the Company’s ability to manufacture and sell vehicles.

In addition to regulations in the United States, the Company must comply with evolving Chinese governmental policies affecting NEVs, foreign investment, foreign exchange, and environmental compliance. For a summary of the Company’s significant regulations related to its PRC Subsidiaries’ operations, refer to the Requirements Under PRC Laws and Regulations subsection below.

Vehicle Safety and Testing

The Company’s vehicles will be subject to, and must comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable FMVSS. As a manufacturer, the Company self-certifies that its vehicles meet all applicable FMVSSs before the vehicles can be sold in the U.S. There are many FMVSSs that apply to Company vehicles, such as crash-worthiness requirements, active safety requirements and electric vehicle requirements (e.g., limitations on electrolyte spillage, battery retention and avoidance of electric shock after certain crash tests).

In addition to FMVSS, the Company is required to comply with other federal laws administered by NHTSA, including the Corporate Average Fuel Economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owners’ manual requirements. The Company must also comply with the Automobile Information and Disclosure Act, which requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and other pricing. In addition to meeting NHTSA obligations, the Company is also required to comply with the Environmental Protection Agency (“EPA”) and California Air Resource Board (“CARB”) with respect to annual compliance certification and running change impacts in case the vehicle range is impacted by software or hardware updates. Additionally, NHTSA can, at its discretion, purchase Company vehicles to run a New Car Assessment Program (“NCAP”), which would require the crash test results to be printed on the Monroney Label, as part of the consumer information federal requirements, which combines both NHTSA and EPA consumer information in a single document that is affixed to each new vehicle sold.

The Company vehicles sold outside of the U.S. will be subject to similar foreign safety, environmental, and other regulations. If those regulations and standards are different from those applicable in the U.S., the Company will redesign and/or retest the vehicles. For example, the European Union (“E.U.”) has published new Vehicle General Safety Regulations, applying from July 6, 2022, which introduced a range of mandatory advanced driver assistant systems to improve road safety and establishes the legal framework for the approval of automated and fully driverless vehicles in the EU., Company vehicles sold in China will be subject to compulsory product certification by certification authorities designated by the State Certification and Accreditation Administration Committee. Additionally, for Company vehicles to be approved for manufacture and sale in China, the vehicles will need to be added to the Announcement of Vehicle Manufacturers and Products issued by the MIIT of China, by showing compliance with the relevant safety and technical requirements and other conditions, including among others, the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products and the Administrative Rules on the Admission of Passenger Vehicles Manufacturer and Products, and passing the review by the MIIT.

Battery Safety and Testing Regulations

The Company’s battery packs must conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration. (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped, such as by ocean vessel, rail, truck, or air. The Company will complete the applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. The Company uses lithium-ion cells in its high-voltage battery packs. The use, storage and disposal of the Company’s battery packs is regulated under federal law. The Company will enter into agreements with third-party battery recycling companies to recycle its battery packs. In addition to this, China and Europe have stringent battery safety regulations which the Company designs its batteries to comply with.

Environmental Credits

In connection with the production, delivery, and placement into service of the Company’s zero-emission vehicles, the Company may earn tradable credits under certain governmental programs designed to incentivize such activities. The Company may sell the Company’s future credits to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. Under the EPA’s Light-Duty Vehicle Greenhouse Gas Emissions Standards, the Company may generate carbon dioxide emissions credits that can be sold to conventional internal combustion engine vehicle manufacturers. On December 30, 2021, EPA issued new greenhouse gas emissions standards for model years 2023-2026 light duty vehicles that accelerates the annual year-over-year increase in the stringency of the standards from 1.5% to 5-10%. These standards include carbon dioxide emission credit multipliers for the sale of electric vehicles, and EPA predicts that the standards will result in electric and plug-in hybrid vehicles having a market share of approximately 17% by model year 2026. Similarly, on August 25, 2022, the California Air Resources Board approved the Advanced Clean Cars II rule, which amends California’s existing Zero Emission Vehicle Regulation to require an increasing number of zero-emission vehicles starting with model year 2026 and growing to a 100% transition of light duty passenger vehicles to electric vehicles by model year 2035. Under both federal and California regulations, the Company may earn salable regulatory credits as vehicle manufacturers are required to meet annual emissions or zero-emissions vehicle sales requirements or purchase commensurate offset credits. The Company may also earn similar fuel economy and clean fuels credits under other regulatory regimes in the U.S. and abroad.

EPA Emissions and Certification

The U.S. Clean Air Act requires that the Company obtain a Certificate of Conformity issued by the EPA and approval under California Executive Order issued by CARB certifying that Company vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold under the EPA Clean Air Act’s standards. A CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles, of which the FF 91 is certified under the CARB executive order as a zero-emission vehicle. In addition to California, there are 17 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Virginia, Delaware, Colorado, Minnesota, Nevada, Virginia, and New Mexico. The Company has current for the FF 91 both the EPA certificate of conformity and is certification from CARB as being a zero-emission vehicle, and an EPA attested range of 381 miles. Starting in model year 2026, the Company must also meet California data standardization requirements for zero-emission vehicles, which specifies required vehicle and battery data that must be made available to vehicle owners through a scan tool device.

Regulation––Self Driving

Currently, there are no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the NHTSA has established recommended guidelines. Certain U.S. states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork of licensing requirements increases the legal complexity for Company vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, and may create restrictions on self-driving features that the Company develops. International standards exist for ensuring the safety of intended functionality, which provides a framework for OEMs to build a safety case as part of the development of robustly designed and validated self-driving vehicles. For the current deployment of self-driving vehicles, permits are required which include approved, limited, operational design domains which define the limits to which self-driving vehicles are able to operate in.

Automobile Manufacturer and Dealer Regulation

U.S. state laws regulate the manufacture, distribution and sale of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. The Company will need to secure dealer licenses (or their equivalent) to engage in sales activities for its self-operated experience centers and service centers, while partners in certain states will support by providing services via partner-owned experience centers and showrooms. The Company has received its dealer license from the State of California and is able to sell automobiles across the U.S.

In China, automobile suppliers and dealers are required to receive a business license and file and update the relevant information through the information management system for the national automobile circulation operated by the competent commerce department in China. Additionally, according to the Administrative Measures on Automobile Sales, automobile suppliers and dealers shall sell automobiles, spare parts, and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts, and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication.

Regulatory Risks Related to Operations in the People’s Republic of China

The Company’s current operations and planned expansion in the PRC are subject to evolving regulatory and governmental oversight. In recent years, the Chinese government has introduced new policies and restrictions affecting business operations, securities offerings, cybersecurity, and anti-monopoly enforcement. These regulatory changes may limit its ability to expand in China, attract foreign investment, or maintain its listing on a U.S. stock exchange.

Additionally, the Chinese government retains broad authority to intervene in or influence the operations of the Company’s PRC subsidiaries, which could result in material changes to the Company’s business, financial condition, or the value of its Class A Common Stock and warrants. For further details on these risks, see “Risk Factors – Risks Related to our Operations in China.”

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of the Company’s PRC Subsidiaries is required to obtain and maintain a business license to operate in the PRC. The Company’s PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As the Company’s operations in the PRC expand, its PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, MOFCOM, and the MIIT, which oversee different aspects of the electric vehicle business. As of  March 31, 2025, its PRC Subsidiaries held all necessary business licenses and approvals, and no applications for required permits have been denied. However, PRC regulators continue to impose evolving licensing requirements, particularly in the electric vehicle sector, which may affect future compliance obligations. See “Risk Factors–Risks Related to our Operations in China–We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by the Company’s PRC Subsidiaries” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

The Company does not believe any permission is required from any Chinese authorities (including the CSRC and the CAC) in connection with its previous offerings or listing. However, evolving PRC regulations on data security and cybersecurity reviews may introduce new compliance obligations in the future. The Company does not and immediately prior to the filing of this prospectus, will not possess over one million of PRC-based individual’s personal information. After consulting its PRC counsel, The Company believes it’s currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of March 31, 2025, after consulting its PRC counsel, the Company was not aware of any other laws or regulations currently effective in the PRC which explicitly required the Company to obtain any permission from the CSRC or other Chinese authorities for its previous offering or listing, nor had the Company received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have implemented new regulations governing overseas securities offerings by Chinese companies, including the Trial Measures for the Overseas Listing of Domestic Enterprises (effective March 31, 2023), which require CSRC filings for future overseas listings. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with the Company’s future securities offering activities, the Company may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether the Company will be able to fully comply with the requirements to obtain such permissions and approvals from or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors–Risks Related to our Operations in China–The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors–Risks Related to our Operations in China–We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, current account transactions (including profit distributions and trade-related foreign exchange transactions) generally do not require prior approval from SAFE, provided procedural requirements are met. However, capital account transactions, such as loan repayments in foreign currency, still require SAFE approval or registration. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. The PRC government may impose foreign exchange restrictions at its discretion, including tightening outbound capital transfers and foreign currency remittances for current or capital account transactions. If the foreign exchange control system prevents the Company’s PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, its PRC Subsidiaries may not be able to pay dividends in foreign currencies to the Company. Further, the Company cannot assure you that new regulations or policies will not be promulgated in the future and that would have the effect of further restricting the remittance of CNY into or out of the PRC. The Company cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. The Company’s PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, its PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors–Risks Related to our Operations in China–We are a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that we may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to us could restrict our ability to satisfy its liquidity requirements and have a material adverse effect on our ability to conduct its business” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

The PRC has currency and capital transfer regulations that require the Company to comply with certain requirements for the movement of capital in and out of the PRC. The Company is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing the Company’s capital investment in the PRC Subsidiaries). The Company may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manner:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. The Company notes Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loans to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2024 and 2023, FF U.S. extended loans in an aggregated amount of $8.0 million and $8.0 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. The Company will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of December 31, 2024, the Company’s only operating subsidiaries in China (including Hong Kong) were FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to any non-Chinese entity, including by way of dividends. The Company does not currently plan or anticipate transferring cash or other assets from its operations in China to any non-Chinese entity.

Capital contributions to PRC companies are governed by the revised Company Law of the PRC (effective July 1, 2024) and the Foreign Investment Law. The PRC imposes capital contribution timing requirements and dividend distribution restrictions on PRC Subsidiaries when remitting payments outside of China. Under PRC law, the Company’s PRC Subsidiaries may distribute dividends only from net profits, as determined under PRC GAAP, and only after statutory reserve allocations and prior-year loss recoveries. The Company’s operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

Competition

The Company has experienced, and expects to continue to experience, intense competition from several companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission, or carbon neutral solutions. Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, such as Tesla, Porsche, Mercedes, Rolls Royce and Audi, have electric vehicles available today. Other current and prospective automobile manufacturers are also developing electric vehicles, for example Nio, xPeng, Li Auto, and Lucid Motors, among others. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. The Company’s FF Series directly competes with other pure-play electric vehicle companies targeting the high-end segment, while also competing to a lesser extent with NEVs and ICE vehicles in the mid to high-end segment offered by traditional OEMs. FX Series will directly compete with other mass-market electric vehicles. The Company believes the primary competitive factors in the electric vehicle market include, but are not limited to:

●	pricing;

●	brand recognition;

●	technological innovation, recently enhanced through PT Gen 2.0;

●	customer experience, vehicle performance, quality, safety and reliability;

●	space, comfort, and user experience;

●	after-sales support, service and charging options;

●	design, styling, and interior materials;

●	supply chain management; and

●	manufacturing efficiency.

The Company believes that it will compete favorably with its competitors on the basis of these factors. However, most of the Company’s current and potential competitors have greater financial, technical, supply chain, manufacturing, marketing, and other resources than the Company. They may be able to deploy greater resources to the design, development, manufacturing, supply chain, distribution, promotion, sales, marketing, and support of their electric vehicles. Additionally, the Company’s competitors may also have greater name recognition, longer operating histories, lower cost of materials, larger sales forces, broader customer and industry relationships, and other resources than the Company does.

Enforceability

Certain of the Company’s current operations are conducted in the PRC through its wholly owned subsidiaries. All or a substantial portion of the assets of these persons are located outside the U.S. and in the PRC. As a result, it may not be possible to effect service of process within the U.S. or elsewhere outside the PRC upon these persons. In addition, uncertainty exists as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against the Company or such director predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof, or be competent to hear original actions brought in the PRC against the Company or such director predicated upon the securities laws of the U.S. or any state thereof. See “Risk Factors – Risks Related to our Operations in China – There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management” incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

MANAGEMENT

The following table sets forth, as of May 5, 2025, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Matthias Aydt	67	Co-Global Chief Executive Officer and Director(4)
Yueting Jia	51	Co-Global Chief Executive Officer
Jiawei Wang	34	Global President
Koti Meka	55	Chief Financial Officer
Scott Graziano	54	Global General Counsel
Chui Tin Mok	50	Executive Vice President, Head of UAE, and Director(4)
Chad Chen	42	Director(1)(2)(3)
Jie Sheng	41	Director(1)(2)(3)(4)
Lev Peker	43	Director(1)(3)

(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers and Directors

Mr. Yueting Jia, 51, is the Founder of FF and has served as the Company’s Co-Global Chief Executive Officer since April 23, 2025. Mr. Jia was FF’s Chief Product and User Ecosystem Officer from September 2019 to April 2025 and served as CEO from 2017 to September 2019. In 2003, Mr. Jia founded Xbell Union Communication Technology (Beijing) Co., a Singapore publicly-listed company that developed and launched China’s first mobile video streaming software system. In 2004, he founded LeTV, a video streaming website. In 2011, YT Jia founded Le Holdings Co. Ltd (“LeEco”), which is an internet ecosystem technology company with business segments including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. In 2014, YT Jia founded FF. YT Jia defined and led the team in creating the FF 91. As Chief Product and User Ecosystem Officer, YT Jia oversaw activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation, capital markets, human resources and administration, corporate strategy and China departments and reports directly to the Board. As a Co-Global CEO, Mr. Jia reports to the Board, and co-manages User Ecosystem, Supply Chain, EV R&D, Finance, Legal, FF China, FF Middle East, Faraday X and AI HER together with Matthias Aydt, the Co-Global CEO of the Company. Mr. Jia continues overseeing Product & Mobility Ecosystem and I.A.I R&D.

Mr. Matthias Aydt, 67, serves as FF’s Global Chief Executive Officer. Before that he served as FF’s Senior Vice President of Product Execution since December 13, 2022, and had previously served as FF’s Senior Vice President of Business Development and Product Definition since November 2019, overseeing business development of FF’s business to business sales, technology licensing and strategic cooperation as well as leading its product strategy for future products, and has served as a member the Board since July 2021. Mr. Aydt served as a member of the Board since July 2021. Mr. Aydt has served in various leadership roles at FF, including Senior Vice President of Product Execution, Vice President of Vehicle Engineering and Vehicle Chief Engineer and Head of Hardware Architecture. Mr. Aydt has extensive experience in the automotive industry. Prior to joining FF in July 2016, Mr. Aydt served as the Vice President of Vehicle Engineering of Qoros Auto from January 2015 to May 2016, held various positions at Magna Steyr from 2006 to 2014, including Branch Manager and Head of Project Management at Magna Steyr China. Mr. Aydt received his Bachelor of Science degree from Fachhochschule Ulm - Hochschule für Technik.

Mr. Jiawei Wang, 34, has served as the Global President of the Company since March 2025. He has also been serving as partner and president of FFGP. He currently also serves as head of corporate development for the Company, and was the Company’s Vice President of Global Capital Markets from May 2018 to April 2022. Prior to that, he was Global Head of Capital Markets at the Company from January 2018 to May 2018, and General Manager of China Capital Markets from March 2017 to January 2018. He was the co-founder and Executive Chairman of AIBOT Inc. from September 2022 to March 2025 and now serves as the Chairman of AIBOT Inc., an AI-driven, intelligent eVTOL aircraft developer. Before joining the Company, Mr. Wang worked at Le Holdings Co. Ltd. as Director of Corporate Development from 2015 to 2017. He co-founded Global Galaxy Inc., a private investment firm in September 2013 and worked as a private equity analyst at Knights Investment Group from December 2013 to February 2014. Mr. Wang received a Bachelor’s Degree in Finance from Central University of Finance and Economics (CUFE) in Beijing.

Mr. Koti Meka, 55, was appointed to be the Chief Financial Officer effective September 23, 2024. Mr. Meka had served as the Company’s Acting Head of Finance Operations since November 2023, managing finance operations, heading financial planning and analysis, and supporting process improvement, target setting and cost-reduction efforts. Previously, he served as the Company’s Director of Finance (FP&A) from July 2017 to November 2023, Operations Controller from August 2016 to July 2017, and Senior Manager, Cost Estimating from February 2016 to August 2016. Prior to joining the Company in February 2016, Mr. Meka worked at Ford Motor Company from July 2002 to February 2016 in cost optimization, product development finance and corporate finance, including leading financial analysis at Ford Business Services Center in Chennai, India from December 2009 to July 2013. He holds an MBA from the University of Michigan-Dearborn, an M.S. in Mechanical Engineering from Wayne State University and a B.Tech. in Mechanical Engineering from Jawaharlal Nehru Technological University, India.

Mr. Scott Graziano, 53, has served as Global General Counsel at Faraday Future since September 2023. Prior to joining FF, he served at Healthpeak Properties, Inc. (NYSE: DOC) from October 2015 to September 2023, including as Senior Vice President and Deputy General Counsel beginning in February 2017, as well as Corporate Secretary. Prior to joining Healthpeak, Mr. Graziano served as Director – Securities and Corporate Governance at Western Digital Corporation (NASDAQ: WDC). Prior to that, Mr. Graziano was a counsel at the law firm of O’Melveny & Myers LLP in Newport Beach, California, and Shanghai, China, from November 2004 to January 2015, and an associate at the law firm of Shearman & Sterling LLP in New York City from September 2000 to November 2004.

Mr. Chui Tin Mok, 50, has served as FF’s Global Executive Vice President since August 2018 and held the position of Head of User Ecosystem from August 2018 to August 2024. In August 2024, he was appointed Head of UAE, and he has been a member of the Board since January 25, 2023. Mr. Mok is experienced in managing marketing and sales functions in global internet tech companies. Prior to joining FF, Mr. Mok worked in Trend Lab Limited, which Mr. Mok founded in January 2018. From September 2017 to January 2018, Mr. Mok was the President of EFT Solutions Limited (HKEx: 8062), a Hong Kong public company that provides online and offline payment solutions. From 2013 to 2017, Mr. Mok served as the Group Chief Marketing Officer of LeEco Group and also the Chief Executive Officer of LeEco APAC. Mr. Mok served as the Global Vice President of Sales and Marketing of Meizu Technology Co., Ltd. from 2010 to 2013. Mr. Mok received his Higher Diploma in Building Service Engineering from Hong Kong Institute of Vocational Education, and his Executive Master’s Degree in Business Administration from International Business Academy of Switzerland.

Mr. Chad Chen, 42, was appointed to the Board on October 27, 2022, pursuant to the FF Top Amendment to the FF Top Voting Agreement. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information. He is a partner with the law firm of Yoka | Smith, LLP (“Yoka Smith”), where he has practiced since 2012. Mr. Chen represents national and multinational clients in both litigation and non-litigation matters. Mr. Chen’s litigation practice includes representing corporate clients in commercial and business disputes, product liability defense, and class action defense. His non-litigation practice encompasses contract management, counseling on business transactions and serving as outside general counsel in dealing with local, state, and federal agencies, including the U.S. Department of the Treasury, the U.S. Department of Commerce, the United States International Trade Commission, and various tax authorities. Prior to joining Yoka Smith, Mr. Chen worked in-house at an alternative energy company and was an associate with Collins + Collins, LLP (formerly Collins, Muir + Stewart LLP). He received his Juris Doctor degree from Southwestern Law School in Los Angeles, California and his Bachelor of Arts in Economics and Political Science from the University of California, Irvine.

Mr. Jie Sheng, 41, has served as a member of the Board since December 18, 2022. Mr. Sheng is currently the Head of Operations & Finance Director of FF Global, a position he has held since June 2022. FF Global, through its subsidiary FF Top, is the Company’s largest stockholder. From October 2018 to June 2022, Mr. Sheng served as Deputy Managing Director of China Aviation Fuel (Europe) Limited, a wholly-owned subsidiary of China Aviation Oil (Singapore) Corporation (“CAO”), a Singapore Exchange-listed Company, which in turn is a majority-owned subsidiary of China National Aviation Fuel Group Corporation, a Fortune 500 company and the largest Chinese state-owned aviation fuel supplier which integrates the purchase, transportation, storage, quality management, sales and into-plane service of aviation fuel in China. From October 2008 to October 2018, Mr. Sheng served as Executive Director of Finance of North American Fuel Corporation, also a wholly-owned subsidiary of CAO, which conducts aviation fuel procurement, supplies jet fuel, and engages in general aviation endeavors in North America. Mr. Sheng received a master’s degree in accounting and financial economics from the University of Essex in 2008.

Mr. Lev Peker, 43, has served as a member of the Board since August 4, 2023. Mr. Peker is an automotive and retail experienced C-Suite executive who has served in the CEO role as well as on the board of directors at various public and private organizations. He has a results-driven mindset and a strong track record of performance in turnaround and high-paced organizations. Mr. Peker is currently the CEO of PartsiD, a leading digital commerce platform for the automotive aftermarket, a position he has held since April 2023. Prior to this role, Mr. Peker served as the CEO of CarLotz, a nationwide used car consignment retailer (which recently merged with Shift Technologies), from April 2022 to December 2022. Prior to that role, Mr. Peker was the CEO of CarParts.com from 2019 to 2022 where he oversaw a more than doubling of annual revenue, a nearly fourfold improvement in EBITDA and an increase in market capitalization of over 500%. He also led the organization through a turnaround and strategic repositioning, while creating a three-year plan to increase operational efficiency, maximize inventory, and improve the customer experience. Mr. Peker has also held various executive roles at Adorama, Sears Holdings Corporation and US Auto Parts in his career. Mr. Peker is a Certified Public Accountant (CPA), has an MBA from The Anderson School of Management at UCLA and a BS in Accounting from USC’s Marshall School of Business.

There are no family relationships among any of our directors or executive officers.

Independence of Directors

FF adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and will consult on an ongoing basis, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Chad Chen, Jie Sheng and Lev Peker are independent directors.

The independent members of the Board have regularly scheduled meetings at which only independent directors are present. A majority of the Board will remain independent, meaning FF cannot elect to be a controlled company under Nasdaq listing rules, until the market capitalization of FF exceeds $20.0 billion (or $3.0 billion if certain Charter Amendments are approved and made to the Amended and Restated Charter) and the Board elects to become a controlled company as a result of FF Top having requisite voting power for FF to become a controlled company, or FF otherwise becomes a controlled company.

Risk Oversight

The Board oversees the risk management activities designed and implemented by management. The Board executes its oversight responsibility both directly and through its committees. The Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. FF’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of FF and provides appropriate updates to the Board and the Audit Committee. The Board has delegated to the Audit Committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities.

The Audit Committee assists the Board in oversight of cybersecurity risks, in addition to oversight of the performance of our audit function. We have implemented a number of security measures designed to protect our systems and data, including firewalls, antivirus and malware detection tools, patches, log monitors, routine back-ups, system audits, routine password modifications, and back-up recovery procedures. We utilize third-party cloud services in connection with our operations. We and our third-party service providers have also designed certain security features into our solutions. FF employees receive a comprehensive information security awareness training periodically throughout the year. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee is also responsible for overseeing FF’s environmental, sustainability and governance efforts and progress and related risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. All committees report to the Board, as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Composition

The Board directs the management of FF’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. The Board consists of five members, all of whom are standing for re-election at the Annual Meeting to serve a one-year term and until their successor has been duly elected and qualified or until their earlier death, resignation or removal.

On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remained a consultant of the Company as an independent contractor until September 15, 2023. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt (at the time, the Company’s Senior Vice President, Product Execution) tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Ms. Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation. On July 31, 2023, Mr. Adam (Xin) He tendered his resignation from the Board and as interim Board Chairman, which resignation was effective immediately. On August 4, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Lev Peker to fill the vacancy on the Board due to Mr. He’s resignation. On September 16, 2023, Mr. Xuefeng Chen tendered his resignation from the Board and as Global CEO, effective September 29, 2023, in order to resume his prior position as FF China Chief Executive Officer, based in China, and assume a new role as Executive Vice President of Global Industrialization of the Company. On September 21, 2023, the Board appointed Mr. Mattias Aydt to succeed Mr. Chen as Global CEO and as a member of the Board, effective September 29, 2023. On October 10, 2023, Ms. Ke Sun tendered her resignation from the Board, which resignation was effective immediately. On June 9, 2024, Ms. Li Han tendered her resignation from the Board, which resignation was effective immediately. In accordance with the Charter and FF Top’s consent rights, the Board reduced the size of the Board from seven to six on October 16, 2023 and from six to five on June 20, 2024, with such reductions resulting in no vacancies on the Board.

Board Leadership Structure

The Board oversees the management of the business and affairs of FF and ensures that the long-term interests of stockholders are served. It is the ultimate decision-making authority within FF except to those matters that are reserved for FF’s stockholders, including director elections. The Board meets on a regular basis and additionally as it deems appropriate. Pursuant to FF’s Corporate Governance Guidelines, the Board annually determines the leadership structure that it determines to be in the best interests of FF and its stockholders at the time. If the Chairperson of the Board is not an independent director, the independent directors shall elect from among themselves a director to serve as the Lead Independent Director upon the recommendation of the Nominating and Corporate Governance Committee. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year. If the Lead Independent Director (if any) is not present at any meeting of the independent directors, a majority of the independent directors present shall select an independent director to preside over that meeting.

Effective as of October 3, 2022, Mr. Adam (Xin) He was appointed Interim Chairperson of the Board following the resignations of the former Executive Chairperson and the former Lead Independent Director. The Board believed that the appointment of an independent director as Chairperson on an interim basis would ensure appropriate transition in Board leadership at a critical time, while allowing the then-Global CEO to focus on FF’s business, operations and strategy. As disclosed above, Mr. He resigned from the Board in July 2023. The Company expects that the current Board will select a permanent Chairperson of the Board.

Under FF’s Corporate Governance Guidelines, in addition to the duties set forth in the Bylaws or as otherwise prescribed by the Board, from time to time, the duties of the Chairperson include (i) presiding at, and chairing, Board meetings and meetings of stockholders; (ii) consulting with the Global CEO (if held by a different individual), other executive officers, the chairs of applicable committees of the Board and the Office of the Secretary to the Board to establish agendas for each Board meeting; (iii) calling Board meetings; (iv) leading the Board in discussions concerning the Global CEO’s performance and Global CEO succession, if such position is held by an individual other than the Global CEO; (v) approving meeting schedules for the Board; (vi) approving information sent to the Board; (vii) serving as a liaison for stockholders who request direct communications with the Board; and (viii) performing such other duties and exercising such other powers, as the Board shall from time to time delegate.

Board Meetings and Committees

During fiscal 2024, the Board held 20 meetings, some with recessed sessions. Each director of FFAI attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served (in each case held during such director’s relevant period of service).

Audit Committee Information

FF’s Audit Committee currently consists of Lev Peker, Chad Chen and Jie Sheng, each of whom is “independent” as such term is defined for Audit Committee members under the rules of the SEC and the listing standards of Nasdaq. Lev Peker is the chair of the Audit Committee. The Board has determined that Lev Peker, Chad Chen and Jie Sheng each qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

As more fully described in its charter, the primary responsibilities of the Audit Committee include (i) to appoint the independent registered public accounting firm and oversee the relationship, and approve the audit and non-audit services to be performed by the independent registered accounting firm; (ii) to review FF’s quarterly and annual financial statements with management and the independent registered public accounting firm; (iii) to review FF’s financial reporting processes and internal controls; (iv) to review and approve all transactions between FF and related persons; and (v) to discuss the policies with respect to risk assessment and risk management, information technology and cybersecurity risks, and other major litigation and financial risk exposures, and the steps management has taken to monitor and control such exposures.

The Audit Committee held 6 meetings during fiscal year 2024. The Audit Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Compensation Committee

FF’s Compensation Committee is currently comprised of Chad Chen, Jie Sheng and Lev Peker, each of whom is “independent” as such term is defined for Compensation Committee members under the rules of the SEC, the listing standards of Nasdaq and applicable rules of the Internal Revenue Code of 1986, as amended. Mr. Sheng is the chair of the Compensation Committee.

As more fully described in its charter, the primary responsibilities of the Compensation Committee include (i) to review and approve the corporate goals and objectives relevant to Global CEO compensation, evaluate at least annually the Global CEO’s performance in light of those goals and objectives and make recommendations to the Board with respect to the Global CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation; (ii) to recommend to the Board the compensation of executive officers other than the Global CEO; (iii) to recommend to the Board the adoption, material modification or termination of FF’s compensation plans, including incentive compensation and equity-based plans, policies and programs; (iv) to recommend to the Board appropriate compensation for FF’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings; (v) to consider whether risks arising from FF’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on FF, including whether FF’s incentive compensation plans encourage excessive or inappropriate risk taking; and (vi) to determine stock ownership guidelines and monitor compliance with such guidelines. The Compensation Committee’s charter provides that the Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.

The Compensation Committee held 5 meetings during fiscal year 2024. The Compensation Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Nominating and Corporate Governance Committee

FF’s Nominating and Corporate Governance Committee (the “Nominating Committee”) is currently comprised of Chad Chen and Jie Sheng, each of whom is “independent” under the rules of the SEC and the listing standards of Nasdaq. Mr. Chen is the chair of the Nominating Committee.

As more fully described in its charter, the primary responsibilities of the Nominating Committee include (i) to assist the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board; (ii) to make recommendations to the Board regarding its size, membership and leadership, as well as committee membership and structure; (iii) to develop and recommend to the Board a set of corporate governance guidelines applicable to FF and to monitor compliance with such guidelines; (iv) to oversee the annual self-evaluation process to determine whether the Board and its committees and individual directors are functioning effectively and to report the results of the self-evaluation process to the Board; and (v) to oversee FF’s environmental, sustainability and governance efforts and progress.

The Nominating Committee held 1 meeting during fiscal year 2024. The Nominating Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Finance and Investment Committee

FF’s Finance and Investment Committee is currently comprised of Matthias Aydt, Chui Tin Mok and Jie Sheng. Mr. Sheng is the chair of the Finance and Investment Committee.

As more fully disclosed in its charter, the principal responsibilities of the Finance and Investment Committee include (i) upon consultation with or recommendation from FF’s Chief Financial Officer, to review with management and make recommendations to the Board matters relating to the establishment of a share repurchase authorization, debt repurchases, issuance of debt and equity securities, dividend policy, initiation or amendment of any revolving credit facilities and (a) any proposed merger or consolidation, (b) any significant acquisition, sale, lease or exchange of property or assets and (c) other significant business transactions; (ii) in the event of any merger or consolidation, to periodically review with management the progress and integration of the merger or consolidation, including the achievement of business synergies, business opportunities or initiatives that may result in substantial capital expenditures, commitments or exposures and major financial undertakings and financing transactions; (iii) to review FF’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow and make such reports and recommendations to the Board with respect thereto as it deems advisable; (iv) to oversee the development of long-term capital structure guidelines; (v) to review the funding obligations and financial performance of benefits plans sponsored by FF; (vi) to review FF’s financial plans and objectives, and review and recommend to the Board annual financial plans, capital plans and budgets; (vii) to review FF’s cash management policies and activities, and review and recommend to the Board certain proposed issuances, repurchases or redemptions of FF securities; (viii) to review debt limitations and material covenants, loan guarantees of third party debt and obligations, strategic alliances and investments and target credit ratings; and (ix) to review risk assessment and risk management policies and strategies for managing certain exposures to financial, operating, or economic risks, including hedging strategies related to foreign currency, interest rates and other commercial risks, and the steps management has taken to monitor and control such risk exposures, as well as review certain legal and regulatory matters that may have a material impact on FF’s financing or risk management activities (taking into account the review of FF’s risk assessment and risk management policies and strategies managed through FF’s Audit Committee).

The Finance and Investment Committee held 28 meetings during fiscal year 2024. The Finance and Investment Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Ethics

FF has a Code of Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Ethics is posted on FF’s website at www.ff.com. FF intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Ethics.

Guidelines for Selecting Director Nominees

The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders, subject to the requirements of the A&R Shareholder Agreement. The Nominating Committee is responsible for identifying, screening and recommending director candidates (subject to the Heads of Agreement and A&R Shareholder Agreement) to the full Board, taking into consideration the needs of the Board and the qualifications of the candidates. The Board, based on the recommendation of the Nominating Committee, will review each director’s continuation on the Board in connection with the director’s re-election.

The Nominating Committee also determines the criteria for Board membership. The guidelines for selecting nominees, which are specified in the Nominating Committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

In selecting director nominees, the Nominating Committee shall consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism, such as a general understanding of various business disciplines (e.g., marketing, finance, etc.), FF’s business environment, educational and professional background, analytical ability, independence, industry experience, diversity of viewpoints and backgrounds, willingness to devote adequate time to Board duties, ability to act in and represent the balanced best interests of FF and its stockholders as a whole, and support for the long term vision of FF. In conducting this assessment, the Nominating Committee considers diversity, in the broadest sense, reflecting, but not limited to, gender, racial, ethnicity, age, skills, industry and professional background. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure FF’s success and represent stockholder interests through sound judgment.

It is the policy of the Nominating Committee to consider persons for Board nomination identified by its members, management, stockholders, investment bankers and others, and to evaluate those individuals using the same criteria. The Nominating Committee will not distinguish among nominees recommended by stockholders and other persons. The Company’s stockholders may recommend nominees for consideration by the Nominating Committee by submitting the names and supporting information to the Company’s Secretary or the Chair of the Nominating Committee; provided that the nomination of directors by FF Top is subject to the A&R Shareholder Agreement. Under the A&R Shareholder Agreement entered into between FF and FF Top, based on FF Top’s voting power, FF Top currently has the right to nominate four out of five directors on the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of FF’s officers or employees. None of FF’s executive officers currently serves, or has served since July 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Delinquent Section 16(A) Reports

Under Section 16 of the Exchange Act, FF’s directors, executive officers and any persons holding more than 10% of FF’s common stock are required to report initial ownership of FF common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and FF is required to disclose below any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, FF is aware of no late Section 16(a) filings except as follows: (i) for Rao Hong, failure to file a Form 4 related to a grant of performance stock option for start-of-production of the EV car model FF 91; (ii) for Matthias Aydt, a late Form 4 filing related to a purchase of Series A preferred stock; (iii) for Lev Peker, a late Form 4 filing related to a grant of restricted stock unit for his director services; (iv) for Li Han, a late Form 4 filing related to a grant of restricted stock unit for her director services; (v) for Chad Chen, a late Form 4 filing related to a grant of restricted stock unit for his director services; and (vi) for Jie Sheng, a late Form 4 filing related to a grant of restricted stock unit for his director services.

Attendance at Annual Meetings of Stockholders by the Board

Although FF does not have a formal policy regarding attendance by members of the Board at FF’s annual meetings of stockholders, directors are strongly encouraged to attend. Three of FF’s then-serving directors attended the 2024 annual meeting of stockholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for FF’s corporate governance along with the Charter, Bylaws, committee charters and other key governance practices and policies. The Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, Board membership criteria, and Board committee composition. The full text of the Corporate Governance Guidelines is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Code of Business Conduct and Ethics

FF has a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview. FF intends to disclose on its website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Business Conduct and Ethics.

Prohibition on Hedging and Pledging of Company Securities

As part of FF’s insider trading policy, all Company directors, officers, employees, independent contractors and consultants are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging FF securities as collateral for a loan, trading in derivative securities, including buying or selling puts or calls on our securities, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving FF securities.

Stock Ownership Guidelines

The Board believes that, in order to more closely align the interests of executives and directors with the interests of FF’s other stockholders, FF’s executive officers and directors should maintain a minimum level of equity interests in FF’s Common Stock. Accordingly, FF has stock ownership guidelines requiring ownership of shares with a value equal to at least six times base salary for the Global CEO, two times base salary for other executive officers and three times the annual cash retainers for non-employee directors. Until the required level of ownership is met, covered executives and covered directors are required to retain 50% of the after-tax shares acquired upon exercise of stock options and vesting of equity awards. Shares subject to stock options, whether vested or unvested, and unvested and unsettled performance-based stock awards do not count for purposes of determining whether a covered executive or covered director is in compliance with the guidelines. Under the stock ownership guidelines, covered executives and covered directors must achieve the required level of ownership by the later of (i) the five-year anniversary of the adoption of the guidelines and (ii) the five-year anniversary of becoming an executive officer or a director, respectively. As of the Record Date, each of FF’s covered executives and covered directors was either in compliance with the guidelines or within the five-year phase-in period.

Management Succession Planning

As part of the annual executive officer evaluation process, the Compensation Committee works with the Global CEO to plan for the succession of the Global CEO and other senior executive officers, as well as to develop plans for interim or emergency succession for the Global CEO and other senior executive officers in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to the Global CEO. The Board reviews this succession plan at least annually.

The Compensation Committee conducts a review at least annually of the performance of the Global CEO. The Compensation Committee establishes the evaluation process and determines the criteria by which the Global CEO is evaluated. The results of this review are communicated to the Global CEO.

Board Succession Planning

As part of the annual Board evaluation process, the Nominating Committee works with the Board to plan for the succession of the members of the Board and each of its committees, as well as to develop plans for interim or emergency succession for Board and committee members in the event of retirement or an unexpected occurrence. The succession plan should include, among other things, an assessment of the experience, performance and skills for possible successors to the Board and committee members. The Board reviews this succession plan at least annually.

Annual Board, Committee and Individual Director Evaluation

The Board evaluates its performance and the performance of its committees on an annual basis through an evaluation process administered by the Nominating Committee to determine whether it and its committees are functioning effectively and how to improve their effectiveness. Each committee of the Board shall also evaluate its performance on an annual basis and report the results to the Board, acting through the Nominating Committee. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for certain of FF’s executive officers and directors. The share amounts discussed in this section have been adjusted to reflect the 1-for-80 reverse stock split effective August 28, 2023, the 1-for-3 reverse stock split effective February 29, 2024 and the 1-for-40 reverse stock split effective August 16, 2024. As an “emerging growth company” as defined in the JOBS Act, FF is not required to include a Compensation Discussion and Analysis section and has elected to apply the scaled back disclosure requirements applicable to emerging growth companies, which require compensation disclosure for all individuals who served as FF’s principal executive officer during 2024, its two most highly compensated executive officers (other than the principal executive officer) whose total compensation for 2024 exceeded $100,000 and who were serving as executive officers as of December 31, 2024 and two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer at the end of 2024. We refer to these individuals as “named executive officers.” For 2024, FF’s named executive officers and the positions each held as of December 31, 2024 were:

●	Mr. Matthias Aydt, Global Chief Executive Officer(1)

●	Mr. Xuefeng (XF) Chen, former Global Chief Executive Officer(2)

●	Mr. Koti Meka, Chief Financial Officer

●	Ms. Yun Han, Former Chief Accounting Officer and Former Interim Chief Financial Officer(3)

●	Mr. Jonathan Maroko, Former Interim Chief Financial Officer (4)

●	Mr. Chui Tin Mok, Global Executive Vice President and Global Head of User Ecosystem

●	Mr. YT Jia, Chief Product and User Ecosystem Officer (5)

(1)	Mr. Aydt was appointed Global Chief Executive Officer effective September 29, 2023.

(2)	Mr. XF Chen resigned from his position as Global Chief Executive Officer effective September 29, 2023.

(3)	Ms. Han resigned from her position as Interim Chief Financial Officer of the Company effective July 5, 2023. Ms. Han resigned from her position as Chief Accounting Officer of the Company effective February 2, 2024.

(4)	Mr. Maroko resigned from his position as Interim Chief Financial Officer of the company effective September 20, 2024.

(5)	Mr. Jia was appointed as Co-Global Chief Executive Officer effective April 23, 2025.

We expect that FF’s executive compensation program will continue to evolve to reflect FF’s status as a newly publicly-traded company, while still supporting FF’s overall business and compensation objectives of attracting, motivating and retaining individuals who contribute to the long-term success of FF. The Compensation Committee of the Board is responsible for administering FF’s executive compensation program.

2024 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, FF seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Pursuant to the terms of their respective offer letter and employment agreement, as applicable, the named executive officers are eligible for a discretionary target bonus for 2024 in the following amounts:

●	Mr. Aydt in the amount of $700,000

●	Mr. Chen in the amount of $450,000

●	Mr. Meka in the amount of $150,000

●	Mr. Maroko in the amount of $250,000

●	Mr. Mok in the amount of $300,000

●	Ms. Han in the amount of $240,000

●	Mr. Jia in the amount of $816,000

Equity Awards

To further focus FF’s executive officers on FF’s long-term performance, FF has granted equity compensation in the form of stock options and RSUs.

In Late 2024, the Company granted Mr. Aydt awards of 35,740 RSUs, granted Mr. Meka awards of 10,502 RSUs, granted Mr. Jia awards of 398,205 RSUs, and granted Mr. Mok awards of 31,965 RSUs, which all have fully vested on December 3, 2024. The company also granted Mr. Maroko an award of RSUs which have fully vested in September 2024.

Please see the “Summary Compensation Table — Fiscal 2024” and the “Outstanding Equity Awards at 2024 Fiscal Year-End” tables for further information regarding the equity grants received by the named executive officers during 2023.

Summary Compensation Table — Fiscal 2024

The following table sets forth certain information concerning compensation paid to the named executive officers for the fiscal year ended December 31, 2024 and, to the extent required by the SEC executive compensation disclosure rules, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Matthias Aydt	2023	348,250	5,000	—	—	—	—	353,250
Global Chief Executive Officer	2024	266,667	250,000	35,740	—	—	—	552,407

Xuefeng Chen	2023	725,207	50,000	900,202	99,110	—	80,272	1,854,791
Former Global Chief Executive Officer	2024	—	—	—	—	—	—	—

Koti Meka	2024	160,159	—	10,502	—	—	—	170,661
Chief Financial Officer

Yun Han	2023	390,000	325,000	—	—	—	—	715,000
Former Chief Accounting Officer and Former Interim Chief Financial Officer	2024	13,654	4,500		—	—	24,549	42,703

Jonathan Maroko	2023	165,758	100,000	13,391	—	—	—	279,149
Former Chief Financial Officer	2024	124,679	126,667	8,175	—	—	10,350	269,871

Chui Tin Mok	2023	433,250	5,000	—	—	—	—	438,250
Executive Vice President, Head of UAE	2024	158,307	—	31,965	—	—	—	190,272

YT Jia	2023	390,750	50,000	—	—	—	—	440,750
Chief Product and User Ecosystem Officer	2024	275,830	250,000	398,205	—	—	—	924,035

(1)	The annualized base salaries for the named executive officers at the beginning of fiscal 2023 were as follows: Mr. Aydt $400,000; Mr. Chen, $900,000; Ms. Han, $400,000; Mr. Mok, $500,000; and Mr. Jia, $450,000. In connection with Mr. Chen’s resignation as Global Chief Executive Officer, Mr. Chen’s annual base salary was reduced to $750,000 effective September 29, 2023. In October 2023, Messrs. Chen, Mok, Aydt and Jia agreed to a temporary salary reduction through November 2023 to an annualized minimum wage of $66,000. In December 2023, as part of the Company’s cost cutting initiatives, the base salaries of all named executive officers, other than Mr. Chen, were reduced by 30%, and Mr. Chen’s salary was reduced by approximately 50%. The Company continued such cost cutting into 2024, pursuant to which the base salaries for the Company’s named executive officers at the beginning of 2024 were $150,000. Mr. Aydt’s salary was restored to $200,000 on June 1, 2024 and between September 2024 and November 2024, Mr. Aydt was paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount was used to purchase shares of the Company’s Class A common stock). Mr. Meka’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in February 2024. Mr. Meka’s salary was restored to $200,000 after he was appointed as Chief Financial Officer of the Company on September 17, 2024. Mr. Mok’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Mr. Jia’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Between September 2024 and November 2024, Mr. Jia was paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock). Xuefeng Chen was on leave before his resignation and did not receive any compensation in 2024. Mr. Maroko’s salary was restored to $200,00 on June 1, 2024.

(2)	The amounts reported in this column for each executive represent cash signing and retention bonuses.

(3)	The amounts reported in these columns reflect the grant date fair value of time-based RSUs, time-based stock option awards and PSU awards, as applicable, granted to the named executive officers during 2023 and 2024 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2023 Form 10-K (or the corresponding note in the annual report for prior years).

(4)	The amount reported in this column for Mr. Chen includes a housing allowance of $64,000 and $16,272 for the payment of accrued paid time off and other benefits. The reported amounts for Mr. Maroko and Mrs. Han are for the payment of accrued paid time off.

Employment Agreements, Offer Letters and Other Compensatory Agreements

Matthias Aydt

Mr. Aydt entered into an offer letter with Faraday&Future, Inc., a California corporation and a wholly-owned subsidiary of FF (“FF U.S.”), dated March 31, 2016, that provided for his employment as Vehicle Line Executive. The offer letter provided for Mr. Aydt to receive an annual base salary of $240,000. The offer letter also provided that Mr. Aydt would be paid a signing bonus of $40,000 within 30 days of his start date of July 1, 2016 (the “Employment Date”), as well as a settling in allowance of $6,000. Pursuant to the offer letter, Mr. Aydt is entitled to receive a discretionary annual performance bonus (with a target amount of $40,000). Mr. Aydt is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays. Pursuant to the offer letter, Mr. Aydt was entitled to receive an employee stock option grant equal to 250,000 stock options. The stock option grant vested 25% on the first anniversary of the Employment Date and 1/36th on each of the following 36 months, subject to Mr. Aydt’s continued employment. Pursuant to the offer letter, Mr. Aydt’s employment constitutes employment at will.

Effective September 29, 2023, Mr. Aydt was appointed to the position of Global Chief Executive Officer of Faraday Future. In connection with his appointment to Global Chief Executive Officer, the Board approved an annual base salary of $400,000, which was consistent with his salary as Senior Vice President of Business Development and Product Definition. Mr. Aydt is also eligible to receive a discretionary annual performance bonus of up to $100,000.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements of Mr. Aydt:

●	An annual base salary of $700,000

●	An annual discretionary target bonus of $700,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based restricted stock units (“RSUs”) having a grant date fair value equal to $2.1 million

●	An annual grant of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2.1 million

●	Annual Base Salary:

●	Beginning September 2024, (i) Mr. Aydt will initially be paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below), Mr. Aydt’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

●	In furtherance of the above, Mr. Aydt has notified the Company that he intends to use a portion of his base salary (equal to approximately 64% of his initial pro-rated $550,000 base salary for Mr. Aydt) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Aydt has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company.

●	Recognition Bonus: The one-time recognition bonus will be payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Aydt voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Xuefeng Chen (“XF Chen”)

Effective November 28, 2022 (the “Global CEO Effective Date”), Mr. XF Chen was appointed to the position of Global CEO. In connection with his appointment as Global CEO, FF and FF U.S., entered into an employment agreement with Mr. XF Chen, dated as of November 27, 2022 (the “XF Employment Agreement”), setting forth the terms of his employment and compensation. Pursuant to such employment agreement and contingent on continued service as Global CEO, Mr. XF Chen was entitled to a base salary of $900,000 and was eligible for an annual performance-based bonus of up to $600,000 under the FF’s bonus plan beginning in 2023. Mr. XF Chen also received a cash signing and retention bonus of $500,000, subject to repayment (i) in full within 15 business days of termination of Mr. XF Chen for “Cause” (as defined in the employment agreement), or (ii) on a pro-rated basis, within 15 days, if Mr. XF Chen either resigns or is terminated without Cause within 36 months of the Global CEO Effective Date. In addition, Mr. XF Chen was eligible to participate in the 2021 Plan. Subject to the terms of the 2021 Plan, Mr. XF Chen has received $250,000 in grant date fair value of restricted stock units (“RSUs”). Additionally, in accordance to the terms of the 2021 Plan and subject to approval by the Board, Mr. XF Chen (i) received, as of the first anniversary of the Global CEO Effective Date, $300,000 in grant date fair value of RSUs, and (ii) would receive (A) as of the second anniversary of the Global CEO Effective Date, $400,000 in grant date fair value of RSUs, (B) as of the third anniversary of the Global CEO Effective Date, $450,000 in grant date fair value of RSUs, and (C) as of the fourth anniversary of the Global CEO Effective Date, $600,000 in grant date fair value of RSUs. Each RSU grant would have vested in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. XF Chen remained employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Mr. XF Chen was eligible based on continued service as Global CEO to receive an additional number of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2,000,000 if FF reached certain milestones and/or performance goals on certain dates, as specified by the Board (each a “Milestone”), and would have been granted as follows: (i) $250,000 in value after FF achieves the first Milestone; (ii) $300,000 in value after FF achieves the second Milestone; (iii) $400,000 in value after FF achieves the third Milestone; (iv) $450,000 in value after FF achieves the fourth Milestone; and (v) $600,000 in value after FF achieves the fifth Milestone. If FF reached any such Milestone, the PSUs associated with such Milestone were to be issued on the date(s) such Milestone was reached and were to vest in equal one-third increments on each of the first three annual Milestone anniversary dates following the applicable grant date, provided Mr. XF Chen remained employed with FF on each such vesting date. On February 3, 2023, the Board granted Mr. XF Chen an additional $650,000 of PSUs, which would have vested in equal one-fourth increments on each of the first four annual Milestone anniversary dates.

Pursuant to Mr. XF Chen’s employment agreement, on February 3, 2023, Mr. XF Chen received an option to purchase 2,000,000 shares of the Class A Common Stock (the “Standard Grant”) 50% of which would have vested in equal 25% increments on each of the first four anniversaries of the Global CEO Effective Date, and the other 50% would have commenced vesting on the fourth anniversary of the Global CEO Effective Date, and would have vested in equal 25% increments on each of the next four anniversaries of the Global CEO Effective Date following such date, in each case, subject to Mr. XF Chen’s continued employment on each such vesting date. Mr. XF Chen also received a performance-based option to purchase 2,000,000 shares of Class A Common Stock, which started vesting upon the Company reaching certain milestones on certain dates, as specified by the Board (each, an “Option Milestone,” and such grant, the “Milestone-Based Grant”). The portion of the Milestone-Based Grant subject to each Option Milestone commenced vesting on the date such Option Milestone was achieved and would vest in equal 25% increments on each of the subsequent four anniversaries of such date. The vesting of Mr. XF Chen’s first 1,000,000 of the 2,000,000 performance-based option to purchase shares of Class A Common Stock started upon the completion of the start of production Option Milestone on March 29, 2023.

On September 16, 2023, Mr. XF Chen notified the Company of his decision to resign from his position as Global CEO of the Company effective September 29, 2023. Mr. XF Chen also resigned from his position as a member of the Board, effective September 29, 2023. Effective September 29, 2023, Mr. XF Chen resumed his prior position as FF China Chief Executive Officer, based in China. In this position, Mr. XF Chen focused on the launch of the FF 91 2.0 Futurist Alliance in China and the next stage of developments with the dual home markets of China and the United States. Mr. XF Chen also focused on the implementation of the Company’s China business development plans, including establishing FF China joint venture, accessing China automotive market, integrating the China supply chain, and ongoing costs reductions. In connection with his resignation as Global Chief Executive Officer, his employment agreement was modified to provide for a base salary of $750,000 and eligibility for an annual performance-based bonus of up to $450,000 under the Company’s bonus plan. Mr. XF Chen’s total annual cash target was reduced 20% to $1,200,000. All other compensation terms set forth in his employment agreement remained unchanged.

Mr. XF Chen voluntarily terminated his employment with the Company in March 2024 and did not receive any severance and all of his then-unvested awards were forfeited.

Koti Meka

Effective September 23, 2024, Mr. Meka was appointed Chief Financial Officer. In connection with Mr. Meka’s appointment, the Company entered into an offer letter with Mr. Meka (the “Meka Offer Letter”), pursuant to which Mr. Meka will initially be entitled to an annual base salary of $300,000 (which will increase to $350,000 following the passage of a six-month probationary period). In connection with the Company’s cost cutting initiatives and reduced base salaries to its executive officers and other employees, Mr. Meka will initially be paid a pro-rated annual base salary of $200,000 until such time that the Company restores in full the base salaries of all employees of the Company.

Mr. Meka will also initially be eligible to receive a discretionary annual performance bonus up to $150,000 (which will increase to $200,000 following the passage of a six-month probationary period).

Following the passage of a six-month probationary period and subject to approval by the Board and the terms of the Faraday Future Intelligent Electric Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”), it is anticipated that Mr. Meka will receive the following awards of restricted stock units (“RSUs”): (i) as of September 23, 2025, $100,000 in grant date fair value of RSUs; (ii) as of September 23, 2026, $200,000 in grant date fair value of RSUs; (iii) as of September 23, 2027, $300,000 in grant date fair value of RSUs; (iv) as of September 23, 2028, $400,000 in grant date fair value of RSUs; and (v) as of September 23, 2029, $500,000 in grant date fair value of RSUs. Each RSU grant will vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. Meka remains employed with the Company on each such vesting date.

Following the passage of a six-month probationary period and subject to approval by the Board and the terms of the 2021 Plan, Mr. Meka will be eligible to receive performance stock units (“PSUs”) having a target value equal to $1,000,000 if the Company and Mr. Meka reach certain milestones and/or performance goals on certain dates as specified by the Board (each, a “Milestone”). Such Milestones will be determined by the Board or a committee thereof. The PSUs are anticipated to be granted as follows: (i) $100,000 in target grant date fair value after the Company achieves the first Milestone; (ii) $150,000 in target grant date fair value after the Company achieves the second Milestone; (iii) $200,000 in target grant date fair value after the Company achieves the third Milestone; (iv) $250,000 in target grant date fair value after the Company achieves the fourth Milestone; and (v) $300,000 in target grant date fair value after the Company achieves the fifth Milestone. Each PSU grant will vest in equal one-third increments on each of the first three anniversaries of the applicable grant date, provided Mr. Meka remains employed by the Company on each such vesting date.

The foregoing description of the Meka Offer Letter is a summary and is qualified in its entirety by reference to the full text of the Meka Offer Letter filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Meka and any other persons, pursuant to which he was appointed Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Meka, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Yun Han

In connection with Ms. Han’s appointment as Chief Accounting Officer and Interim Chief Financial Officer in October 2022, the Company entered into an offer letter with Ms. Yun Han, pursuant to which Ms. Han was entitled to receive an annual base salary of $400,000 and a one-time signing and retention bonus consisting of $200,000 in cash (the “Cash Signing and Retention Bonus”) and RSUs having a grant date fair value of $200,000, which fully vested 30 days after Ms. Yun Han’s onboarding at the Company (the “Equity Signing and Retention Bonus” and together with the Cash Signing and Retention Bonus, the “Signing and Retention Bonus”).

Ms. Han was eligible to receive a discretionary annual performance bonus of up to $240,000. Subject to the terms of the 2021 Plan, Ms. Han received as of her start date with the Company, $300,000 in grant date fair value of RSUs. Additionally, Ms. Han received or would have received (i) as of her first annual work anniversary with the Company, $400,000 in grant date fair value of RSUs, (ii) as of her second annual work anniversary with the Company, $550,000 in grant date fair value of RSUs, and (iii)as of her third annual work anniversary with the Company, $750,000 in grant date fair value of RSUs. Each RSU grant would vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Ms. Han remained employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Ms. Han would be eligible to receive an additional number of PSUs having a target value equal to $2,000,000 if the Company and Ms. Han reach certain milestones and/or performance goals on certain dates as specified by the Board. The first tranche of such PSUs were granted to Ms. Han as of her start date and had a grant date fair value of $300,000 and would have vested on the first three anniversaries of the start of production of the Company’s FF 91 model.

On July 5, 2023, Ms. Han notified the Company of her decision to resign from her positions as Interim Chief Financial Officer, principal financial officer and principal accounting officer effective immediately. At that time, Ms. Han continued her role as Chief Accounting Officer of the Company. In February 2024, Ms. Han resigned from the Company.

Jonathan Maroko

Effective July 24, 2023, Mr. Maroko was appointed Interim Chief Financial Officer. In connection with Mr. Maroko’s appointment, the Company entered into an offer letter with Mr. Maroko, pursuant to which Mr. Maroko will receive an annual base salary of $400,000 and a signing and retention bonus consisting of $200,000, payable in two installments in cash on his start date and upon completion of 12 months of employment with the Company (the “Cash Signing and Retention Bonus”). If Mr. Maroko voluntarily leaves the Company within 24 months of his start date, he must repay a pro-rata portion of the Cash Signing and Retention Bonus (or the entire Cash Signing and Retention Bonus in the case of a termination of his employment for cause).

Mr. Maroko is eligible to receive a discretionary annual performance bonus up to $250,000. Subject to the terms of the Company’s 2021 Stock Incentive Plan, Mr. Maroko is eligible to receive (i) as of his start date with the Company, $200,000 in grant date fair value of RSUs ($80,000 of which was received on Mr. Maroko’s start date), (ii) as of his first annual work anniversary with the Company, $300,000 in grant date fair value of RSUs, (iii) as of his second annual work anniversary with the Company, $400,000 in grant date fair value of RSUs, (iv) as of his third annual work anniversary with the Company, $500,000 in grant date fair value of RSUs, and (v) as of his fourth annual work anniversary with the Company, $600,000 in grant date fair value of RSUs. Each RSU grant will vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. Maroko remains employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the Company’s 2021 Stock Incentive Plan, Mr. Maroko will be eligible to receive an additional number of PSUs having a target value equal to $2,000,000 if the Company and Mr. Maroko reach certain milestones and/or performance goals on certain dates as specified by the Board (each, a “Milestone”). Such Milestones will be determined by the Board or a committee thereof. The PSUs will be granted as follows: (i) $200,000 in target grant date fair value after the Company achieves the first Milestone, (ii) $300,000 in target grant date fair value after the Company achieves the second Milestone, (iii) $400,000 in target grant date fair value after the Company achieves the third Milestone, (iv) $500,000 in target grant date fair value after the Company achieves the fourth Milestone, and (v) $600,000 in target grant date fair value after the Company achieves the fifth Milestone. Each PSU grant will vest in equal one-third increments on each of the first three anniversaries of the applicable grant date, provided Mr. Maroko remains employed by the Company on each such vesting date. In the event that Mr. Maroko’s employment is terminated without cause or due to his death or disability or if he resigns for good reason, then, subject to his execution and non-revocation of a standard release of claims in favor of the Company and its affiliates, he will be entitled to (i) a lump sum payment equal to twelve months’ base salary and (ii) the immediate vesting in full of all outstanding equity awards, with any applicable performance metrics to be deemed satisfied at the greater of target performance or actual performance measured on the termination date.

Chui Tin Mok

Mr. Mok entered into an offer letter with FF U.S., dated October 10, 2018, that provides for his employment as FF’s Global UP2U EVP. The offer letter provides for Mr. Mok to receive an annual base salary of $500,000. The agreement also provides that Mr. Mok will be paid a signing and retention bonus of $1,000,000, which vests over 60 months through October 2023, and that he is entitled to receive a discretionary annual performance bonus (with a target amount of $300,000). Mr. Mok is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Yueting Jia

Mr. Jia entered into an offer letter with Faraday&Future Inc. in March 2021 that provides for his employment as Founder and Chief Product and User Ecosystem. The offer letter provides for Mr. Jia to receive an annual base salary of $600,000 and eligibility to receive an annual performance bonus of up to $350,000. Mr. Jia is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

On September 4, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved the following changes to the compensatory arrangements of Mr. Jia:

●	An annual base salary of $680,000

●	An annual discretionary target bonus of $816,000

●	A one-time recognition bonus of $500,000

●	An annual grant of time-based RSUs having a grant date fair value equal to $2.04 million

●	An annual grant of PSUs having a target grant date fair value equal to $2.04 million

●	Annual Base Salary:

●	Beginning September 2024, Mr. Jia will initially be paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock as described below). Mr. Jia’s full annual base salary as approved by the Board will become effective upon such date that the Company restores in full the base salaries of all employees of the Company.

●	In furtherance of the above, Mr. Jia has notified the Company that he intends to use a portion of his base salary (equal to approximately 56% of his initial pro-rated $612,000 base salary for Mr. Jia, in each case after-tax) to purchase shares of the Company’s Class A common stock pursuant to the previously disclosed Salary Deduction and Stock Purchase Agreements over the three-month period of September through November 2024. Further, Mr. Jia has informed the Company that, beginning in December 2024, he currently intends to continue to use the same portion of his initial pro-rated annual base salary described in the prior sentence to purchase shares of the Company’s Class A common stock until such time that the Company restores in full the base salaries of all employees of the Company.

●	Recognition Bonus: The one-time recognition bonus will be payable: (i) 25% on September 30, 2024, (ii) 25% on October 31, 2024, and (iii) 50% on the earlier of: (x) September 30, 2025 or (y) the date upon which the Company closes a future round of financing in an amount not less than $30 million (not including the Company’s recently disclosed financing). In the event that Mr. Jia voluntarily resigns or is terminated for cause (as customarily defined) prior to the four-year anniversary of the date of such executive’s appointment to his current role, then the Company will be entitled to claw back either a pro rata portion (in the event of a voluntary resignation) or all amounts paid (in the event of a termination for cause) to such executive for such recognition bonus.

●	RSUs: The RSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan) based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 25% increments on each of the first four anniversaries of September 4, 2024, subject to the applicable executive’s continued employment with the Company on each such vesting date.

●	PSUs: The PSUs are intended to be granted after the Company has sufficient additional shares registered and available for issuance under the 2021 Plan based on the closing price of the Company’s Class A common stock on September 13, 2024 and will vest in equal 20% installments on each of the first five anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to the applicable executive’s continued employment with the Company on each such vesting date.

Outstanding Equity Awards at 2024 Fiscal Year-End

FF Equity Awards:

The table below sets forth certain information concerning outstanding stock options to purchase Class A Common Stock of FF and RSUs and PSUs that were unvested as of December 31, 2024. The numbers of shares and option exercise prices give effect to both the 1-for-80 reverse stock split effective August 28, 2023, the 1-for-3 reverse stock split effective February 29, 2024, and 1-for-40 reverse stock split effective August 16, 2024.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Matthias Aydt	2/1/2018	10	0		—	24,458.60	2/1/2028	—	—	—	—
	5/30/2019	23	0		—	24,470.83	5/30/2029	—	—	—	—
	7/26/2020	21	0		—	23,099.79	7/26/2030	—	—	—	—
	4/28/2021	11	5	(2)	—	76,297.24	4/28/2031	—	—	—	—
	11/23/2022	4	1	(2)	—	8,544	11/23/2032	—	—	—	—

Xuefeng Chen(3)	1/20/2021				—	26,564.76	1/20/2031	—	—	—	—
	7/4/2021				—	106,802.54	7/4/2031	—	—	—	—
	2/3/2023				—	10,368	2/3/2033

Koti Meka	5/20/2016	1	0		—	1,358.81	5/20/2026	—	—	—	—
	5/30/2019	1			—	24458.6016	5/30/2029	—	—	—	—
	12/16/2020	3	0			23,099.78	12/16/2030
	4/28/2021	2	0			76,297.24	4/28/2031
	9/27/2022	2	0		—	8,544	9/27/2032

Jonathan Maroko(4)	10/25/2022	—	—		—	—	—			—	—

Yun Han(5)	10/25/2022	—	—		—	—	—			—	—

Chui Tin Mok	5/30/2019	87	5	(6)	—	24,480	5/30/2029	—	—	—	—
	7/26/2020	25	2	(6)	—	23,099.79	7/26/2030	—	—	—	—
	11/23/2022	3	0		—	8,544	11/23/2032	—	—	—	—

Yueting Jia	12/15/2022	75	44	(7)	—	8,544	12/15/2032	—	—	—	—

(1)	The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $2.43 on December 31, 2024, which was the last trading day in 2023.

(2)	This option is scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 5 shares, the vesting schedule is as follows:

●	With respect to 3 shares, in 3 equal monthly installments beginning on March 29, 2025.

●	With respect to 2 shares, in 2 equal monthly installments beginning on March 29, 2026.

●	With respect to 1 share, eligible to vest on March 29, 2025.

(3)	Mr. Chen resigned from the Company in March 2024 and each of his then-unvested awards were forfeited.

(4)	Mr. Maroko resigned from the Company in September 2024 and each of her then-unvested awards were forfeited.

(5)	Ms. Han resigned from the Company in February 2024 and each of her then-unvested awards were forfeited

(6)	This option was scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 5 shares, in 5 equal monthly installments on the eighth day of each month through May 8, 2025.

●	With respect to 2 shares, vesting will begin on February 26, 2026.

(7)	This option is scheduled to vest as follows (subject to the named executive officer’s continued employment through the applicable vesting date): in 4 equal annual installments on the 29th day of March each year through March 29, 2027.

FF Global Equity Awards:

Certain members of Company management and other Company employees are equity owners of FF Global, which beneficially owned less than 1% of the voting power of FF’s fully diluted Common Stock as of December 31, 2024. As of December 31, 2024, Mr. Mok was the only named executive officer who held one of these awards. His award was granted on June 25, 2019, covers 10,000 equity units of FF Global with a purchase price of $0.5 per unit, and has a ten-year term. The award is fully vested, but if the executive does not pay an installment of the purchase price when due, the award will be forfeited to FF Global without consideration.

Description of Retirement Plans

FF maintains a defined contribution 401(k) plan for the benefit of its full-time employees based in the United States. This 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation, not to exceed the statutorily prescribed annual limit, in the form of elective deferral contributions to this 401(k) plan. This 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Currently, FF does not make any discretionary or matching employer contributions to the 401(k) plan. Participants are always vested in their contributions to the 401(k) plan.

Director Compensation Table — Fiscal 2024

The following table sets forth certain information concerning compensation paid to each of FF’s non-employee directors during 2024. Mr. Aydt, Mr. Mok and Mr. Xuefeng Chen served in 2023 as directors and employees of FF; however, they did not receive any additional compensation for their service on the Board during 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Total ($)
Chad Chen	92,037.19	239,998.50	—	332,035.69
Li Han(1)(2)	51,792.23	50,527.68	—	102,319.91
Lev Peker	88,084.04	239,998.50	—	328,082.54
Jie Sheng(1)	131,761.45	239,998.50	—	371,759.95

(1)	Mr. Peker and Ms. Han were appointed to the Board effective August 4, 2023 and March 13, 2023, respectively.

(2)	Ms. Han resigned from the Board effective June 9, 2024.

(3)	The amounts reported in this column reflect the grant date fair value of time-based RSUs granted to the director during 2023 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2023 Form 10-K. As of December 31, 2024, the non-employee directors held the following number of outstanding and unvested RSUs: Mr. Chen — 37,594; Ms. Han — 0; Mr. Peker — 37,594; and Mr. Sheng — 37,594.

Non-Employee Director Compensation Policy

The following director compensation program relates to FF’s non-employee directors and accordingly, Messrs. Xuefeng Chen did not, and Mr. Aydt and Mr. Mok do not, receive compensation for their services as directors. The FF non-employee director compensation program provides for the following:

●	Annual Board Cash Retainer: $50,000

●	Annual Lead Independent Director Cash Retainer: $20,000

●	Annual Committee Member Cash Retainers:

●	Audit Committee: $10,000

●	Compensation Committee: $6,250

●	Nominating and Corporate Governance Committee: $5,000

●	Finance & Investments Committee: $5,000

●	Annual Executive Chairperson and Committee Chair Cash Premiums:

●	Executive Chairperson: $30,000

●	Audit Committee: $15,000

●	Compensation Committee: $10,000

●	Nominating and Corporate Governance Committee: $7,500

●	Finance & Investments Committee: $7,500

●	Annual RSU Award: $150,000

●	Compensation for Additional Time: $1,500 per Board or Board committee meeting (excepting meetings of special committees of the Board) for every meeting above 15 per year (measured from August 1 to July 31 of each year), up to a maximum of $20,000 for each calendar month.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2024 regarding the number of shares of our Common Stock that may be issued under the Company’s equity compensation plans. The share numbers and the exercise price of stock options reported in this section have been adjusted to reflect the reverse stock splits effected on August 25, 2023, February 29, 2024 and August 2024. The Company maintains three equity compensation plans: the 2021 Plan, the Smart King Ltd. Equity Incentive Plan (the “Smart King EIP”), and the Smart King Ltd. Special Talent Incentive Plan (the “Smart King STIP”). The 2021 Plan was approved by the stockholders. The Smart King EIP and Smart King STIP plans existed prior to the Company going public and therefore were not approved by the security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved By Security Holders:
Faraday Future Intelligent Electric Inc. 2021 Incentive Plan	440,815	(1)	21,156.47	(2)	530,131	(3)
Equity Compensation Plans Not Approved by Security Holders:
Smart King Ltd. Equity Incentive Plan	1,949		26,237.95	(4)	—	(5)
Smart King Ltd. Special Talent Incentive Plan	487		52,893.32	(4)	—	(5)
	443,251		30,073.37	(6)	530,131

(1)	Of the shares reported in the table, 440,407 shares were subject to awards of restricted stock units, 408 shares were subject to outstanding stock options, both under the 2021 Plan.

(2)	Represents the weighted-average exercise price of options granted under the 2021 Plan.

(3)	All of the securities reported in this column were then available for issuance under the 2021 Plan. Shares available for issuance under the 2021 Plan generally may be used for any type of award authorized under that plan including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares.

(4)	The weighted-average exercise price is calculated without taking into account outstanding awards of stock units.

(5)	There are no remaining shares available for issuance under the Smart King EIP and the Smart King STIP.

(6)	The weighted-average exercise price is calculated based on the exercise price of Equity Compensation Plans Approved By Security Holders and Equity Compensation Plans Not Approved By Security Holders and taking into account options under the 2021 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Related Party Transactions incorporated by reference herein from Note 8 – Related Party Transactions under FF’s audited consolidated financial statements and accompanying notes, and unaudited consolidated financial statements and accompanying notes included elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and unaudited Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 are intended to help the reader understand FF’s results of operations and financial condition. Such discussions and analysis are provided as a supplement to, and should be read in conjunction with, FF’s other disclosure incorporated by reference into this prospectus.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of May 5, 2025, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers, as a group. As of May 5, 2025, there were outstanding 98,574,670 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, and 44,979,229 outstanding warrants to purchase shares of Class A Common Stock.

The beneficial ownership percentages set forth in the table below are based on 98,581,337 shares of Common Stock issued and outstanding as of May 5, 2025, (including for this purpose, 6,667 shares of Class A Common Stock issuable upon conversion of 6,667 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of May 5, 2025) and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 44,287,773 shares of Class A Common Stock that remain outstanding, the exercise of any of the 1,800 outstanding options and vesting of unvested 153,623 RSUs (both within 60 days of May 5, 2025), or the conversion of any of the outstanding convertible notes. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and stock options held by the person that are currently exercisable or may be exercised within 60 days of May 5, 2025. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
	Holder of Over 5%:

Class A Common Stock	N/A

	Directors and Executive Officers
Class A Common Stock	Matthias Aydt(1)**	47,660			*
Class A Common Stock	Chad Chen(2)****	45,537			*
Class A Common Stock	Scott Graziano****	0			*
Class A Common Stock	Yueting Jia (3)*****	268,552	(3)*****		*
Class A Common Stock	Koti Meka (4)******	5,848	(4)******		*
Class A Common Stock	Chui Tin Mok(5)***	18,477			*
Class A Common Stock	Jonathan Maroko*******	8,247			*
Class A Common Stock	Lev Peker(6)***	60,405			*
Class A Common Stock	Jie Sheng(7)***	60,531			*
Class A Common Stock	Jiawei Wang********	0			*
	All executive officers and directors as a group (10 individuals)	515,257			*

*	Less than 1%.

**	Mr. Matthias Aydt was appointed Global CEO of the Company effective as of September 29, 2023.

***	Mr. Chad Chen was appointed as a director of the Board as of October 27, 2022. Mr. Jie Sheng was appointed as a director of the Board on December 18, 2022. Mr. Chui Tin Mok was appointed as a director of the Board on January 25, 2023. Mr. Lev Peker was appointed as a director of the Board on August 4, 2023.

****	Mr. Scott Graziano was appointed Global General Counsel of the Company effective as of September 25, 2023.

*****

On February 26, 2023, Mr. Yueting Jia was determined to be an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” under Rule 3b-7 under the Exchange Act. Mr. Jia was appointed Co-Global Chief Executive Officer of the Company effective as of April 23, 2025.

******	Mr. Koti Meka was appointed Chief Financial Officer of the Company effective as of September 23, 2024.

*******	Mr. Jonathan Maroko was appointed Interim Chief Financial Officer of the Company effective as of July 24, 2023, and resigned from the position on September 15, 2024.

********	Mr. Jiawei Wang was appointed Global President of the Company effective as of March 24, 2025.

(1)	Includes options to acquire 70 shares of Class A Common that have vested or will vest within 60 days of May 5, 2025. To the Company’s knowledge, Mr. Aydt has not sold any shares since the Company became a public company.

(2)	To the Company’s knowledge, Mr. Chen has sold 15,000 shares since the Company became a public company.

(3)	Includes options to acquire 89 shares of Class A Common Stock that have vested or will vest within 60 days of May 5, 2025. To the Company’s knowledge, Mr. Jia has not sold any shares since the Company became a public company.

(4)	Includes options to acquire 9 shares of Class A Common that have vested or will vest within 60 days May 5, 2025. To the Company’s knowledge, Mr. Meka has not sold any shares since the Company became a public company.

(5)	Includes options to acquire 113 shares of Class A Common that have vested or will vest within 60 days May 5, 2025. To the Company’s knowledge, Mr. Mok has not sold any shares since the Company became a public company.

(6)	To the Company’s knowledge, Mr. Peker has not sold any shares since the Company became a public company.

(7)	To the Company’s knowledge, Mr. Sheng has not sold any shares since the Company became a public company.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 15,934,685 shares of Class A Common Stock, of which (i) 5,281,134 shares of Class A Common Stock are issuable upon conversion of the December Unsecured Notes; (ii) 9,003,158 shares of Class A Common Stock are issuable upon conversion of the March Unsecured Notes; (iii) 482,691 shares of Class A Common Stock are issuable upon exercise of the March PA Warrants; and (iv) 1,167,702 shares of Class A Common Stock were issued to HSL and Envisage in settlement of amounts owed to them. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus. For additional information regarding the issuance of December Unsecured Notes, see “December SPA, December SPA Warrants, and December SPA Notes” and regarding the issuance of March Unsecured Notes and March PA Warrants, see “March SPA, March Common Warrants, and March SPA Notes”, below.

The following table sets forth information provided by or on behalf of each Selling Securityholder as of May 5, 2025 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of December Unsecured Notes and March SPA Notes, and upon exercise of the March Common Warrants and March PA Warrants) that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, and percentage ownership of, each Selling Securityholder after the sale of securities offered hereby.

The applicable beneficial ownership percentages prior to the offering set forth in the second column of the table below are based on 98,574,670 shares of Class A Common Stock issued and outstanding as of May 5, 2025 (excluding, for this purpose, 6,667 shares of Class B Common Stock held by FF Top as of May 5, 2025), and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 44,979,229 shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,092 outstanding options and vesting of 153,633 unvested RSUs (all as of May 5, 2025), and the applicable beneficial ownership percentages after the offering in the fourth column of the table below are based on 113,341,653 shares of Class A Common Stock outstanding after the offering.

Under the terms of the March Unsecured Notes, and March PA Warrants, a selling stockholder may not convert the notes or exercise the warrants to the extents (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% or 9.99%, as applicable (the “Maximum Percentage”) of our outstanding shares. The number of shares in the second column of the table below reflects these limitations.

For purpose of the calculations of the shares of Class A Common Stock to be sold by a particular Selling Securityholder pursuant to this prospectus as listed in the third column of the table below we are assuming, that (i) interest on the December Unsecured Notes and March Unsecured Notes has not accrued, (ii) an event of default under the December Unsecured Notes, March Unsecured Notes and March PA Warrants has not occurred, (iii) the December Unsecured Notes and March Unsecured Notes are converted at the floor price of $1.048, and (iv) the exercise of all of March Common Warrants and March PA Warrants in full without regard to any limitations on exercise set forth in the March Common Warrants or March PA Warrants, respectively.

The fourth column of the table below represents the amount of shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering based on the assumptions that (a) all shares of Class A Common Stock underlying the December Unsecured Notes, March Unsecured Notes, March PA Warrants, and Settlement Shares, as applicable, registered for sale by the registration statement of which this prospectus forms a part will be sold, and (b) no other shares of Class A Common Stock are acquired or sold by the Selling Securityholders prior to completion of this offering. However, the Selling Securityholders are not obligated to sell all or any portion of the shares of our Class A Common Stock offered pursuant to this prospectus. See “Plan of Distribution.” In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Class A Common Stock		Number of Shares of Class A Common Stock Owned After Offering
Name of Selling Stockholder	Number	Percent of Ownership	Being Offered		Number	Percent of Ownership
V W Investment Holding Limited (1)	10,940,573	9.99%	7,494,874	(1)	11,770,395	9.99%
Viner Total Investment Fund (2)	5,177,219	4.99%	1,030,534		5,231,344	4.99%
JCE Partner LLC (3)	5,177,219	4.99%	515,267		5,204,282	4.99%
Lioness Limited (4)	5,177,219	4.99%	1,288,168		5,284,485	4.99%
Metaverse Horizon Limited (5)	5,177,219	4.99%	2,047,052		5,244,875	4.99%
Univest Securities, LLC (6)	3,024,473	3.07%	482,691		2,541,782	2.51%
Basic Logic Capital Limited (7)	5,177,219	4.99%	1,908,397		5,277,263	4.99%
Envisage Group Developments, Inc., USA (8)	393,519	0.4%	393,519		-	-
HSL s.r.l. (9)	774,183	0.79%	774,183		-	-

(1)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock V W Investment Holding Limited (“V W Investment”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 9.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock V W Investment would beneficially own include 109,876,340 shares of Class A Common Stock issuable to V W Investment upon conversion of December SPA Notes and March SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of December Warrants and December Incremental Warrants, and March Common Warrants and March Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 4,122,137 shares of Class A Common Stock issuable to V W Investment upon conversion of March Unsecured Notes, and 3,372,737 shares of Class A Common Stock issuable to V W Investment upon conversion of December Unsecured Notes, each calculated using a Floor Price of $1.048. The address of V W Investment is Sea Meadow House (P.O. Box 116) Road Town, Tortola, British Virgin Islands.

(2)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Viner Total Investment Fund (“Viner”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 4.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock Viner would beneficially own include 14,445,824 shares of Class A Common Stock issuable to Viner upon conversion of March SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of March Common Warrants and March Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 1,030,534 shares of Class A Common Stock issuable to Viner upon conversion of March Unsecured Notes, calculated using a Floor Price of $1.048. The address of Viner is Room 202, 2/F, China Insurance Group Building, 141 Des Voeux Road Central, Hong Kong.

(3)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock JCE Partners LLC (“JCE”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 4.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock JCE would beneficially own include 7,222,914 shares of Class A Common Stock issuable to JCE upon conversion of March SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of March Common Warrants and March Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 515,267 shares of Class A Common Stock issuable to JCE upon conversion of March Unsecured Notes, calculated using a Floor Price of $1.048. The address of JCE is 614 N Dupont HWY Suite 210, Dover, DE, 19901.

(4)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Lioness Limited (“Lioness”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 4.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock Lioness would beneficially own include 18,057,282 shares of Class A Common Stock issuable to Lioness upon conversion of March SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of March Common Warrants and March Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 1,288,168 shares of Class A Common Stock issuable to Lioness upon conversion of March Unsecured Notes, calculated using a Floor Price of $1.048. The address of Lioness is RM4, 16/F, Ho King Commercial Centre, 2-16 Fayuen St, Mongkok, Kowloon, Hong Kong.

(5)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Metaverse Horizon Limited (“MHL”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 4.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock MHL would beneficially own include 18,057,282 shares of Class A Common Stock issuable to MHL upon conversion of March SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of March Common Warrants and March Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered” includes 2,047,052 shares of Class A Common Stock issuable to MHL upon conversion of March Unsecured Notes, calculated using a Floor Price of $1.048. The address of MHL is Ritter House, Wickhams Cay II, PO BOX 3170, Road Town, Tortola VG 1110, British Virgin Islands.

(6)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Univest Securities, LLC (“Univest”) beneficially owns as of May 5, 2025. shares of Class A Common Stock Univest would beneficially own include 3,024,473 shares of Class A Common Stock issuable to Univest upon exercise of (i) 202,768 placement agent warrants issued to Univest pursuant to that certain placement agency agreement dated as of September 5, 2024 by and between Univest and the Company, in connection with the September Financing and (ii) 2,224,806 March PA Warrants and up to an additional 596,899 March PA Warrants issuable upon exercise of March Incremental Warrants by the Univest Investors. “Number of Shares of Class A Common Stock Being Offered” includes 482,691 shares of Class A Common Stock issuable to Univest upon exercise of the March PA Warrants. The address of Univest is 75 Rockefeller Plaza, Suite 1803, New York, NY, 10019.

(7)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of shares of Class A Common Stock Basic Logic Capital Limited (“Basic Logic”) beneficially owns as of May 5, 2025, after giving effect to the limitation percentage of 4.99% (the “Limitation Percentage”). Without regard to the Limitation Percentage, as of May 5, 2025, shares of Class A Common Stock Basic Logic would beneficially own include 14,021,965 shares of Class A Common Stock issuable to Basic Logic upon the conversion of December SPA Notes, calculated using a Floor Price of $1.048, and upon exercise of December Warrants and December Incremental Warrants. “Number of Shares of Class A Common Stock Being Offered”, which includes 1,908,397 shares of Class A Common Stock issuable to Basic Logic upon the conversion of December Unsecured Notes, calculated using a Floor Price of $1.048, December SPA Notes, if available, are convertible at the Conversion Price or at the Alternate Price. The address of Basic Logic is 20/F, Infinitus Plaza, 199 Des Voeux Road, Central Sheung Wan, Hong Kong.

(8)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock Envisage beneficially owns as of May5, 2025, which is pursuant to the Envisage Settlement and Release Agreement. Pursuant to the Settlement and Release Agreement, the Company agreed to issue $425,000 worth of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of Class A Common Stock to Envisage.

(9)	“Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of shares of Class A Common Stock HSL beneficially owns as of May 5, 2025, which is pursuant to the HSL Settlement and Release Agreement. Pursuant to the HSL Settlement and Release Agreement, the Company agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the HSL Settlement and Release Agreement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Amended and Restated Charter, as amended, authorizes the issuance of up to the Corporation is authorized to issue is 139,245,313 shares, consisting of two classes of stock: (i) 129,245,313 shares Common Stock, and (ii) 10,000,000 shares of Preferred Stock $0.0001 par value per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 124,815,625 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock.”

As of May 5, 2025, there were outstanding 98,574,680 shares of Class A Common Stock, 6,667 shares of Class B Common Stock, no shares of Preferred Stock, 2,453 Public Warrants, 12 Private Warrants, 5,776,657 NPA Warrants, an aggregate of 15,238 Pre-existing SPA Warrants and warrants underlying the Original Unsecured SPA, Pre-existing SPA Notes and Original Unsecured SPA Notes with an aggregate principal amount of $2,500,000, Junior Secured Notes with an aggregate principal amount of $2,832,645, 5,931,638 September Common Warrants, September Incremental Warrants to purchase September Incremental Notes in an aggregate principal amount up to $30,019,274, December Unsecured Notes with an aggregate principal amount of $30,014,945, 25,874,953 December Warrants, and December Incremental Warrants to purchase December Incremental Notes in an aggregate principal amount up to $30,014,945, March Unsecured Notes with an aggregate principal amount of $8,626,000, 7,378,278 March Common Warrants, 1,952,629 shares of Series B Preferred Stock and March Incremental Warrants to purchase March Incremental Notes in an aggregate principal amount up to $8,626,000 and up to an additional 7,378,278 March Common Warrants and shares of Series B Preferred Stock.

Common Stock

As of the date of this prospectus, the holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Company’s Class B Common Stock, of which FF Global owns all outstanding shares, will be ten votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from ten votes per share to twenty votes per share following the occurrence of a Qualifying Equity Market Capitalization.

A “Qualifying Equity Market Capitalization” means FF, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $20.0 billion as determined by multiplying the average closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FFAI.

Until such proposal is approved and the Amended and Restated Charter is amended accordingly, the holders of Class B Common Stock are entitled to one vote for each share held of record, and a $20.0 billion equity market capitalization would be required to increase the voting power of the Class B Common Stock to ten votes per share.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Series B Preferred Stock

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, each holder of Series B Preferred Stock is entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such holder’s March Unsecured Notes (as defined below) minus (ii) the amount received by such holder from the Company pursuant to such holder’s March Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by the holder at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock are not transferrable at any time without the prior written consent of the Company’s board of directors.

Redemption. Upon conversion by a holder of Series B Preferred Stock of each March Unsecured Note or March Incremental Note held by such holder, each issued pursuant to the March SPA, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note will automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares will no longer be deemed to be outstanding.

Description of Warrants

Public Warrants and Private Warrants

As of May 5, 2025, FF has Public Warrants outstanding to purchase an aggregate of 2,453 shares of Class A Common Stock and 12 Private Warrants outstanding to purchase an aggregate of 2,465 shares of Class A Common Stock. References in this “Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $110,400 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when FF shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any Warrants underlying additional units issued to the PSAC Sponsor or PSAC’s officers, directors or their affiliates in payment of working capital loans, are identical to the Warrants underlying the units offered in the initial public offering except that such Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by FF, in each case so long as they are still held by the PSAC Sponsor or its permitted transferees.

FF may call the Warrants for redemption (excluding the Private Warrants and any Warrants underlying additional units issued to the PSAC Sponsor, PSAC’s officers, directors or their affiliates in payment of working capital loans made to PSAC), in whole and not in part, at a price of $0.01 per Warrant,

●	at any time while the Warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

NPA Warrants

On August 5, 2021, the Company entered into a Note Purchase Agreement (“Note Agreement”) with a private credit investor and its affiliates. The Note Agreement primarily served as a loan agreement with a principal amount of approximately $85 million. Pursuant to the Note Agreement, the Company originally issued 670,092 warrants with an original exercise price of $10 per share. Under the anti-dilution provision in the Note Agreement, the investor became entitled to additional warrants due to subsequent stock issuance events. As of December 31, 2023, the number of shares underlying this NPA Warrants totaled 228,482 (post all reverse stock splits). Following certain stock issuance events in 2024, including a $30 million offering on September 5, 2024, the total Ares NPA Warrants increased to 5,776,657 as of December 31, 2024, which the Company accounted for under a conservative approach. The warrant increase adjustments were determined based on a specific formula under the anti-dilution clause outlined in the agreement. However, the enforceability and applicability of these anti-dilution adjustments may be explicitly tied to the duration of the note. Given that the note was fully repaid in 2023 and is no longer outstanding, the enforceability of the adjustments under the anti-dilution clause could be subject to further legal interpretation and analysis.

Pre-existing SPA Warrants and Pre-existing SPA Notes

On August 14, 2022, FFAI entered into a Securities Purchase Agreement (the “Pre-existing SPA”) with FF Simplicity, in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including FF Simplicity and RAAJJ (collectively with additional purchasers from time to time party thereto, the “Purchasers”), to issue and sell: $27.0 million aggregate principal amount of FFAI’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the Pre-existing SPA (as amended by the Pre-existing SPA Amendment), FFAI is permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within 90 days after the closing of the Initial Bridge Notes (the “Pre-existing Incremental Notes” and together with the Bridge Notes, the “Pre-existing SPA Notes”). Each of the exercise prices and conversion prices disclosed herein refer to the original exercise prices and conversion prices of the Pre-existing SPA Warrants and Pre-existing SPA Notes, respectively, without taking into account subsequent reverse stock splits. FFAI is in active discussions with several potential additional Purchasers of the Pre-existing SPA Notes and other debt and equity investments in FFAI, but there is no assurance that any additional Pre-existing SPA Notes will be issued under the Pre-existing SPA. Additionally, certain investors under the Pre-existing SPA may not fund their commitments until the Company increases the number of authorized shares of its Class A Common Stock and registers the securities underlying the Pre-existing SPA Warrants and Pre-existing SPA Notes in an effective registration statement. The Pre-existing SPA Notes are subject to an original issue discount of 10%, and were originally convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes, subject to customary adjustments, including (1) full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment, the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met) (2) exercise price adjustments pursuant to subsequent events, including reverse stock split, and subsequent financings with lower exercise and conversion prices and (3) customary waivers agreed upon between the holders and the Company. The shares of Class A Common Stock issuable upon conversion of the Pre-existing SPA Notes are not transferable for six months without the prior written consent of FFAI (which consent shall not be unreasonably withheld). On August 16, 2022, the Company received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

The Pre-existing SPA Notes are secured by the grant of a first priority perfected lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries. The Pre-existing SPA Notes mature on October 27, 2028 or earlier under certain conditions set forth in the Pre-existing SPA. The Pre-existing SPA Notes accrue interest at 10% per annum, provided that, subject to certain conditions set forth in the Pre-existing SPA, FFAI may elect to pay such interest in shares of Class A Common Stock if FFAI also pays the Purchasers an additional cash interest payment equal to 5% per annum. Except in the case of a mandatory prepayment pursuant to the Pre-existing SPA, if any of the Pre-existing SPA Notes are prepaid, repaid, reduced, refinanced, or replaced in whole or in part prior to the October 27, 2028 maturity date, then FFAI shall pay to the Purchaser a “Premium Percentage” in an amount ranging from 0% to 10% of the principal amount of such Note(s) determined in accordance with a schedule set forth in the Pre-existing SPA. Pursuant to the Pre-existing SPA, each Purchaser that then owns at least $25.0 million principal amount of Pre-existing SPA Notes (when aggregated with any affiliates of such Purchaser) shall have customary preemptive rights to participate in any future financing by FFAI as provided in the Pre-existing SPA.

As a closing condition under the Pre-existing SPA for funding of each of the Bridge Notes, FFAI is required to deliver to each of the Purchasers a Pre-existing SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per Pre-existing SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

In addition, under the Pre-existing SPA, the funding of each of the Bridge Notes is subject to the satisfaction of the following closing conditions: (a) FFAI shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Purchaser pursuant to the Pre-existing SPA Notes, if any, (b) FFAI shall have paid all liquidated damages and other amounts owing to a Purchaser in respect of the transaction documents pursuant to the Pre-existing SPA, (c) FFAI shall have satisfied the current public information requirements under Rule 144 under the Securities Act of 1933 on the applicable closing date, or on the applicable closing date there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of Class A Common Stock issuable pursuant to the Pre-existing SPA, (d) FFAI’s shares of Common Stock are trading on a trading market and all of the shares issuable pursuant to the transaction documents under the Pre-existing SPA are listed or quoted for trading on such trading market, and FFAI believes such trading will continue uninterrupted for the foreseeable future, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the transaction documents under the Pre-existing SPA, (f) there is no existing event of default as defined in the Pre-existing SPA and no existing event which, with the passage of time or the giving of notice, would constitute such an event of default, and (g) the applicable Purchaser is not in possession of any information provided by FFAI, or any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information. Each Purchaser has the option, from time to time for 12 months after the effective date of the abovementioned registration statement, to purchase additional senior secured convertible notes and Pre-existing SPA Warrants of FFAI on the same terms as the Incremental Notes in an aggregate amount not to exceed the initial principal amount of the Bridge Notes and Incremental Notes issued to such Purchaser (the “Tranche B Notes”), subject to certain conditions.

Pursuant to the Pre-existing SPA, FFAI has agreed to use commercially reasonable efforts to hold a special meeting of stockholders to obtain stockholder approval, as is required by the Nasdaq listing rules, with respect to the issuance of any shares of Class A Common Stock in excess of 19.99% of the issued and outstanding shares of the Class A Common Stock upon conversion of the Pre-existing SPA Notes and exercise of the Pre-existing SPA Warrants being issued to the Purchasers pursuant to the Pre-existing SPA. At a special meeting of FFAI stockholders held on November 3, 2022, FFAI stockholders approved such issuance under the Nasdaq listing rules.

On September 23, 2022, the Pre-existing SPA was amended pursuant to Amendment No. 1 to the Pre-existing SPA and Convertible Senior Secured Promissory Notes (the “Pre-existing SPA Amendment”), pursuant to which, the Purchasers agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Purchasers also agreed under the Pre-existing SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFAI of an amendment to FFAI’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of Pre-existing SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes were originally convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on October 27, 2028 (or earlier under certain conditions set forth in the Pre-existing SPA) and are otherwise subject to the same terms and conditions disclosed by FFAI in the Pre-existing SPA as applicable to the Notes and Bridge Notes described therein.

As a closing condition under the Pre-existing SPA Amendment for funding of each of the Additional Bridge Notes, FFAI is required to deliver to each of the Purchasers a Pre-existing SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFAI’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFAI issued a Pre-existing SPA Warrant to the Purchaser exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFAI issued a Pre-existing SPA Warrant to the Purchaser exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment. Additionally, the Pre-existing SPA Amendment has removed the 6-month lock-up period that otherwise applies to the Existing FSV Convertible Note, reduced the conversion price of the Existing FSV Convertible Note to $1.05, reduced the lock-up period that otherwise applies to the Existing Second Bridge Note from 6 months to 3 months and similarly reduced the lock-up period that otherwise applies to each Third Bridge Note, Fourth Bridge Note, Fifth Bridge Note, and other Incremental Note from 6 months to 3 months. The Pre-existing SPA Amendment also provides that the Existing Notes will be secured by the grant of a second lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the Pre-existing SPA Amendment, FFAI has also issued to the Agent a warrant to purchase 10 shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the Pre-existing SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price provision in the Pre-existing SPA Warrants held as of the date of the Pre-existing SPA Amendment by the ATW Investors was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFAI entered into a Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Purchaser, FF Simplicity and RAAJJ, pursuant to which the Senyun agreed to purchase incremental notes under the Pre-existing SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the Pre-existing SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the Pre-existing SPA, including, among other things, permitting the Pre-existing SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFAI entered into a Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the Pre-existing SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of Pre-existing SPA Notes (the “First Senyun Funding Date”)) or such earlier date that the Pre-existing SPA Notes become due and payable pursuant to the Pre-existing SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the Pre-existing SPA is increased as compared to such number of shares issuable under the Pre-existing SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes payable upon conversion of the Pre-existing SPA Notes, as such interest make-whole amount includes all interest that would otherwise accrue on the Pre-existing SPA Notes if such Pre-existing SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFAI according to the following schedule: (a) $10.0 million in principal amount of Notes on the First Senyun Funding Date; (b) $10.0 million in principal amount of Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFAI’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFAI Class A Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022, and which was funded on November 15, 2022; (c) $10.0 million in principal amount of Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFAI’s registration statement on Form S-1 (File No. 333-258993), which registration statement was declared effective by the SEC on February 8, 2023, and (y) receipt of the Stockholder Approval, and which was funded on different dates in December 2022; (d) $10.0 million in principal amount of Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of Notes on a date that is no later than 10 business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFAI or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFAI or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFAI entered into a Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of Pre-existing SPA Notes issued or issuable under the Pre-existing SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFAI entered into a Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the Pre-existing SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFAI and Senyun on the terms and conditions of the investment), incremental Pre-existing SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of Pre-existing SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such Pre-existing SPA Notes been $0.8925, taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFAI entered into a Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFAI also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of this registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFAI has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFAI and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the Pre-existing SPA Notes and Pre-existing SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFAI entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFAI’s senior secured convertible notes (such additional Pre-existing SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the Pre-existing SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFAI received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place, pursuant to which, on February 8, 2023, FFAI received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFAI of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFAI of a warrant registered in the name of such purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFAI to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the Pre-existing SPA, there being no default or event of default; (v) payment by FFAI of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and FF Simplicity) in the aggregate, which fees and expenses can be paid by, at FFAI’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes originally had a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock), 10% per annum interest rate (or 15% if paid in Class A Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and Pre-existing SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the Notes and Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an Initial Reserve of 63,051,933 shares of Class A Common Stock for FF Simplicity and 18,857,143 shares of Class A Common Stock for Senyun) until the approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all Pre-existing SPA Warrants. FFAI is required to use reasonable best efforts to file a registration statement with respect to the resale of the shares of Class A Common Stock underlying the Pre-existing SPA Notes and Pre-existing SPA Warrants on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days (which registration statement was declared effective by the SEC on March 22, 2023), and FFAI is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023 (which registration statement was declared effective by the SEC on February 8, 2023). FFAI is also required to use reasonable best efforts to obtain approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional Pre-existing SPA Notes and Pre-existing SPA Warrants from time to time for twelve months from the effective date of the Sixth Amendment, as set forth in the Pre-existing SPA (such additional Pre-existing SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) FF Simplicity and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFAI: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain Pre-existing SPA Notes issued to FF Simplicity with an aggregate outstanding principal amount of $21.6 million and certain Pre-existing SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $0.8925 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued Pre-existing SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFAI, one the one hand, and holders of ATW NPA Warrants and Pre-existing SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the ATW NPA Warrants and Pre-existing SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the ATW NPA Warrants and FF Simplicity’s Pre-existing SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s Pre-existing SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock or (b) the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock. The Exchange Notes will constitute Pre-existing SPA Notes, except: (i) the holders thereof do not have the option under the Pre-existing SPA to purchase certain additional Pre-existing SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other Pre-existing SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other Pre-existing SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFAI upon fifteen days’ prior written notice.

On March 23, 2023, FFAI entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with FF Simplicity, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and FF Prosperity, a Delaware limited liability company, as purchaser, pursuant to which FFAI, Senyun, FF Prosperity and FF Simplicity agreed to amend the funding timeline of certain Tranche C Notes, and FF Simplicity agreed to purchase additional notes under the Pre-existing SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) FF Prosperity agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of FF Prosperity’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval. FF Simplicity further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFAI also agreed to reimburse each of Senyun and FF Simplicity up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

On May 8, 2023, FFAI entered into an Amendment No. 8 to Securities Purchase Agreement with Senyun as purchaser, and, on May 9, 2023, FFAI entered into an Amendment to ATW Notes and Warrants with FF Simplicity and FF Prosperity as purchasers (together, the “Eighth Amendment”). Pursuant to the Eighth Amendment, the parties agreed to the following amendments to all outstanding and issuable Pre-existing SPA Notes of Senyun, FF Simplicity and FF Prosperity: (i) the floor price for conversion of the Pre-existing SPA Notes was amended from $0.21 to $0.10 (or, for FF Simplicity and FF Prosperity, if lower, the floor price of notes issued under the Unsecured SPA); (ii) each such Pre-existing SPA Note was amended such that interest on the Pre-existing SPA Note, originally required to be paid on the aggregate unconverted and then outstanding principal amount of each Pre-existing SPA Note quarterly on January 1, April 1, July 1 or October 1, was amended to be payable upon conversion of principal of the Pre-existing SPA Note; (iii) the conversion price for the Pre-existing SPA Notes was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Notes; and (iv) the exercise price for the Pre-existing SPA Warrants was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Warrants.

Palantir Settlement

In July 2021, the Company and Palantir entered into a MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.8 million in cash, the Company agreed to issue Palantir $2.4 million of Class A Common Stock by August 9, 2024, and $2.4 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

Wavier Agreement

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Pre-Existing SPA Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Pre-Existing SPA Notes, the “Original Notes”) that were issued pursuant to that certain Pre-Existing SPA, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note, the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such notice of conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the accrued and unpaid interest, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

Further pursuant to the Waiver Agreement, a Holder’s right to purchase any Additional Notes in any agreement with the Company (including, without limitation, the Pre-existing SPA and/or the Original Unsecured SPA, as applicable) shall be extended until the first (1st) anniversary of the effective date of the Waiver Agreement.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

New SPA, SPA Warrants, and SPA Notes

On September 5, 2024, the Company entered into the SPA with certain institutional investors as purchasers (the “Investors”). Pursuant to the SPA, the Company agreed to sell, and the Investors agreed to purchase, for approximately $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from previous loans to the Company, certain secured promissory notes (the “Secured Notes”), warrants (the “Warrants”) and incremental warrants (the “Incremental Warrants”, together with the Secured Notes, the Warrants, the “Financing Documents”).

Secured Notes

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the Maturity Date.

Interest shall be payable on each Interest Date, to the noteholders on the applicable Interest Date, in shares of Class A Common Stock so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and shares. Prior to the payment of Interest on an Interest Date, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Class A Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our Class A Common Stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A holder shall not have the right to convert any portion of a Secured Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Exchange Cap Limitation. Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of our Class A Common Stock (19.99% of the outstanding shares of our Class A Common Stock on September 5, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the Secured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Secured Notes at a 10% redemption premium to the greater of (i) the shares of our Class A Common Stock then outstanding under the Secured Notes and (ii) the equity value of our Class A Common Stock underlying the Notes. The equity value of our Class A Common Stock underlying the Notes is calculated using the greatest closing sale price of our Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Secured Notes at 25% premium unless the holder waives such right to receive such payment.

Casualty Event Redemption. Upon receipt of certain casualty proceeds, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such casualty event.

Asset Sale Redemption. Upon the occurrence of certain asset sales, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such asset sale.

Extraordinary Receipt Redemption. Upon the receipt of an Extraordinary Receipt, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the net cash proceeds of such Extraordinary Receipt.

September Letter Agreement

On January 28, 2025, the Company entered into the September Letter Agreement with the Investors party thereto to provide the Investors a right to receive True-Up Shares. Pursuant to the September Letter Agreement, the Company agreed to issue to Investors who convert any Secured Notes at Pre-Approval Conversion Amount at the Initial Conversion Price of $5.24 prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, True-Up Shares equal to (a) the quotient of (1) the True-Up Conversion Amount divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares; minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable Conversion Price as in effect on the applicable True-Up Date, and (ii) the greater of (x) the Floor Price and (y) the lowest of the five (5) VWAPs of the Class A Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the True-Up Date.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the Purchase Agreement secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

On November 1, 2024, the Company has filed a registration statement providing for the resale by the Investors of a majority of the shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC. Such registration statement was declared effective on November 29, 2024. The Company agreed to keep such registration statement effective at all times until no Investors owns any Warrants or shares of Class A Common Stock issuable upon exercise thereof.

Warrants

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,770 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants. Pursuant to the September Letter Agreement, the Purchasers agreed to not to exercise any such September Warrants before the Company’s receipt of the stockholders’ approval.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue the March PA Warrants to Univest Securities LLC, which acted as the sole placement agent for this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

Limitations on Exercise. A holder of the Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 9.99%.

PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

The issuance of the Secured Notes and Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The Purchase Agreement and certain other transaction documents have been attached as exhibits to this Registration Statement to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

December SPA, December SPA Warrants, and December SPA Notes

On December 21, 2024, the Company entered into a December SPA with certain institutional investors as purchasers (collectively, the “December Investors”). Pursuant to the December SPA, the Company has agreed to sell, and the December Investors have agreed to purchase, for approximately $30 million, of which approximately $22.5 million will be paid in cash and approximately $7.5 million will be converted from previous loans to the Company, certain December Unsecured Notes, December Warrants, December Incremental Warrants and together with the notes issuable upon exercise of the December Incremental Warrants, the (“December Incremental Notes”) in one or more closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the December Unsecured Notes.

December Unsecured Notes

Maturity Date; Interest.

Pursuant to the December Unsecured Notes, interest shall commence accruing on the date thereof at the interest rate and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the Maturity Date.

Interest shall be payable to noteholders on each Interest Date in shares of Class A Common Stock; provided, however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and Common Stock. Prior to the payment of Interest on an Interest Date, interest on the December Unsecured Notes shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the December Unsecured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the December Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion - Conversion at Option of Holder

Each noteholder may convert all, or any part, of the outstanding principal of the December Unsecured Notes, at any time at such holder’s option, into Common Stock at a conversion price per share of $1.16 (the “Initial Conversion Price”), subject to adjustment under certain circumstances described in the Unsecured Notes.

Adjustments

If on the day(s) on which (i) a registration statement registering for resale by the December Investors the Class A Common Stock issuable upon exercise of the December Warrants and conversion of the December Unsecured Notes and December Incremental Notes (the “Resale Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”) and (ii) the Company files with the Secretary of State of the State of Delaware an amendment to its Third Amended and Restated Certificate of Incorporation such that the Company has enough authorized and unissued Common Stock available for conversion in full of the December Unsecured Notes and December Incremental Notes at the Initial Conversion Price and the exercise in full of the December Warrants at the Initial Exercise Price (the “Authorized Share Adjustment Event” and, together with the Registration Adjustment Event, each an “Adjustment Event”, and the day on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date (each, an “Adjustment Price” and, collectively, the “Adjustment Prices”), on any such Adjustment Date, the Conversion Price shall automatically lower to the Adjustment Price.

Floor Price

The Floor Price of the December Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by the Nasdaq Capital Market (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the December Unsecured Notes, at any time at such noteholder’s option, into Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder shall not have the right to convert any portion of a December Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of Common Stock (19.99% of the outstanding shares of Common Stock on August 29, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the December Unsecured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the December Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Common Stock underlying the December Unsecured Notes. The equity value of Common Stock underlying the December Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company shall immediately redeem in cash all amounts due under the December Unsecured Notes at 25% premium unless the noteholder waives such right to receive such payment.

Registration Rights

The Company has agreed to file a Resale Registration Statement with the Securities and Exchange Commission, or SEC, (i) with respect to the initial closing, within 45 calendar days of the date of the initial closing date or as soon as practicable thereafter and (ii) with respect to any subsequent closings, within 45 calendar days after the later of (A) the date on which the most recently filed Resale Registration Statement becomes effective and the prospectus contained therein is available for use and (B) the applicable closing date (each such date, a “Registration Trigger Date”), and, in each case, seek effectiveness within 90 days following the initial closing date or the applicable Registration Trigger Date, and keep such Resale Registration Statements effective at all times until no December Investors owns any December Unsecured Notes, December Warrants or December Incremental Warrants or shares of Common Stock issuable upon exercise thereof.

December Letter Agreement

On January 28, 2025, the Company entered into the December Letter Agreement with the Investors party thereto to provide the Investors a right to receive True-Up Shares. Pursuant to the December Letter Agreement, the Company agreed to issue to Investors who convert any Secured Notes at Pre-Approval Conversion Amount at the Initial Conversion Price of $1.16 prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, True-Up Shares equal to (a) the quotient of (1) the True-Up Conversion Amount divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares; minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable Conversion Price as in effect on the applicable True-Up Date, and the Alternative Conversion Price.

December Warrants

The December Warrants are exercisable immediately on the date thereof with a term of five years to purchase an aggregate of 25,874,953 shares of Common Stock at an exercise price of $1.392 (the “Initial Exercise Price”), subject to adjustment to lower the Exercise Price then in effect to the greater of the (i) Floor Price and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the December Warrants. Pursuant to the December Letter Agreement, the Purchasers agreed to not to exercise any such December Warrants before the Company’s receipt of the stockholders’ approval.

The December Incremental Warrants are exercisable immediately on the date thereof with a term of one year to purchase the December Unsecured Notes at an exercise price of equal to the principal amount of the December Unsecured Notes issued to such purchaser, subject to adjustment under certain circumstances described in the December Incremental Warrants.

Limitations on Exercise. A December Warrant holder shall not have the right to exercise any portion of the December Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the December Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

One of the December Investors is V W Investment Holding Limited, an independent investment fund with investors including FF Global Partners (“FFGP”).

The issuance of the December Unsecured Notes, December Warrants and December Incremental Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The December SPA and certain other transaction documents have been attached as exhibits to this Registration Statement to provide information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Securityholders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

HSL Settlement

On January 17, 2025, Faraday Future entered into the HSL Settlement and Release Agreement to resolve outstanding claims with HSL. As part of the HSL Settlement and Release Agreement, the Company agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the HSL Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the company may issue extra shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

March SPA, March Common Warrants, and March SPA Notes

On March 21, 2025 (the “Signing Date”), the Company entered into the March SPA with certain March Investors. Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four closings, for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain March Unsecured Notes in an aggregate original principal amount of $41 million, (ii) March Common Warrants to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29, the initial conversion price under the March Unsecured Notes, (iii) a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of Conversion Shares and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) March Incremental Warrants, exercisable for (A) the March Incremental Notes, (B) March Common Warrants and (C) shares of Series B Preferred Stock. The First Closing was completed on April 4, 2025 and the second closing was scheduled occur on the tenth (10th) business day following the First Closing, but was delayed pending the satisfaction of certain closing conditions in accordance with the terms of the March SPA. The Third Closing is expected to occur on the tenth (10th) business day following the later of (i) the effective date of this Registration statement; and (ii) the approval from the stockholders for this March Financing. The Fourth Closing is expected to occur on the tenth (10th) business day following the Third Closing. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. We have agreed with the Noteholders to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

Placement Agency Agreement and Placement Agent Warrants

Pursuant to the March PAA, the Company has agreed to pay the Placement Agent a Cash Fee equal to 8% of the gross proceeds received by the Company from the sale of the Securities at each Closing and upon each closing upon the exercise of any March Incremental Warrants, to PA Investors or 4% of the gross proceeds received by the Company from the sale of the Securities to all other March Investors. At each Closing or each closing upon the exercise of any March Incremental Warrants, the Company has agreed to issue to the Placement Agent PA Warrants exercisable for a number of shares of Common Stock equal to 7% of the aggregate number of shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes or the March Incremental Notes, respectively, issued by the Company to March Investors at the applicable closing.

The March PA Warrants have a term of five (5) years from the issuance date. The March PA Warrants are substantially similar to the March Common Warrants. The March PA Warrants issued at each Closing have an exercise price equal to $1.548 per share and the March PA Warrants issued upon the closing of the exercise of March Incremental Warrants by the PA Investors will have an exercise price equal to 120% of the closing price of the Class A Common Stock on the trading day prior to the date of such closing, subject to adjustment under certain circumstances described in the March PA Warrants.

March Unsecured Notes

Maturity Date; Interest.

Pursuant to the March Unsecured Notes, interest commences accruing on the Issuance Date at the interest rate of 10% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the March Unsecured Notes) with respect to the Conversion Amount (as defined in the March Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest will be payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the March Unsecured Notes; provided, however, that the Company may, at its option following notice to the noteholders, pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the March Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the March Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the March Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock, at an initial conversion price per share of $1.29 (the “Conversion Price”), subject to adjustment as provided in the March Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the March Unsecured Note and (iv) other amounts outstanding under the March Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) a registration statement registering for resale by the March Investors of the Class A Common Stock issuable upon exercise and conversion, as applicable, of the March Unsecured Notes, the March Common Warrants, the March Incremental Warrants and the March Incremental Notes (the “Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”); (ii) the Fourth Closing occurs (the “Fourth Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the March SPA (the “Stockholder Approval Event” and, together with the Registration Adjustment Event and the Fourth Closing Event, the “Adjustment Events”, and the date on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the March Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the Unsecured Notes, at any time at such noteholder’s option, into shares of Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes or the Incremental Warrants, as applicable.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the March Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the March Unsecured Notes and (ii) the equity value of Common Stock underlying the March Unsecured Notes. The equity value of Common Stock underlying the March Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the March Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

March Common Warrants

The March Common Warrants are exercisable immediately upon issuance, and have a term of five years from such date and an initial exercise price of $1.548 (the “Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the trading day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the March Common Warrants.

Limitations on Exercise. A March Common Warrant holder does not have the right to exercise any portion of the March Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the March Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each Investor was issued at the First Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the March SPA) multiplied by (y) 9,000,000 (the “Series B Preferred Cap”). In each of the Third Closing and the Fourth closing, each noteholder will be issued a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares into which such noteholder’s Unsecured Note issued in such Closing is convertible and (ii) the product of (x) such noteholder’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the aggregate number of shares of Series B Preferred Stock held by such noteholder.

In the event that an adjustment of the Conversion Price pursuant to the terms of the March Unsecured Notes results in an increase in the number of Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional Conversion Shares, to the extent such additional Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the Purchase Agreement, subject to approval of the Company’s stockholders.

Certificate of Designation

The Company has filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”) to designate 9,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series B Preferred Stock as summarized below.

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holder of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such Investor’s Unsecured Notes minus (ii) the amount received by such Investor from the Company pursuant to such Investor’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such Investor at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock cannot be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of a March Unsecured Note or a March Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note shall automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares shall no longer be deemed to be outstanding.

March Incremental Warrants

The March Incremental Warrants are exercisable immediately upon issuance and have a term of five (5) years from the Signing Date. The March Investors may exercise the March Incremental Warrants, in whole or in part, for (i) March Incremental Notes, (ii) March Common Warrants to purchase a number of shares of the Class A Common Stock equal to the quotient of the Note Commitment Amount of such March Investor’s March Incremental Note divided by the Conversion Price thereof, and (iii) a number of shares of Series B Preferred Stock equal to the lesser of (1) the number of Conversion Shares into which such March Investor’s March Incremental Note is convertible and (2) the product of (x) such Investor’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the number of shares of Series B Preferred Stock then owned by such March Investor.

March Incremental Notes

The Company may issue March Incremental Notes in an aggregate original principal amount equal to the principal amount of March Unsecured Notes issued in the Closings to the March Investors assuming all Closings occur and full exercise of the March Incremental Warrants. The March Incremental Notes will be substantially in the form of the March Unsecured Note and each March Incremental Note will mature five (5) years from its issuance date.

SPA Waiver

On May 15, 2025, the Company entered into certain waiver and amendment agreement (the “SPA Waiver”) with the March Investors, pursuant to which the March Investors waived certain portions of Section 4.12(d) with respect to registration for resale of the shares of Common Stock issuable upon conversion or exercise, as applicable, of the March Unsecured Notes and March Common Warrants (including such March Unsecured Notes and March Common Warrants issuable upon exercise of the March Incremental Warrants) and amended Section 2(b)(ii) of the March SPA with respect to the timing of certain Closings, in each case, as further described below.

Registration Rights Adjustments

Pursuant to the SPA Waiver, the March Investors agreed that the Company (i) is permitted to only register for resale by the March Investors on the initial registration statement (the “Initial Registration Statement”) shares of Common Stock issuable upon conversion of the March Unsecured Notes issued at the first Closing, and (ii) is not required to register on the Initial Registration Statement any shares of Common Stock underlying (a) the March Common Warrants or (b) any March Unsecured Notes, March Common Warrants and March Incremental Warrants to be issued at subsequent Closings, provided, however, the Company agrees to use commercially reasonable efforts to file a subsequent registration statement to register (x) the unregistered portion of the Common Stock issuable upon conversion and exercise of March Unsecured Notes, March Common Warrants, and March Incremental Warrants, as applicable, for resale by a March Investor within forty-five (45) calendar days after the later of (1) the date on which the Initial Registration Statement is declared effective and (2) the date that such March Investor so requests and (y) the shares of Common Stock underlying March Unsecured Notes, March Common Warrants and March Incremental Warrants issued at a subsequent Closing within forty-five (45) calendar days after the later of (A) the date on which the Initial Registration Statement is declared effective and (B) the date of such applicable subsequent Closing.

Closing Conditions Adjustments

Pursuant to the March SPA, in the event any closing conditions have not been satisfied on or prior to the date on which a subsequent Closing was otherwise scheduled to be held, such subsequent Closing could be postponed for up to twenty (20) business days. Pursuant to the SPA Waiver, Section 2(b)(ii) of the March SPA was amended such that in the event that the closing price of the Common Stock is below $1.00 during such twenty (20) business day period, the applicable subsequent Closing shall occur within twenty (20) business days following the first (1st) trading day on which the closing price of the Common Stock is equal to or greater than $1.00. Accordingly, the second Closing will not occur prior to Friday, May 15, 2025, as previously required by the March SPA.

In addition, the Company and the March Investors agreed to amend Section 2(b)(ii) of the March SPA such that the Company has the right, at its sole discretion, to reduce a portion of a March Investor’s purchase price to be funded at any individual Closing (provided that the Company will not reduce a March Investor’s aggregate commitment amount).

Envisage Settlement

On March 28, 2025, Faraday Future entered into the Envisage Settlement and Release Agreement to resolve an outstanding arbitration award with Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between the Company and Envisage. As part of the Envisage Settlement and Release Agreement, the Company agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Class A Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. This discussion is limited to non-U.S. holders (as defined below) who purchase our Class A Common Stock pursuant to this offering and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person for United States federal income tax purposes.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations promulgated thereunder, rulings, judicial decisions, published positions of the Internal Revenue Service, or “IRS,” and other applicable authorities, as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations (including any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Class A Common Stock, person who has elected to mark securities to market, person who acquired shares of our Class A Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Class A Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “Gain on Disposition of Class A Common Stock”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Class A Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A Common Stock, and our Class A Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A Common Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A Common Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Class A Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering up to 15,934,685 shares of Class A Common Stock, of which (i) 5,281,134 shares of Class A Common Stock are issuable upon conversion of certain December Unsecured Notes; (ii) 9,003158 shares of Class A Common Stock are issuable upon conversion of the March Unsecured Notes; (iii) 482,691 shares of Class A Common Stock are issuable upon exercise of the March PA Warrants; and (iv) 1,167,702 shares of Class A Common Stock were issued to HSL and Envisage in settlement of amounts owed to them. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock.

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2024 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2023 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Mazars USA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 9, 2024, Mazars USA LLP (“Mazars”) notified FFAI that it would resign as the Company’s auditor effective May 31, 2024.

The report of Mazars on the Company’s financial statements for the fiscal year ended December 31, 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, but did contain an emphasis of a matter related to substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended December 31, 2023 and 2022, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Mazars on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Mazars, would have caused Mazars to make reference thereto in their report on the financial statements for such year. The Company disclosed in its Form 10-K/A for the fiscal year ended December 31, 2023 and 2022, that it did not maintain effective internal control over financial reporting.

The Company provided Mazars with a copy of the disclosures made and requested that Mazars furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of Mazars’ letter, dated April 15, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 15, 2024, which was incorporated by reference herein.

Effective on June 21, 2024, Macias Gini & O’Connell LLP (“MGO”) was engaged as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024. The engagement was approved by the Audit Committee of the Board.

During the Company’s two most recent fiscal years ended December 31, 2022 and December 31, 2023 and during the period from the end of the most recently completed fiscal year ended December 31, 2023 through June 21, 2024, neither the Company nor anyone on its behalf consulted with MGO, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company provided MGO with a copy of the disclosures it made. The Company has requested and received from MGO a letter addressed to the SEC stating whether it agrees with the statements contained herein. A copy of MGO’s letter, dated June 24, 2024, is filed as Exhibit 16.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2024, which was incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.ff.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 9, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on January 10, 2025, January 29, 2025, January 31, 2025, March 11, 2025, March 13, 2025, March 20, 2025, March 24, 2025, March 24, 2025, March 27, 2025, April 1, 2025, April 9, 2025, April 17, 2025, April 18, 2025, April 21, 2025, April 24, 2025, April 25, 2025, April 30, 2025, May 5, 2025, May 8, 2025, May 15, 2025 and May 16, 2025 (other than any portions thereof deemed furnished and not filed); and

●	The portions of the Definitive Proxy Statement on Schedule 14A, filed on April 28, 2025, as amended by Amendment No. 1 to the Definitive Proxy Statement on Schedule 14A, filed on April 30, 2025, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2020, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 31, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Gardena, CA 90248

(310) 415-4807

Up to 5,281,134 Shares of Class A Common Stock Issuable Upon
Conversion of certain December Unsecured Notes

Up to 9,003,158 Shares of Class A Common Stock Issuable Upon
Conversion of the March Unsecured Notes

Up to 482,691 Shares of Class A Common Stock Issuable Upon Exercise of the March PA
Warrants

Up to 1,167,702 Shares of Class A Common Stock Issued to Vendors

Prospectus

May 20, 2025